UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SPRINT NEXTEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

MAY 15, 2012

We will hold the annual meeting of shareholders of Sprint Nextel Corporation on Tuesday, May 15, 2012 at 10:00 a.m. Central time at the Sheraton Overland Park Hotel, 6100 College Boulevard; Overland Park, Kansas, 66211 (913-234-2100).

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of ten directors named in the proxy statement;

2.	Ratification of the selection of the independent registered public accounting firm;

3.	Advisory resolution to approve executive compensation;

4.	Approval of amendment to Article SEVENTH of our Articles of Incorporation to opt-out of the Kansas Business Combination Statute;

5.	Approval of amendment to Article SEVENTH of our Articles of Incorporation to remove our Business Combination Provision;

6.	Approval of material terms of performance objectives under 2007 Omnibus Incentive Plan, as amended;

7.	Vote on three shareholder proposals, if presented at the meeting; and

8.	Any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

We are taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Material, or Notice. The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our annual meeting.

Shareholders of record as of March 16, 2012 can vote at the annual meeting. On or about April 5, 2012, we mailed the Notice or, for shareholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card and the Annual Report on Form 10-K for the year ended December 31, 2011. Please vote before the annual meeting in one of the following ways to ensure your vote is counted:

1.	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2.	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3.	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in this proxy statement.

By order of the Board of Directors,

Overland Park, Kansas	James H. Hance, Jr.
April 5, 2012	Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2012.

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2011 are available at www.proxyvote.com.

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Proposal 1 – Election of Directors

PROPOSAL 1. ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

We currently have ten seats on our board. Each of the ten nominees, if elected, will serve until the 2013 annual meeting and until a successor has been duly elected and qualified. The persons named in the accompanying proxy will vote your shares for the election of the nominees named below unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

All our directors bring to our board significant executive leadership experience derived from their service as executives and, in most cases, chief executive officers, of large corporations. They also all bring extensive board experience and a diversity of views and perspectives derived from their individual experiences working in a broad range of industries and occupations. Certain individual experiences, qualifications and skills of our directors that contribute to our board’s effectiveness as a whole are described under “—Nominees for Director” below.

Director Nomination Process

In evaluating prospective candidates or current board members for nomination, the Nominating and Corporate Governance Committee, or Nominating Committee, considers all factors it deems relevant, including, but not limited to, the candidate’s:

•	character, including reputation for personal integrity and adherence to high ethical standards;

•	judgment;

•	knowledge and experience in leading a successful company, business unit or other institution;

•	independence from our company;

•	ability to contribute diverse views and perspectives;

•	business acumen; and

•	ability and willingness to devote the time and attention necessary to be an effective director — all in the context of an assessment of the needs of our board at that point in time.

The Nominating Committee reviews with our board the appropriate characteristics and background needed for directors. This review is undertaken not only in considering new candidates for board membership, but also in determining whether to nominate existing directors for another term. The Nominating Committee determines the current director selection criteria and conducts searches for prospective directors whose skills and attributes reflect these criteria. To assist in the recruitment of new members to our board, the Nominating Committee employs one or more third-party search firms. All approvals of nominations are determined by the full board.

Consistent with our Corporate Governance Guidelines, the Nominating Committee places a great deal of importance on identifying candidates having a variety of views and perspectives arising out of their individual experiences, professional expertise, educational background, and skills. In considering candidates for our board, the Nominating Committee considers the totality of each candidate’s credentials in the context of this standard.

It is the policy of the Nominating Committee also to consider candidates recommended by shareholders, using the same key factors described above for purposes of its evaluation. A shareholder who wishes to recommend a prospective nominee for our Board should notify the Corporate Secretary in writing with supporting material that the shareholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our bylaws relating to shareholder nominations described in “General Information – Nominations of Individuals to Serve as Directors.”

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Proposal 1 – Election of Directors

Majority Voting

Our bylaws provide that each nominee for director in an uncontested election will be elected if the votes cast “for” that nominee exceed the votes cast “against” that nominee. Votes cast, with respect to the election of directors, do not include abstentions and broker non-votes. The date for determining if an election is contested or uncontested has been set at 14 days before we file our definitive proxy statement. This requirement is intended to help us determine for our proxy statement whether director nominees will be elected under a majority or plurality standard prior to soliciting proxies.

Our Corporate Governance Guidelines provide that an incumbent nominee who receives fewer votes “for” than “against” in an uncontested election is expected to tender promptly his or her resignation. The Nominating Committee will recommend, and our board will determine, whether or not to accept the tendered resignation within 90 days of the certification of the shareholder vote with respect to the director election. Our board’s decision will be publicly disclosed.

Nominees for Director

ROBERT R. BENNETT, 53, director since 2006, Principal of Hilltop Investments, LLC, a private investment company.

Public Company Board Directorships: Discovery Communications, Inc., Demand Media, Inc., and Liberty Media Corporation.

Former Directorships Held During the Past Five Years: Discovery Holding Corporation.

Biography: Mr. Bennett served as President of Discovery Holding Company from March 2005 until September 2008, when the company merged with Discovery Communications, Inc. creating a new public company. Mr. Bennett also served as President and CEO of Liberty Media Corporation from April 1997 until August 2005 and continued as President until March 2006. He was with Liberty Media from its inception, serving as its principal financial officer and in various other capacities. Prior to his tenure at Liberty Media, Mr. Bennett worked with Tele-Communications, Inc. and the Bank of New York.

Qualifications: Mr. Bennett has extensive knowledge of the capital markets and other financial and operational issues from his experiences as a principal financial officer and president and chief executive officer of Liberty Media, which allows him to provide an invaluable perspective to our board’s discussions on financial and operational matters.

GORDON M. BETHUNE, 70, director since 2004, retired Chairman and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company.
Public Company Board Directorships: Honeywell International, Inc. and Prudential Financial, Inc.
Former Directorships Held During the Past Five Years: Willis Group Holdings, Ltd.

Biography: Mr. Bethune served as Chief Executive Officer of Continental Airlines from 1994 and as Chairman and Chief Executive Officer from 1996 until December 2004.

Qualifications: Mr. Bethune has extensive experience serving as a chief executive officer and director of large international corporations, which provides our board a perspective of someone familiar with all facets of an international enterprise.

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Proposal 1 – Election of Directors

LARRY C. GLASSCOCK, 64, director since 2007, retired Chairman of the Board of WellPoint, Inc., a health benefits company.
Public Company Board Directorships: Simon Property Group, Inc., Sysco Corporation, and Zimmer Holdings, Inc.
Biography: Mr. Glasscock served as President and Chief Executive Officer of WellPoint, Inc. from November 2004 (following the merger between Anthem, Inc. and WellPoint Health Networks, Inc.) until

June 2007 and as Chairman of WellPoint, Inc. from November 2005 until March 2010. Prior to Anthem’s merger with WellPoint Health Networks in November 2004, Mr. Glasscock had served as Anthem’s President and Chief Executive Officer since 2001 and also as Anthem’s Chairman since 2003.

Qualifications: Mr. Glasscock’s prior experience as the chairman, president and chief executive officer of WellPoint, Inc. and its predecessor companies, during which time the companies grew from approximately $6 billion in revenue to more than $60 billion in revenue, provides a unique insight into the challenges and opportunities involved in growing a company within a highly competitive industry, and his expertise derived from over 20 years of experience in financial services and as a senior executive and director enables him to provide invaluable assistance to our board on financial and marketing matters. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation.

JAMES H. HANCE, JR., 67, director since 2005, Chairman of the Board of Sprint Nextel, and an Operating Executive with The Carlyle Group, a global alternative asset manager.
Public Company Board Directorships: Cousins Properties Incorporated, Duke Energy Corporation, Ford Motor Company, and Morgan Stanley.
Former Directorships Held During the Past Five Years: Rayonier Corporation and EnPro Industries, Inc.

Biography: Mr. Hance joined Carlyle in November 2005 and has worked primarily in its Global Market Strategies segment and the financial services sector. Prior to joining Carlyle in 2005, he served as the Vice Chairman of Bank of America Corporation from 1993 until his retirement in January, 2005 and as the Chief Financial Officer of Bank of America Corporation from 1988 until April 2004.

Qualifications: Mr. Hance’s experience as a director for a wide variety of large corporations and his extensive experience in the financial services industry, which included responsibility for financial and accounting matters while serving as Chief Financial Officer of Bank of America Corporation, provide an invaluable perspective into the diverse issues facing an international enterprise, particularly relating to financial matters.

DANIEL R. HESSE, 58, director since 2007, President and Chief Executive Officer of Sprint Nextel.
Former Directorships Held During the Past Five Years: Clearwire Corporation, Nokia Corporation, and VF Corporation.
Biography: Before becoming the President and Chief Executive Officer of Sprint Nextel on December 17, 2007, Mr. Hesse was Chairman, President, and Chief Executive Officer of Embarq Corporation. He served as Chief Executive Officer of Sprint’s Local

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Proposal 1 – Election of Directors

Telecommunications Division from June 2005 until the Embarq spin-off in May 2006. Before that, Mr. Hesse served as Chairman, President and Chief Executive Officer of Terabeam Corp., a wireless telecommunications service provider and technology company, from 2000-2004. Prior to serving at Terabeam Corp., Mr. Hesse spent 23 years at AT&T during which he held various senior management positions, including President and Chief Executive Officer of AT&T Wireless Services. He serves on the board of directors of the National Board of Governors of the Boys and Girls Clubs of America.

Qualifications: As our president and chief executive officer, Mr. Hesse provides our board with unparalleled insight into our company’s operations, and his 35 years of experience in the telecommunications industry provides substantial knowledge of the challenges and opportunities facing our company.

V. JANET HILL, 64, director since 2005, Principal, Hill Family Advisors.
Public Company Board Directorships: The Wendy’s Company and Dean Foods, Inc.
Former Directorships Held During the Past Five Years: Wendy’s/Arby’s Group, Inc.
Biography: In 2010, Mrs. Hill retired from Alexander & Associates, Inc., a corporate consulting firm, after serving as a Vice President since 1981.

Qualifications: Mrs. Hill’s significant experience as a consultant to and director of large commercial enterprises provides our board with the keen insight of someone whose expertise is advising companies on the governance and operational challenges facing international consumer companies.

FRANK IANNA, 63, director since 2009, Chief Executive Officer and Director, Attila Technologies LLC, a mobile networking company that designs wireless communications systems.
Public Company Board Directorships: Tellabs, Inc.
Former Directorships Held During the Past Five Years: Clearwire Corporation.

Biography: Mr. Ianna retired from AT&T in 2003 after a 31-year career serving in various executive positions, most recently as President of Network Services. Following his retirement, Mr. Ianna served as a business consultant, executive and board member for several private and nonprofit enterprises.

Qualifications: Mr. Ianna’s technical background and expertise, and his vast experience in the telecommunications industry as an executive and director for a diverse array of enterprises allows him to provide a unique perspective to our board on a wide variety of issues.

SVEN-CHRISTER NILSSON, 67, director since 2008, Owner and Founder, Ripasso AB, Ängelholm, Sweden, a private business advisory company.
Public Company Board Directorships: Ceva, Inc. and Assa Abloy AB.
Former Directorships Held During the Past Five Years: TeliaSonera AB and Tilgin AB.

Biography: Mr. Nilsson serves as an advisor and board member for companies throughout the world. He previously served in various executive positions for The Ericsson Group from 1982 through 1999, including as its President and Chief Executive Officer from 1998 through 1999. He currently serves as the Chairman of the Swedish Public Service Broadcasting Foundation and of the (Swedish) Defense Materiel Administration.

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Proposal 1 – Election of Directors

Qualifications: Mr. Nilsson has a decades-long record of achievement in the international telecommunications marketplace, which gives our board a unique international perspective, and his experience as a chief executive officer and director of several enterprises provides the perspective of a leader familiar with the challenges and opportunities facing our company.

WILLIAM R. NUTI, 48, director since 2008, Chairman of the Board, Chief Executive Officer and President of NCR Corporation, a global technology company.
Public Company Board Directorships: NCR Corporation
Former Directorships Held During the Past Five Years: Symbol Technologies, Inc.
Biography: Mr. Nuti has served as Chief Executive Officer and President of NCR since August 2005,

and as Chairman of NCR since October 2007. Before joining NCR, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc. from 2003 to 2005, and as President and Chief Operating Officer of Symbol Technologies from 2002 to 2003. Mr. Nuti joined Symbol Technologies in 2002 following more than 10 years at Cisco Systems, where he advanced to the dual role of senior vice president of the company’s Worldwide Service Provider Operations and senior vice president of U.S. Theater Operations.

Qualifications: As a current chairman and chief executive officer of a global technology company, Mr. Nuti provides our board an invaluable perspective of someone with primary responsibility for the oversight of all facets of an international enterprise in today’s global economy.

RODNEY O’NEAL, 58, director since 2007, Chief Executive Officer and President of Delphi Automotive PLC, a global supplier of mobile electronics and transportation systems.
Public Company Board Directorships: Delphi Automotive PLC.
Former Directorships Held During the Past Five Years: The Goodyear Tire & Rubber Company.
Biography: Mr. O’Neal has served as Chief Executive Officer and President of Delphi since January

2007. From January 2005 until January 2007, he served as President and Chief Operating Officer of Delphi. In 2003, he was named president of the Dynamics, Propulsion, and Thermal Sector. Previously, he served in a variety of domestic and international operating assignments for both Delphi and its former parent company, General Motors.

Qualifications: Mr. O’Neal has extensive senior management experience as both a chief executive officer and director, which provides the knowledge and expertise necessary to contribute an important viewpoint on a wide variety of governance and operational issues.

Our Board of Directors recommends that you vote “FOR” the election of the ten nominees for director in this Proposal 1.

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Board Operations

BOARD OPERATIONS

Corporate Governance Matters

Our board and senior management devote considerable time and attention to corporate governance matters and we are pleased to be recognized by GovernanceMetrics International as one of the 20 Most Responsible U.S. Companies. We maintain a comprehensive set of corporate governance initiatives that include the following:

•

refinement of our policies and goals with respect to the determination of executive compensation programs, including increasing emphasis on performance-based equity compensation, as further described under “Executive Compensation — Compensation Discussion and Analysis”;

•	amending our bylaws to implement a right to call a special meeting of shareholders for the holders of at least ten percent of our outstanding shares of common stock;

•	amending our bylaws to permit our shareholders to take certain actions by written consent;

•	implementing a majority vote standard in an uncontested election of directors;

•	implementing an executive compensation clawback policy, which is discussed on page 31;

•	implementing a policy regarding independent executive compensation consultants, which is discussed on page 24;

•	conducting annual board, committee and director self-evaluations;

•	maintaining a declassified board;

•	adhering to strict independence standards for directors that meet or exceed New York Stock Exchange, or NYSE, listing standards;

•	requiring the outside directors to hold executive sessions without management present no less than three times a year, at or in conjunction with regularly-scheduled board meetings;

•

requiring the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating Committee to be composed entirely of independent directors as determined on an annual basis by our board;

•	publishing on our website our Corporate Governance Guidelines and charters for all standing committees of our board, which detail important aspects of our governance policies and practices;

•	maintaining limits on the number of other public company boards and audit committees on which our directors may serve;

•

maintaining a policy that prohibits our independent registered public accounting firm from providing professional services, including tax services, to any employee or board member or any of their immediate family members that would impair the independence of our independent registered public accounting firm;

•	maintaining stock ownership guidelines for any officer at the level of senior vice president or above and outside directors; and

•

maintaining limits on payments made under severance agreements with any officer at the level of senior vice president or above as further described below under “Executive Compensation — Compensation Discussion and Analysis.”

Board Communications

We value the views of our shareholders. Consistent with this approach, our board has established a system to receive, track and respond to communications from shareholders addressed to our board or to our outside directors. A statement regarding our board communications policy is available at www.sprint.com/governance. Any shareholder who wishes to communicate with our board or our outside directors may write to our General Counsel, Senior Vice President and Corporate Secretary, who is our Board Communications Designee, at the following address: Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, KS 66251, KSOPHF0302-3B424, or send an email to boardinquiries@sprint.com. Our board has instructed the Board Communications Designee to examine incoming communications and forward to our board, or individual directors as appropriate, communications deemed relevant to our board’s roles and responsibilities. Our board has requested that certain types of

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Board Operations

communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials. The Board Communications Designee will review all appropriate communications and report on the communications to the chair of or the full Nominating Committee, the full board, or the outside directors, as appropriate. The Board Communications Designee will take additional action or respond to letters in accordance with instructions from the relevant board source. Communications relating to accounting, internal accounting controls, or auditing matters will be referred promptly to members of the Audit Committee in accordance with our policy on communications with our board of directors.

Board Leadership Structure

Since 2007, our board has determined that designating an independent director to act as the non-executive Chairman serves the best interests of the Company and our shareholders. Our board believes, in part because of the unique qualifications and skills of our non-executive Chairman, that this structure enhances our board’s oversight of, and independence from, management, the ability of our board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance. In addition, each of our board’s standing committees, except the Executive Committee, consists entirely of independent directors as determined on an annual basis by our board using the criteria set forth in our Corporate Governance Guidelines and described below.

James H. Hance, Jr. currently serves as our Chairman. As detailed in our Corporate Governance Guidelines, the responsibilities and authority of our Chairman are designed to facilitate our board’s oversight of management and ensure the appropriate flow of information between our board and management, and include the following:

•	determining an appropriate schedule for board meetings and seeking to ensure that the outside directors can perform their duties responsibly while not interfering with the operations of the Company;

•	setting agendas for board meetings, with the understanding that agenda items requested on behalf of the outside directors will be included on the agenda;

•

determining the quality, quantity and timeliness of the flow of information from management that is necessary for the outside directors to perform their duties effectively and responsibly, with the understanding that the outside directors will receive any information requested on their behalf by the Chairman;

•	coordinating, developing the agenda for, chairing, and moderating meetings of the outside directors;

•

acting as principal liaison between outside directors and the Chief Executive Officer, or CEO, on sensitive issues and, when necessary, ensuring the full discussion of those sensitive issues at board meetings;

•	providing input to the Compensation Committee regarding the CEO performance and meeting, along with the chair of the Compensation Committee, with the CEO to discuss our board’s evaluation;

•

assisting the Nominating Committee, our board, and our Company’s officers in assuring compliance with and implementation of the Corporate Governance Guidelines and providing input to the Nominating Committee on revisions to the guidelines; and

•

providing input to the Nominating Committee regarding the appointment of chairs and members of the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Nominating Committee.

The Chairman and the other directors may, from time to time, with the CEO’s knowledge and in most instances with members of management present, meet with outside parties on issues of importance to all shareholders.

Independence of Directors

Our board has adopted a definition of director independence that meets the listing standards of the NYSE. Our Corporate Governance Guidelines require that at least two-thirds of our board be independent. A director will not be independent unless our board, considering all relevant circumstances, determines that the

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Board Operations

director does not have a material relationship with us, including any of our consolidated subsidiaries.

Our outside directors are directors who are not our employees. In determining the independence of the outside directors, our board considered whether our outside directors, their immediate family members, and the companies by which they are employed as an executive officer (if applicable) have any relationships with our company that would prevent them from meeting the independence standards of the NYSE. In performing its review, our board considered the responses provided by the outside directors in their director questionnaires and determined that the following director nominees for re-election at the 2012 annual meeting have no material relationship with our company and are independent using the definition described above: Mrs. Hill and Messrs. Bennett, Bethune, Glasscock, Hance, Ianna, Nilsson, Nuti and O’Neal.

Risk Management

Our board takes an active role in overseeing management of the Company’s risks, both through its own consideration of risks associated with our operations and strategic initiatives and through its committees’ consideration of various risks applicable to such committees’ areas of focus, which committees are comprised solely of independent directors. The Audit Committee reviews enterprise risks as part of its purpose to assist our board in fulfilling our board’s oversight responsibilities with respect to the Company’s enterprise risk management program. The Audit Committee receives regular reports regarding enterprise risk management matters from members of management who oversee the Company’s Corporate Audit Services, or internal audit, and Legal Department and informs our board of such matters through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk management program, our board also reviews information concerning other risks through regular reports of its other committees, including information regarding financial risk management from the Finance Committee, compensation-related risk from the Compensation Committee and governance-related risk from the Nominating Committee.

Our management is responsible for day-to-day risk management. Our management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Board Meetings

During 2011, our board held fifteen meetings. Directors are expected to devote sufficient time to prepare properly for and attend meetings of our board, its committees, and executive sessions and to attend our annual meeting of shareholders. All directors attended at least 75% of the meetings of our board and board committees on which they served during 2011, and all but three of the directors who served on our board at the time of our 2011 annual meeting attended that annual meeting.

Meetings of Outside Directors

In addition to board and committee meetings, our outside directors met without management present seven times in 2011 in conjunction with regularly scheduled board meetings.

Code of Ethics

Our code of ethics, The Sprint Nextel Code of Conduct, is available at www.sprint.com/governance or by email at shareholder.relations@sprint.com. It describes the ethical and legal responsibilities of directors and employees of our company and our subsidiaries, including senior financial officers and executive officers.

All of our directors and employees (including all senior financial officers and executive officers) are required to comply with The Sprint Nextel Code of Conduct. In support of the ethics code, we have provided employees with a number of avenues for the reporting of potential ethics violations or similar concerns or to seek guidance on ethics matters, including a 24/7 telephone helpline. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including the

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Board Operations

confidential, anonymous submission by our employees of any concerns regarding questionable financial and non-financial matters to the Ethics Helpline at 1-800-788-7844, by mail to the Audit Committee, c/o Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, KS 66251, KSOPHF0302-3B424, or by email to boardinquiries@sprint.com. Our Chief Ethics Officer reports regularly to the Audit

Committee and annually to the entire board on our ethics and compliance program.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks or insider participation during 2011.

Board Committees

Our board has five standing committees: the Audit Committee, the Finance Committee, the Compensation Committee, the Executive Committee, and the Nominating Committee. Each committee is described in the table below and each has a charter that describes such committee’s primary functions and principal responsiblities. A current copy of our Corporate Governance Guidelines and the charter for each standing committee of our board is available at www.sprint.com/governance or by email at shareholder.relations@sprint.com. Our charters and our Corporate Governance Guidelines were adopted by our board and are annually reviewed and revised as necessary. With the exception of Mr. Hesse’s membership on our Executive Committee, our board has determined that each committee member is an independent director under the NYSE listing standards.

Committee, Membership and Meetings	Primary Functions

The Audit Committee

Larry C. Glasscock, Chairman

Robert R. Bennett

James H. Hance, Jr.

Frank Ianna

Each member of our Audit Committee, with the exception of Mr. Ianna, is an “audit committee financial expert” as defined in the Securities and Exchange Commission, or SEC, rules.

Committee met ten times in 2011.

Assist our board in fulfilling its oversight responsibilities with respect to:

•   the integrity of our financial statements and related disclosures, as well as related accounting and financial reporting processes;

•   our compliance with legal and regulatory requirements;

•   our independent registered public accounting firm’s qualifications, independence, audit and review scope, and performance;

•   the audit scope and performance of our internal audit function;

•   our ethics and compliance program; and

•   our enterprise risk management program.

The Audit Committee also has sole authority for the appointment, retention, termination, compensation, evaluation and oversight of our independent registered public accounting firm.

The Finance Committee Robert R. Bennett, Chairman Larry C. Glasscock James H. Hance, Jr. William R. Nuti Committee met fourteen times in 2011.

Include:

•   reviewing and approving our financing activities consistent with the authorization levels set forth in our fiscal policy;

•   reviewing and making recommendations to our board on our capital structure, annual budgets, financial risk management, fiscal policy, investment policy and other significant financial initiatives; and

•   reviewing and approving proposed acquisitions, dispositions, mergers, joint ventures and similar transactions consistent with the authorization

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Board Operations

Committee, Membership and Meetings	Primary Functions
levels set forth in our fiscal policy.
The Compensation Committee Gordon M. Bethune, Chairman V. Janet Hill William R. Nuti Rodney O’Neal Committee met seven times in 2011.

Include:

•  discharging our board’s responsibilities relating to compensation of our executives in general and our principal senior officers in particular;

•  reporting on executive compensation in our annual proxy statement in accordance with applicable rules and regulations; and

•  reviewing with management plans for the development and orderly succession of senior officers.

Additional information about these processes and procedures can be found below in “Executive Compensation — Compensation Discussion and Analysis.”

Generally, the Compensation Committee’s primary processes for establishing and overseeing outside director compensation and the role of company personnel and compensation consultants are similar to those regarding executive compensation. Any appropriate changes to outside director compensation are made following recommendation to our board by the Compensation Committee. In accordance with its charter, the Compensation Committee may delegate authority to subcommittees or any committee member when appropriate.

The Executive Committee Daniel R. Hesse, Chairman Robert R. Bennett Gordon M. Bethune Larry C. Glasscock James H. Hance, Jr. V. Janet Hill Committee did not meet in 2011.	To exercise powers of our board on matters of an urgent nature that arise between regularly scheduled board meetings.
The Nominating and Corporate Governance Committee V. Janet Hill, Chairwoman Gordon M. Bethune Frank Ianna Sven-Christer Nilsson Rodney O’Neal Committee met four times in 2011.

Include:

•  ensuring that our company has effective corporate governance policies and procedures and an effective board and board review process;

•  assisting our board by identifying individuals qualified to become directors;

•  recommending to our board for approval the director nominees for the next annual meeting of the shareholders;

•  recommending to our board for approval the chairs and members of each board committee; and

•  developing, reviewing, and recommending to our board corporate governance policies and practices designed to benefit our shareholders.

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Director Compensation

DIRECTOR COMPENSATION

The compensation of our outside directors is partially equity-based and is designed to comply with our Corporate Governance Guidelines, which provide that the guiding principles behind our outside director compensation practices are: (1) alignment with shareholder interests; (2) preservation of outside director independence; and (3) preservation of the fiduciary duties owed to all shareholders. Our outside directors are also reimbursed for direct expenses relating to their activities as members of our board.

Components of Compensation

Compensation Element	2011 Compensation

Annual Retainer	$80,000

Chairman Retainer	$150,000

Audit Chair Retainer	$20,000

Compensation Chair Retainer	$15,000

Finance, Nominating and other Special Chair Retainer(1)	$10,000

Meeting Fees (per meeting): In Person Telephonic	$2,000 $1,000

Restricted Stock Units(2)	Annual grant value of $110,000

(1)	Includes any non-standing committee of directors established from time to time, but excludes the Executive Committee.

(2)	Generally, the restricted stock units, or RSUs, underlying which are shares of our common stock, are granted each year on the date of the annual meeting of shareholders. Each grant vests in full upon the subsequent annual meeting. Any new outside board member joining our board receives a grant of prorated RSUs upon his or her appointment that vests in full upon the subsequent annual meeting.

The dollar value of the outside directors’ targeted annual grant is prorated for the time period between the date of the director’s initial appointment to our board and the date of the subsequent annual meeting. The prorated RSU grant is intended to offer a competitive compensation package to our outside directors, to immediately align the interests of outside directors with our shareholders’ interests and to be consistent with the manner in which the cash retainers are paid upon an outside director joining our board.

Deferred Compensation Plans

We maintain a Deferred Compensation Plan, a nonqualified and unfunded plan under which our outside directors can defer receipt of all or part of their annual and additional retainer fees and meeting fees into various investment funds and stock indices, including a fund that tracks our shares of common stock. In 2011, no directors participated in our Deferred Compensation Plan. Our directors may also participate in our Directors’ Shares Plan, under which they can elect to use all or part of their annual and additional retainer fees and meeting fees to purchase shares of our common stock in lieu of receiving cash payments. Our outside directors can also elect to defer receipt of these shares. In 2011, no directors participated in our Directors’ Shares Plan.

On an annual basis, our outside directors are given the opportunity to either enroll in or discontinue their participation in one or both of these plans. Our directors are also provided the opportunity to elect before the end of each calendar year to defer the receipt of shares

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Director Compensation

underlying any portion of any RSU awarded in the following calendar year. Two of our directors elected to defer the receipt of shares underlying their 2011 RSU awards vesting in 2012.

Stock Ownership Guidelines

Our director stock ownership guidelines provide that our outside directors should hold equity or equity interests in our shares with a fair value of at least three times the annual retainer fee. Each outside director is expected to meet this ownership level by the third anniversary of the director’s initial election or appointment to our board. Our director stock ownership guidelines provide our board with flexibility to grant exceptions based on its consideration of individual circumstances. As of December 31, 2011, all but one of our outside directors were in compliance with our director stock ownership guidelines. Mr. Nilsson was not in compliance because he uses shares to cover his tax withholding. He is required to withhold taxes because he is not a U.S. citizen. If he did not use shares to cover his withholding taxes, he would have been compliant. The same stock and stock equivalents that count towards the stock ownership guidelines for our executive officers (as described below under “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines”) are used to determine our outside directors’ compliance with the director stock ownership guidelines.

In addition, outside directors are required to retain for a period of at least 12 months all shares or share equivalents (for example, stock options) received from us, except for shares sold for the payment of taxes as a result of shares becoming available to the outside director or delivered to pay for the acquisition of additional shares through the exercise of a stock option or otherwise. The 12-month period begins on the date any vesting periods have lapsed on the shares or share equivalents (including stock options). The outside directors are subject to this holding period until they leave our board.

Other Benefits

We believe that it serves the interests of our company and our shareholders to enable our outside directors to utilize our communications services. Accordingly, each outside director is entitled to receive wireless devices, including accessories and the related wireless service, wireline long distance services, and long distance calling cards with a maximum limit of $12,000 per year. Outside directors may also receive specialized equipment, on an as-needed basis, with equipment valued at greater than $1,000 requiring Compensation Committee approval. In addition to the value of the communications service, the value of any additional services and features (for example, ringers, call tones, directory assistance) and the value of the wireless devices, replacements and associated accessories are included in the value of the communications benefit. There may be other circumstances in which devices are provided to board members (such as demonstration, field testing, and training units, or devices for use while traveling internationally); these devices must be returned or they will be converted to a consumer account and applied toward the wireless devices under this communications benefit.

Under our charitable matching gifts program, the Sprint Foundation matches contributions made to qualifying organizations on a dollar-for-dollar basis, up to the annual donor maximum of $5,000. The annual maximum contribution per donor, per organization is $2,500. As described in the director compensation table, Messrs. Glasscock and Hance were the only outside directors for whom the Sprint Foundation provided matching charitable contributions in 2011.

We do not offer retirement benefits to outside directors.

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Director Compensation

2011 Director Compensation Table

The following table provides compensation information for our outside directors who served during 2011. Compensation information for Mr. Hesse, our President and Chief Executive Officer, can be found in the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert R. Bennett	138,000	110,000	—	248,000
Gordon M. Bethune	127,000	110,000	—	237,000
Larry C. Glasscock	154,000	110,000	1,500	265,500
James H. Hance, Jr.	278,000	110,000	2,500	390,500
V. Janet Hill	128,000	110,000	—	238,000
Frank Ianna	123,750	110,000	—	233,750
Sven-Christer Nilsson	106,000	110,000	—	216,000
William R. Nuti	109,000	110,000	—	219,000
Rodney O’Neal	109,000	110,000	—	219,000

(1)	Consists of annual retainer fees; chairman and committee chair fees; and board and committee meeting fees.

(2)	Represents the grant date fair value of 20,755 RSUs granted to our outside directors on May 10, 2011 based on the Company’s closing stock price of $5.30 on that date. The grant date fair value is calculated in accordance with FASB ASC Topic 718.

For a discussion of the assumptions used in determining the compensation cost associated with stock awards, see note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. We did not issue stock options to outside directors as part of our 2011 outside director compensation program.

As of December 31, 2011, each of the outside directors held 20,755 stock awards in the form of RSUs. Although we issued no cash dividends in 2011, it is our policy that any cash dividend equivalents on the RSUs granted to the outside directors are reinvested into RSUs, which vest when the underlying RSUs vest.

As of December 31, 2011, V. Janet Hill was the only outside director that held outstanding stock option awards. Mrs. Hill held options, all of which are vested, with respect to 72,785 shares. Stock options granted to Mrs. Hill were granted under the Nextel incentive equity plan prior to the Sprint-Nextel merger. Since the merger, we have not issued stock options to our outside directors as part of our outside director compensation program.

(3)	Consists of charitable matching contributions made on the director’s behalf in 2011 under our Sprint Foundation matching gift program described on page 15.

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Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our audited consolidated financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee met with senior management periodically during 2011 to consider the adequacy of our internal controls and discussed these matters with our independent registered public accounting firm and with appropriate financial personnel. The Audit Committee also discussed with senior management our disclosure controls and procedures and the certifications by our CEO and our Chief Financial Officer, or CFO, which are required for certain of our filings with the SEC. The Audit Committee met privately with the independent registered public accounting firm, our internal auditors and other members of management, each of whom has unrestricted access to the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee

Larry C. Glasscock, Chair

Robert R. Bennett

James H. Hance, Jr.

Frank Ianna

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Executive Compensation

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes and analyzes our compensation program for our named executive officers, who are: Daniel R. Hesse, President and CEO; Joseph J. Euteneuer, CFO; Keith O. Cowan, President, Strategic Planning and Corporate Initiatives; Steven L. Elfman, President, Network Operations and Wholesale; Robert L. Johnson, Chief Service and Information Technology Officer; and Robert H. Brust, our former CFO, who retired in April 2011.

Compensation Overview

  Philosophy and Objectives of Our Executive Compensation Program

•

Attract and retain qualified and experienced executives by providing base salaries, target incentives, and benefits that are market competitive, and require that a large portion of direct compensation is earned over a multi-year period with forfeiture to the extent that vesting requirements are not met.

•

Pay for performance by tying a substantial portion of our executives’ compensation opportunities directly to our performance through short- and long-term incentive compensation plans that include performance objectives most critical to driving our continued financial and operational improvement and long-term shareholder value.

•

Align compensation with shareholder interests by structuring our compensation programs to align executive interests with those of our shareholders, mitigate the possibility that our executives undertake excessively risky business strategies, and adhere to corporate governance best practices.

  Components of Our Executive Compensation Program

The major components of our executive compensation program include base salary, our short-term incentive compensation (STIC) plan, and our long-term incentive compensation (LTIC) plan. The base salary and target opportunities under the STIC and LTIC plans for our named executive officers in 2011 are listed below.

Named Executive Officer	Base Salary	STIC plan	LTIC plan
Mr. Hesse	$1,200,000	$2,400,000	$12,000,000
Mr. Euteneuer	$775,000	$1,007,500	$3,500,000
Mr. Cowan	$725,000	$906,250	$2,500,000
Mr. Elfman	$650,000	$812,500	$3,250,000
Mr. Johnson	$510,000	$510,000	$1,400,000

  Delivering on the Sprint Turnaround

We have faced significant headwinds in recent years. Although we are far from finished from delivering Sprint’s turnaround, our progress has been significant. We plan to accomplish this turnaround in three phases: (1) Phase One, the recovery and strengthening of our business; (2) Phase Two, the investment phase; and (3) Phase Three, margin expansion. As Phase One concludes, our Company is recovering and our brand is strengthening. This improvement is illustrated by the measures that existed at the first earnings call after Mr. Hesse became our CEO for the fourth quarter 2007, and our fourth quarter earnings call for 2011, four years later.

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Executive Compensation

Delivering the Sprint Turnaround

	4Q 2007 Earnings Call	4Q 2011 Earnings Call
Net Subscriber Additions[1]	(2.2) million YoY Decline	3.3 million YoY Growth
Service Revenue[2]	(1)% YoY Decline	3% YoY Growth
Customer Satisfaction[3]	Worst	Best
Brand Health	Declining	Improving

  (1) Change in Total Year Net Subscriber Additions, (2) Change in Annual Total Service Revenue, (3) ACSI Customer Satisfaction Score among Top 4 National   Wireless Carriers. YoY means year-over-year.

  Phase One

In Phase One, our executive compensation program provided strong incentives for executives to achieve the improvements illustrated above and focused on three priorities: improving the customer experience, strengthening the brand, and generating cash.

2011 STIC Plan

Our STIC plan is our annual cash bonus plan, which creates a strong incentive to achieve or exceed critical operating and financial objectives that are the leading drivers of sustainable increases in shareholder value. The table below summarizes our key priorities in 2011, the metrics selected in support of these priorities, and the rationale for why each was chosen by the Compensation Committee:

Priority	Objective	Rationale
Customer Experience	Postpaid subscriber churn, which is a measure of our ability to retain our customers who pay for their wireless service on a contract basis, typically for one- or two- year periods.	Measures the degree to which we retain our most profitable customers.
Strengthening our Brand

Postpaid Net Additions, which is a measure of the new wireless customers we gain, net of deactivations, for those customers who pay for their services on a contract basis.

Prepaid Net Additions, which is the same measure as postpaid net additions but refers to those customers who do not pay for their service on a contract basis.

Measures the degree to which we have attracted new customers to our brands.
Generating Cash

Net service revenue, or NSR, which is our operating revenue less equipment revenue.

Adjusted OIBDA, which means adjusted Operating Income Before Depreciation and Amortization less severance, exit costs and other special items.

Measures the degree to which we have stabilized annual revenue, which is the key to driving long-term growth in profitability.

Measures our ability to generate cash and profit, which are critical to our ability to invest in our business and service our debt.

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Executive Compensation

On October 4, 2011, we announced that we would be offering the iPhone® to our customers. We believe the iPhone® will generate long-term benefits, including growth in valuable postpaid subscribers, a reduction in variable cost of service per unit, and long-term accretion to cash flows from operations. However, because the iPhone® carries a higher equipment net subsidy, it resulted in a reduction in adjusted OIBDA and cash flows from operations in our fourth quarter.

The Compensation Committee endeavors to set targets at aggressive but attainable levels in light of then-current and prospective business conditions. Subject to the limitation of the payout achieved under the Internal Revenue Code Section 162(m), or Section 162(m), objective discussed on page 31, the Compensation Committee retains the discretion to increase or reduce the size of any award or payout under the STIC plan to ensure that extraordinary circumstances do not inequitably increase or decrease compensation.

Our budget and STIC plan targets were set without consideration of any iPhone® impact. Due to the timing of the iPhone® negotiations and confidentiality obligations to Apple, Inc., the Compensation Committee believed that our launch of the iPhone® was an extraordinary circumstance, and, therefore, decided to exclude from our results for STIC plan purposes the total financial impact related to the iPhone®. The adjusted results are detailed in the table below.

In particular, while the exclusion of the positive effect on net service revenue, postpaid churn and, postpaid net additions resulted in a slightly lower performance against that target, the exclusion of adjusted OIBDA results increased the payout under the STIC plan overall. The Compensation Committee believed that reducing bonus payouts to reflect costs related to this strategic decision would have unfairly punished employees, including our named executive officers, and potentially impaired the perception of fairness in our compensation system.

For the 2011 STIC plan, the Compensation Committee approved the aggregate payout percentage, as compared to targeted opportunity, for our employees, including our named executive officers, at approximately 73.7%. Had the adjustment to reflect the iPhone® impact not been made, the payments would have been approximately 63.7%. The incremental payout to our named executive officers with respect to this adjustment was approximately $563,000 in the aggregate.

Our STIC plan objectives, targets, adjustments to account for the iPhone®, and actual results with the iPhone® for 2011 are summarized in the table below:

Objective	Weight	Target	Adjusted without iPhone® Impact		Actual with iPhone® Impact		Difference between Adjusted and Actual
Postpaid Churn	20%	1.74%	1.89%		1.86%		.03%
Postpaid Net Adds	20%	788,000	(397,000)		(98,000)		(299,000)
Prepaid Net Adds	20%	2,237,000	2,512,000		2,512,000		–
Net Service Revenue	20%	$30,526 mm	$30,741	mm	$30,768	mm	($27) mm
Adjusted OIBDA	20%	$5,635 mm	$5,707	mm	$5,072	mm	$635 mm

Despite the improvements during the past four years and described above, we underperformed in 2011 on the challenging targets the Compensation Committee set for adjusted OIBDA, postpaid churn, and postpaid net subscriber additions. For most of 2011, we competed in a challenging environment in which two of our largest competitors offered the iPhone®, a highly desirable device that created an advantage in their ability to acquire and retain customers. Notwithstanding this disadvantage, we grew revenues and achieved near-target results for the net service revenue objective.

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Executive Compensation

2011 LTIC Plan

Our LTIC plan is designed to encourage retention, linking payment of performance-based awards to achievement of financial objectives critical to our long-term success, and granting equity awards to directly link executive interests with those of our shareholders.

In 2011, we granted three types of awards under our LTIC plan:

—

Performance units – Each unit has a value of $1.00, and named executive officers earn a cash payout that vests on December 31, 2013 and will be paid in the 1st Quarter of 2014. The performance unit award is allocated one-third to each of three annual performance periods (2011, 2012, and 2013) with cash payouts ranging from 0% to 150% based on achievement against objectives during the three performance periods.

—

Performance-based RSUs – RSUs vest on the third anniversary of the grant date. The award is allocated one-third to each of three annual performance periods (2011, 2012, and 2013) with vesting of each third conditioned on achievement against objectives.

—

Stock options – Non-qualified stock options vest ratably on each of the three anniversaries of the grant date with an exercise price equal to the fair market value (closing price on the NYSE) of our stock on the grant date. To determine the number of stock options to be delivered under the 2011 LTIC plan, we used a Black-Scholes valuation model discussed below in footnote 3 to the 2011 Summary Compensation Table.

With respect to the performance units and performance-based RSUs, the Compensation Committee selected objectives to support our turnaround efforts as described below.

Priority	Objective	Rationale
Generating Cash

Net service revenue

Free cash flow, which is the cash provided by our operating activities less the cash used in our investing activities other than short-term investments and equity method investments during the applicable period.

Measures the degree to which we have grown annual revenue, which is the key to driving long-term growth in profitability.

Measures our ability to generate cash, which is critical to our ability to invest in our business and service our debt.

For the same reasons and subject to the limitation of the payout percentage achieved under Section 162(m) objectives discussed on page 31, the Compensation Committee excluded the positive impact on revenue and the negative impact on free cash flow attributable to the iPhone® for purposes of measuring LTIC performance. In addition, our board-approved budgets and corresponding performance targets were established before we reached the final terms of our “spectrum-hosting” arrangement with LightSquared, Inc., which included an advance cash payment that benefited free cash flow. Therefore, the Compensation Committee also adjusted the free cash flow results to exclude the positive impact of this transaction on payouts.

For the 2011 annual performance period under the 2011 LTIC plan, the Compensation Committee approved the aggregate payout percentage for the performance units, as compared to targeted opportunity, for our named executive officers at approximately 106.5%. Had the adjustments described above not been made, the payments would have been approximately 91.5%. The Compensation Committee also approved the payout percentage for the performance-based RSUs, which was not adjusted and remained at 100%. The incremental payout to our named executive officers with respect to this adjustment was approximately $1,058,600 in the aggregate.

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Executive Compensation

Our LTIC plan objectives, targets, adjustments to account for the iPhone® and LightSquared, and actual results with the iPhone® and LightSquared for 2011 are summarized in the table below:

	Free Cash Flow Performance Target (in millions)				Net Service Revenue Performance Target (in millions)
	Target ($)	Adjusted without Impacts ($)(1)	Actual with Impacts ($)	Difference between Adjusted and Actual	Target ($)	Adjusted without Impacts ($)(1)	Actual with Impacts ($)	Difference between Adjusted and Actual
Performance Units	700	722	429	293	30,526	30,741	30,768	27
Performance- based RSUs	0	N/A	429	N/A	29,026	N/A	30,768	N/A

(1)	Adjusted to exclude the impacts of the iPhone® and LightSquared.

Because the payout for the performance-based RSUs is capped at 100% and there is no graduated scale for partial payout for performance below target, the Compensation Committee set the free cash flow and net service revenue targets at a lower but still meaningful level than for the performance units.

As expressed in the table below, the current value of compensation for Mr. Hesse is well below the market-competitive target opportunity. This is primarily reflective of our stock price. The current value of compensation for other named executive officers is similarly below the target opportunity, which reflects our philosophy of ensuring that pay is closely correlated with changes in shareholder value over time.

“Current Value” Compensation means base salary, actual bonus earned and fair market value of outstanding performance-based RSU awards and the intrinsic value of outstanding options (plus any amount realized upon exercise of options) as of December 31, 2011. Mr. Hesse, however, has not exercised any options during his tenure.

Compensation “Target” means base salary, target bonus and grant date fair value of all equity awards granted in the applicable year(s).

Year 2007 includes Mr. Hesse’s base salary, sign-on awards of RSUs and stock options as well as a cash bonus. Mr. Hesse started on December 17, 2007.

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Executive Compensation

Our mix of fixed and performance-based compensation target opportunities under the STIC and LTIC plans for 2011 for Mr. Hesse can be illustrated by the following:

CEO Compensation Ratio

Phase Two

As discussed on page 18, we are in the process of a three-stage turnaround. To enhance the focus on Phase Two, investment for future growth, the Compensation Committee made several changes in the design of our STIC and LTIC plans for 2012:

•

Performance measurement - during Phase One we measured performance on a semi-annual basis in our STIC plan and an annual basis in our LTIC plan to ensure that goals were set commensurate with our rapidly evolving results. The stabilization of our business enables a return to a more traditional and best practice performance measurement system, and for 2012 we will measure performance in the STIC plan over a one-year period and in the LTIC plan over a three-year period.

•

Performance metrics - to increase our emphasis on profitability, Adjusted OIBDA will have a 40% weighting in our 2012 STIC plan (twice the amount allocated 2011). The other objectives in the 2012 STIC plan are postpaid churn with a 30% weighting (to maintain our focus on the customer experience) and total net additions with a 30% weighting (to maintain our focus on improving the brand).

•

To increase our focus on successful investment, our 2012 LTIC plan will have a new objective (with a 33.3% weighting for performance units and performance-based RSUs) that focuses on the implementation of Network Vision (measured by a number of completed cell sites). Network Vision is a multi-year network infrastructure initiative intended to provide subscribers with an enhanced network experience by improving voice quality, coverage, and data speeds, while enhancing network flexibility, reducing operating costs, and improving environmental sustainability through the utilization of multiple spectrum bands onto a single multi-mode base station.

•

The other two objectives in our 2012 LTIC plan remain net service revenue (with a 33.3% weighting) and free cash flow (with a 33.4%). The weighting change relative to 2011 (which was each at 50%) reflects the shift in our focus from stabilizing top line revenue to investing in the future in order to drive both growth and increased profitability.

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Executive Compensation

Corporate Governance Highlights

We endeavor to maintain good governance standards, including with respect to our executive compensation practices. Several highlights are listed below:

—    We have stock ownership guidelines and a clawback policy.

—    Our named executive officers receive few perquisites, entitlements or elements of non-performance-based compensation, except for market-competitive salaries and modest benefits that are comparable to those provided to all employees.

—    Our severance benefits are moderate: with no benefit in excess of two times base salary plus bonus, change-in-control benefits payable only upon a “double-trigger” qualified termination, and no golden parachute or excise tax gross-ups.

—    The Compensation Committee retains an independent advisor that performs no other work for the Company.

Setting Executive Compensation

Role of Compensation Consultant and Executive Officers

The Compensation Committee has retained Frederic W. Cook & Co., Inc., or Cook, as its independent compensation consultant. Cook provides no services to us other than advisory services for executive and director compensation and has no other relationships with the Company. Cook works with management only at the request and under the direction of the Compensation Committee and only on matters for which the Compensation Committee has oversight responsibility.

To ensure independence, the Compensation Committee has a policy regarding executive compensation consultants that codifies this relationship. Representatives of Cook attend Compensation Committee meetings at the Compensation Committee’s request and provide guidance to the Compensation Committee on a variety of compensation issues. The primary point of contact at Cook frequently communicates with the chair of the Compensation Committee and interacts with all the Compensation Committee members without management present.

Cook has reviewed the compensation components and levels for our named executive officers and advised the Compensation Committee on the appropriateness of our compensation programs, including our incentive and equity-based compensation plans, retention incentives and proposed employment agreements, as these matters arose during the year. The Compensation Committee has directed that Cook provide this advice taking into account our overall executive compensation philosophy as described above. Cook prepares benchmarking data discussed below, reviews the results with the Compensation Committee, and provides recommendations and an opinion on the reasonableness of new compensation plans, programs and arrangements.

In addition to its ongoing support of the Compensation Committee and continuous advice on compensation design, levels and emerging market practices, Cook periodically conducts a comprehensive review of our overall executive compensation program – including direct and indirect elements of compensation – to ensure that the program operates in support of our short- and long-term financial and strategic objectives and that it aligns with evolving corporate governance “best practices.” Cook last completed such a comprehensive study in 2010 and found that, overall, the program supported our specific business and human resource objectives, including unique issues related to our rapidly evolving turn-around initiatives.

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Executive Compensation

Our CEO periodically discusses the design of and makes recommendations with respect to our compensation programs and the compensation levels of our other named executive officers and certain key personnel with the Compensation Committee.

Process for Setting Executive Compensation

The Compensation Committee annually reviews the compensation packages of our named executive officers and other key personnel in the form of “tally sheets.” These tally sheets value each component of compensation and benefits, including a summary of the outstanding equity holdings of each named executive officer as of year-end and the value of such holdings at various assumed stock prices. The tally sheets also set forth the estimated value that each of our named executive officers would realize upon termination under various scenarios.

The Compensation Committee uses these tally sheets when considering adjustments to base salaries and awards of equity-based or other remuneration and in establishing incentive plan target opportunity levels as follows:

•	comparing each named executive officer’s total compensation against a similar position in our peer group;

•	understanding the impact of decisions on each individual element of compensation on total compensation for each named executive officer;

•	evaluating total compensation of each named executive officer from an internal equity perspective; and

•

assuring that equity compensation represents a portion of each named executive officer’s total compensation that is in line with our philosophy of motivating the executives to align their interests with our shareholders.

Although the Compensation Committee reviews and considers the amounts realizable by our named executive officers under different termination scenarios, including those in connection with a change in control, as well as the current equity-based award holdings, these are not the primary considerations in the assessment and determination of annual compensation for our named executive officers.

Use of Benchmarking Data

To assist in setting total compensation levels that are reasonably competitive, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Cook. This information is derived from the most recent proxy statement data of companies in a peer group of telecommunications and high-technology companies and, where limited in its functional position match to our executives, is supplemented with data on our peer group from a published compensation survey prepared by Towers Watson of approximately 80 participating all industry companies with revenues exceeding $4 billion.

Taking into consideration the recommendation of Cook, the Compensation Committee determines companies for our peer group based on similarity of their business model and product offerings as well as comparability from a size perspective, including annual revenue, market capitalization, net income, enterprise value and number of employees. For example, our revenue is above the median of our peer group while our enterprise value is below the median. The Compensation Committee approved the use of the following 13 companies for its 2011 executive compensation benchmarking analyses:

AT&T, Inc., Comcast Corporation, Computer Sciences Corporation, Dell Inc., DIRECTV, Hewlett-Packard Company, Motorola Inc., Qwest Corporation (now CenturyLink, Inc.), Qualcomm Incorporated, Texas Instruments Incorporated, Time Warner Inc., Verizon Communications Inc., Xerox Corporation

We removed Sun Microsystems from our peer group for our 2011 compensation decisions because it was acquired. In August of 2011, we made the following changes to our peer group that was used in our 2012 executive compensation decisions: removed Hewlett-Packard Company from our peer group, replaced Motorola with Motorola Solutions, Inc., and replaced Time Warner, Inc. with Time Warner Cable, Inc.

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Executive Compensation

For 2011, Cook provided the Compensation Committee with an analysis of the compensation of the named executive officers of each of the peer group companies as well as a summary of data at the 25th percentile, median, and 75th percentile for each element of compensation.

The Compensation Committee does not follow a specific formula in making its pay decisions, but rather uses benchmarks as a frame of reference and generally targets total compensation at the median of our peer group to reflect our relative position within it, with an opportunity to earn total payouts in the 75th percentile for overachievement relative to the peer group. The Compensation Committee exercises its judgment by taking into consideration a multitude of other important factors such as experience, individual performance, and internal pay equity. Furthermore, our executives’ realized pay is ultimately dependent on company performance. With respect to our named executive officers’ total targeted compensation for 2011, Messrs. Elfman, Euteneuer and Johnson were above median and the remaining named executive officers were below the median.

Primary Components of Executive Compensation

What follows is a discussion and analysis of the primary elements of our 2011 named executive officer compensation program.

Base Salary

Base salary is designed to attract and retain executives. Our named executive officers’ salaries are based on a number of factors, including the nature, responsibilities and reporting relationships of the position, individual performance of the executive, salary levels for incumbents in comparable positions at peer companies, as well as other executives within our organization, and experience and tenure of the executive. To minimize fixed costs during our turnaround and emphasize variable, performance-based compensation, the Compensation Committee has not made increases to base salary levels for our named executive officers, except in the case of Mr. Johnson due to many of the above-noted factors as well as the mid-year addition of significant responsibilities to his role. See “– 2011 Summary Compensation Table.”

Short-Term Incentive Compensation Plan

Our STIC plan is our annual cash bonus plan, which we believe will ultimately result in an increase in shareholder value because our incentives under it are linked to business objectives that we believe will deliver our long-term success.

For the 2011 STIC plan, the Compensation Committee continued using two six-month performance periods for determining the amount of plan payments because it wanted to maintain flexibility to revisit the performance criteria at mid-year, if necessary. This flexibility enables the setting of goals that are sufficiently challenging to justify and support the costs associated with payout at various levels of performance. Such flexibility also protects against the possibility of a compensation windfall or deficit during a period in which the economic and telecommunications environment was still highly volatile. The first performance period was from January 1, 2011 through June 30, 2011, and the second was from July 1, 2011 through December 31, 2011. Each performance period had discrete performance objectives, and named executive officers must have been employed through December 31, 2011 in order to be eligible to receive full or prorated compensation for either period unless their termination during the year was the result of death, disability, retirement, or involuntary termination without cause.

In February 2011, the Compensation Committee established financial and operational objectives and their respective weightings and targets for the first half-year performance period, as well as reviewing

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proposed second half-year performance objectives. In early August, 2011, it approved the objectives, weightings and targets as previously discussed in February for the second half-year performance period. While our 2010 STIC plan emphasized a drive toward revenue generation, the Compensation Committee determined that our 2011 STIC plan should balance our senior management team’s and other plan participants’ focus among our most critical financial and strategic objectives, which remained as growing revenue and earnings while increasing subscriber growth and reducing churn. To that end, the Compensation Committee established the following objectives for our 2011 STIC plan for each six-month performance period, each equally weighted at 20%:

•	net service revenue;

•	adjusted OIBDA;

•	postpaid churn;

•	postpaid net additions; and

•	prepaid net additions.

To further our goal of tying a significant portion of each named executive officer’s total annual compensation to our business performance, the STIC plan provides for a payment equal to the named executive officer’s targeted opportunity (set at a percentage of his base salary) only if our actual results meet the targets. Similarly, a payment in excess of a named executive officer’s targeted opportunity may be made if our actual performance exceeds the targeted objectives (capped at 200%), a payment below opportunity may be made if our actual performance is below the target objectives but exceeded the minimum threshold level, and no payout would be made if our actual performance does not exceed the minimum threshold level.

Long-Term Incentive Compensation Plan

Our LTIC plan serves our compensation objectives by linking payment to achievement of financial objectives, and by linking executive interests with those of our shareholders.

Following evaluation of our recent LTIC plans and assessment of the near-term factors critical to driving long-term shareholder value, in February 2011, following the board’s approval of the 2011 budget, the Compensation Committee established the terms of the 2011 LTIC plan. This plan continued granting an executive’s targeted 2011 LTIC opportunity in the form of performance-based opportunities: 50% in performance units (approximately 49% for Mr. Hesse), 30% in performance-based RSUs (approximately 36% for Mr. Hesse) and 20% in non-qualified stock options (approximately 15% for Mr. Hesse). In determining the weightings among the LTIC components, the Compensation Committee balanced the desire to incentivize achievement of critical financial objectives, stock price appreciation considerations, and affordability of the LTIC plan from both a share usage and aggregate cost perspective. In particular, placing less weight on the stock option component of the 2011 LTIC plan was intended to mitigate a potential windfall associated with possible significant increases in our stock price that were not tied to our performance but to rising equity markets generally.

—

Performance units – Each unit has a value of $1.00, and executives earn a cash payout that vests on December 31, 2013 and would be paid in the 1st Quarter of 2014. The performance unit award is allocated one-third to three annual performance periods (2011, 2012, and 2013) with cash payouts ranging from 0 to 150% based on achievement against objectives during the three performance periods.

—

Performance-based RSUs – RSUs vest on the third anniversary of the grant date. The award is allocated one-third to three annual performance periods (2011, 2012, and 2013) with vesting of each third conditioned on achievement against objectives.

—

Stock options –Nonqualified stock options vest ratably on each of the three anniversaries of the grant date, with an exercise price equal to the fair market value (closing price on the NYSE) of our stock on the grant date. To determine the number of stock options to be delivered under the

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2011 LTIC plan, we used a Black-Scholes valuation model discussed below in footnote 3 to the 2011 Summary Compensation Table.

For Mr. Hesse, the mix of LTIC plan awards was more heavily weighted by the Compensation Committee towards the components in which vesting is dependent on achievement of specific financial objectives. In particular, the number of shares underlying Mr. Hesse’s awards that are subject to performance-based vesting exceeds the number of shares underlying the awards that are subject to time-based vesting. This approach is intended to ensure that long-term compensation earned by our CEO, who is the executive most accountable to shareholders, is most sensitive to performance against long-term goals.

We believe the establishment of three separate performance periods enhanced our ability to maintain ongoing focus on achievement of the most critical milestones for the next three years that are integral to our continued turnaround and allowed our Compensation Committee to set appropriately aggressive, yet attainable, targets, as well as mitigate risk of a windfall if we were to experience unforeseen overachievement over a three-year period. To ensure that our executives remain focused on sustaining long-term performance, however, the payment of these performance-based awards will not occur until after the end of all three performance periods.

The 2011 LTIC plan continued our prior years’ focus on generating cash through establishing free cash flow and net service revenue as the equally-weighted performance objectives for the first annual performance period.

Other Compensation Decisions for 2011

2011 Compensation Opportunities

As part of its annual evaluation of the balance of the primary elements of our executive compensation, in particular in relation to our peer group so as to promote retention and motivation of our executive talent, the Compensation Committee also decided to adjust certain executives’ compensation for 2011. Accordingly, Mr. Hesse’s STIC plan opportunity for 2011 increased to 200% of his base pay and his target LTIC plan opportunity for 2011 increased to $12 million. For 2011, Mr. Elfman’s target LTIC plan opportunity increased to $3.25 million and Mr. Johnson’s target LTIC plan opportunity increased to $1.4 million. Additionally, Mr. Johnson’s annual base salary was increased to $483,000, and then it was increased to $510,000 effective August 1, 2011 to reflect his significant additional responsibilities.

2011 Performance Period for the 2009 and 2010 LTIC Plans

In early 2011, the Compensation Committee approved the results for the 2010 performance period of the 2009 and 2010 LTIC plans. In addition, the Compensation Committee set goals for the 2011 performance period of the Company’s 2009 and 2010 LTIC plans with respect to free cash flow and net service revenue. Please refer to footnotes 2 and 4 of the “2011 Summary Compensation Table” and footnotes 2, 4 and 6 of the “2011 Grants of Plan-Based Awards” for a discussion of these awards.

New CFO Compensation

After finalizing a search for the replacement of Mr. Brust after his departure as CFO in April, 2011, the Compensation Committee approved an employment agreement for Mr. Euteneuer, effective on April 4, 2011, incorporating the terms of his compensation package. The primary components of which are: (1) annual base salary of $775,000; (2) STIC plan target opportunity of 130% of base salary, which for 2011 was $1,007,500, prorated for his hire date; (3) $3,500,000 in LTIC plan target opportunity; (4) $500,000 sign-on bonus payable 50% after his hire date and 50% after six months of employment; and (5) a sign-on award of 125,000 time-based restricted shares of our common stock, which vests on the third anniversary of his hire date. As part of our recruiting efforts, we agreed to reimburse Mr. Euteneuer’s legal fees in connection with the negotiation of his employment agreement.

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Other Components of Executive Compensation

Our named executive officers’ total rewards opportunities consist of a number of other elements important to our compensation philosophy for 2011 of attracting, retaining, and motivating our named executive officers:

•

Employee Benefit Plans and Programs. Our compensation program includes a comprehensive array of health and welfare benefits in which our eligible employees, including our named executive officers, are eligible to participate. We pay all of the costs for some of these benefit plans and participants contribute a portion of the cost for other benefit plans.

•

Retirement Programs. Our retirement program consists of the Sprint Nextel 401(k) Plan, which provides participants, with our help of a profit sharing matching contribution opportunity and, beginning in 2011, a fixed matching contribution on up to 2% of eligible compensation, an opportunity to build financial security for their future. The amount of any matching contributions made by us to participating named executive officers is included in the “All Other Compensation” column of the 2011 Summary Compensation Table.

•

Deferred Compensation. Certain employees, including our named executive officers, are offered the opportunity to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan, under which they may defer to future years the receipt of certain compensation in addition to that eligible under the 401(k) plan. Participants may elect to defer up to 50% of base salary and 75% of STIC plan payments. We believe this plan helps attract and retain executives by providing the participant another tax efficient retirement plan. Participants elect to allocate deferred and any matching contributions among one or more hypothetical investment options, which include one option that tracks our common stock and other options that track broad-based bond and equity indices. Our plan provides for a matching contribution using the same matching contribution percentage as our 401(k) plan of eligible earnings above the applicable annual limit, which is intended to compensate highly-compensated employees for limitations placed on our 401(k) plan by federal tax law. For 2011, Mr. Hesse was the only named executive officer who participated in the Sprint Nextel Deferred Compensation Plan.

•

Personal Benefits and Perquisites. The limited personal benefits and perquisites that we provide to our named executive officers are summarized in footnote 5 to the 2011 Summary Compensation Table below. As a result of the recommendations contained in an independent, third-party security study, the Compensation Committee established an overall security program for Mr. Hesse. Under the security program, we currently provide Mr. Hesse with residential security systems and equipment, and he is required to use our aircraft for business and non-business travel. We believe these measures ensure the safety of Mr. Hesse and enable him to devote his full attention to company business. Mr. Hesse is permitted to have his family accompany him on the corporate aircraft for business and non-business travel. As noted above, Mr. Euteneuer received reimbursement of his legal fees relating to the negotiation of his employment agreement; additionally, in 2011, he had non-business use of our corporate aircraft. Our Officer Relocation Program provides certain benefits, which include some tax gross-up benefits, for relocation at our request. As described in footnote 5 to the 2011 Summary Compensation Table, Mr. Johnson received benefits under this program in 2011. Pursuant to the terms of his employment agreement, Mr. Euteneuer has up to 12 additional months from his hire date to complete his relocation in exchange for the forfeiture of certain other benefits provided under the program.

•

Executive Severance Policy. Providing severance to our named executive officers helps attract and retain high quality talent by (1) mitigating the risks associated with leaving their former employer or position and assuming the challenges of a new position with us, and (2) providing income continuity following an unexpected termination of employment. Under our executive severance policy, our board will seek shareholder approval for any future severance agreement or arrangement with an executive officer, including our named executive officers, that provides (a) severance pay in excess of two times the senior executive’s base salary plus bonus and

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(b) continuation of group health, life insurance, and other benefits in excess of 24 months following the executive’s termination. The policy permits, without shareholder approval: (x) accelerated vesting of RSUs, stock options and any other LTIC plan awards, and (y) continued vesting during the severance period of any such awards. The policy also requires that we seek shareholder approval of any future severance agreement or arrangement that provides for the reimbursement of excise taxes imposed under Internal Revenue Code Section 4999 to a senior level executive. The severance benefits to which our named executive officers are entitled, as provided in the their employment agreements and described in “—Potential Payments upon Termination of Employment or Change of Control,” allow us to attract and retain a management team and secure our competitive advantage in the event of their departure through corresponding restrictive covenants.

•

Change in Control. If a transaction that could result in a change in control were under consideration, we expect that our named executive officers would face uncertainties about how the transaction may affect their continued employment with us. We believe it is in our shareholders’ best interest if our named executive officers remain employed and focused on our business through any transition period following a change in control and remain independent and objective when considering possible transactions that may be in shareholders’ best interests but possibly result in the termination of their employment. Our change in control benefits accomplish this goal by providing each eligible named executive officer with a meaningful severance benefit in the event that a change in control occurs and, within a specified time period of the change in control, his employment is involuntarily terminated without “cause” or voluntarily terminated for “good reason.”

The Sprint Nextel Change in Control Severance Plan, which we refer to as the CIC plan, provides severance benefits to a select group of senior executives, including our named executive officers, in the event of a qualified termination of employment in connection with a transaction that results in a change in control. Mr. Brust did not participate in the CIC plan, but his employment agreement provided for certain benefits in the event of a termination in connection with such a transaction. Any of these benefits payable would be reduced to the extent of any severance benefit otherwise available under any other applicable policy, program, or plan so that there would be no duplication of benefits. The benefits upon termination in connection with a change in control to which our named executive officers are entitled, as described in “—Potential Payments upon Termination of Employment or Change of Control,” are likewise competitive within our peer group.

Tax Deductibility of Compensation

Section 162(m) limits to $1 million the amount of non-performance-based remuneration that we may deduct from our taxable income in any tax year with respect to our CEO and the three other most highly compensated executive officers, other than the CFO, at the end of the year. Section 162(m) provides, however, that we may deduct from our taxable income without regard to the $1 million limit the full value of all “qualified performance-based compensation.”

Our base salary and perquisites and other personal benefits are not considered “qualified performance-based compensation” and therefore are subject to the limit on deductibility. Our STIC plan and LTIC plan awards may be considered “qualified performance-based compensation” if certain requirements are met, including among others that the maximum number of stock option or full value share awards and the maximum amount of other cash performance-based remuneration that may be payable to any one executive officer has been disclosed to and approved by shareholders prior to the award or payment.

The Compensation Committee considers Section 162(m) deductibility in designing our compensation program and incentive-based compensation plans. In general, we design our STIC and LTIC plans to be compliant with the performance-based compensation rules of Section 162(m) in order to maximize deductibility. In certain circumstances, however, the Compensation Committee has determined

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it necessary in order to retain executives and attract candidates for senior level positions to offer compensation packages in which the non-performance-based elements exceed the $1 million Section 162(m) limit.

The awards under our 2011 STIC and LTIC plans are considered performance-based compensation under Section 162(m), except for Mr. Hesse’s award under the STIC plan and his performance unit award under the LTIC plan allocated to the 2013 calendar year performance period due to the limits set under our incentive compensation plan, as well as Mr. Johnson’s award under the STIC plan and his performance based RSU award under the LTIC plan due to the terms of his employment agreement.

For the 2011 STIC plan, the Compensation Committee also established an annual Section 162(m) objective for the named executive officer’s potentially subject to Section 162(m), other than Mr. Hesse due to the limits set under our incentive plan, at a small fraction of a percentage of our adjusted operating income. The Compensation Committee is precluded from exercising upward discretion to the payout achieved under this objective. The Compensation Committee exercised its discretion to make payments under the STIC plan at levels below the payout achieved under the Section 162(m) objective for 2011 as guided by the performance metrics discussed on page 20.

For the 2011 LTIC plan, the Compensation Committee also established, for the 2011 performance period, Internal Revenue Code Section 162(m) objectives for the named executive officer’s potentially subject to Section 162(m). The Section 162(m) objective for performance units was a small fraction of a percentage of our adjusted operating income, and for performance-based restricted stock units was a required threshold level of adjusted operating income achievement. The Compensation Committee is precluded from exercising upward discretion to the payout achieved under these objectives. The achieved result under the Section 162(m) objectives met or exceeded the achieved result under the free cash flow and net service revenue objectives. The Compensation Committee exercised its discretion to approve payout percentages under the 2011 LTIC plan at or below the payout percentage achieved under the applicable Section 162(m) objective as guided by the performance metrics discussed on pages 21 and 22.

Clawback Policy

We have a “clawback” policy, which provides that, in addition to any other remedies available to us under applicable law, we may recover (in whole or in part) any bonus, incentive payment, commission, equity-based award, or other compensation received by certain executives, including our named executive officers, if our board or any committee of our board determines that such bonus, incentive payment, commission, equity-based award, or other compensation is or was based on any financial results or operating objectives that were impacted by the officer’s knowing or intentional fraudulent or illegal conduct, and recovery is appropriate.

Stock Ownership Guidelines

We have stock ownership guidelines for our named executive officers and other members of our senior management team. The board believes ownership by executives of a meaningful financial stake in our company serves to align executives’ interests with those of our shareholders. Our guidelines require that our CEO hold shares of our common stock with a value equal to five times his base salary, and that the other named executive officers hold shares of our common stock with a value equal to three times their respective base salaries. Eligible shares and share equivalents counted toward ownership consist of:

•	common or preferred stock, including those purchased through our Employee Stock Purchase Plan;
•	restricted stock or RSUs;

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•	intrinsic value (the excess of the current stock price over the option’s exercise price) of vested, in-the-money stock options; and
•	share units held in our 401(k) plan and various deferred compensation plans.

Persons subject to the stock ownership guidelines have five years beginning on the date on which the person becomes subject to the ownership guidelines, or until December 31, 2012 if later, to achieve the ownership requirement. As of December 31, 2011, all of our named executive officers, except Mr. Euteneuer, had met the stock ownership guidelines. Mr. Euteneuer has until April 4, 2016 to meet his ownership requirement.

2011 Shareholder Say-on-Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on named executive officer compensation (a “say-on-pay proposal”). At the Company’s annual meeting of shareholders held in May 2011, 85% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee considered the 2011 voting results at discussions among its members during its meetings, and the Compensation Committee believes this vote affirms shareholders’ support of the Company’s approach to executive compensation. As a result of this consideration, the Company did not change its approach to named executive officer compensation in 2011. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed Sprint Nextel’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the board that Sprint Nextel’s Compensation Discussion and Analysis be included in this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee

Gordon M. Bethune, Chair

V. Janet Hill

William R. Nuti

Rodney O’Neal

Relationship of Compensation Practices to Risk Management

We have assessed whether there are any risks arising from our compensation policies and practices for our employees and factors that may affect the likelihood of excessive risk taking. Based on that review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

In coming to this conclusion, in late 2011 and early 2012, our human resources department reviewed the Company’s incentive plans, surveying sales, and nonsales related compensation programs, as well as executive and nonexecutive compensation programs. Pay philosophies, performance objectives and overall incentive plan designs were reviewed. Human resources discussed plan elements with representatives from the business functions responsible for incentive plan design and administration. Design features were assessed to determine whether there is likelihood that incentive plans could encourage excessive risk-taking resulting in a material adverse effect on the Company and to ensure that appropriate governance is in place to mitigate risk under unforeseen circumstances. The results of this assessment were reviewed by the Compensation Committee on February 22, 2012. In addition, the Compensation Committee’s independent consultant, Cook, considered risk in all aspects of the plans in which our executives participate and advised the Compensation Committee accordingly. Cook confirmed that there are no aspects of the programs described in the preceding Compensation Disclosure and Analysis, or for our employees in general, that create an incentive to take risks that are reasonably likely to have a material adverse effect on the Company.

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2011 Summary Compensation Table

The table below summarizes the compensation of our named executive officers that is attributable to the fiscal years ended December 31, 2011, 2010, and 2009. The named executive officers are our CEO and president, our CFO, our former CFO, and our three other most highly compensated executive officers ranked by their total compensation in the table below.

Each of our named executive officers has an employment agreement with us. For more information regarding our compensation philosophy and a discussion of the elements of our compensation program, see “—Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel R. Hesse Chief Executive Officer and President	2011	1,200,000	829,322	3,222,768	1,692,000	4,844,272	94,289	11,882,651

	2010	1,200,000	—	1,664,012	1,801,958	4,387,636	15,002	9,068,608

	2009	1,200,000	—	708,333	9,060,764	1,322,634	42,365	12,334,096

Joseph J. Euteneuer Chief Financial Officer	2011	551,442	688,150	930,557	689,755	895,935	77,088	3,832,927

Keith O. Cowan President Strategic Planning and Corporate Initiatives	2011	725,000	229,076	735,678	458,536	1,339,781	7,837	3,495,908

	2010	725,000	—	447,253	450,490	1,550,971	1,536	3,175,250

	2009	725,000	1,000,000	208,333	2,664,932	587,567	9,800	5,195,632

Steven L. Elfman President Network Operations and Wholesale	2011	650,000	251,232	868,963	596,097	1,470,688	7,837	3,844,817

	2010	650,000	300,000	499,203	540,587	1,546,044	1,536	3,537,370

	2009	650,000	—	212,500	2,718,230	526,784	563,814	4,671,328

Robert L. Johnson Chief Service and Information Technology Officer	2011	486,308	123,842	372,019	256,780	718,990	47,578	2,005,517

	2010	460,000	—	212,993	253,999	789,514	33,421	1,749,927

	2009	460,000	115,000	90,667	1,159,778	298,241	9,800	2,133,486

Former Executive Officer:
Robert H. Brust Chief Financial Officer	2011	365,385	200,000	—	—	461,299	7,837	1,034,521

	2010	1,000,000	400,000	1,367,034	1,265,918	1,489,670	200,682	5,723,304

	2009	1,000,000	700,000	—	—	842,855	464,081	3,006,936

(1)

For 2011 consists of: (a) the incremental amounts with respect to the iPhone® adjustment described on page 20 for the STIC plan, which in the aggregate totaled approximately $563,000 for the named executive officers; (b) the incremental amounts with respect to the iPhone® and LightSquared adjustments described on pages 21 and 22 for the LTIC plan, which in the aggregate totaled approximately $1,058,600 for the named executive officers; (c) a sign-on bonus for Mr. Euteneuer in the amount of $500,000; and (d) a retention bonus for Mr. Brust of $200,000.

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(2)	The value shown for 2011 is the sum of three awards: a performance unit award under the 2009 LTIC plan and performance-based RSU awards under the 2010 LTIC plan and the 2011 LTIC plan.

	2009 Performance Units ($)	2010 RSUs ($)	2011 RSUs ($)	Restricted Stock ($)	Total ($)	Max 2009 Performance Unit Payout ($)
Hesse	708,333	1,163,435	1,351,000	—	3,222,768	1,416,666
Euteneuer	—	—	353,057	577,500	930,557	—
Cowan	208,333	290,858	236,487	—	735,678	416,666
Elfman	212,500	349,030	307,433	—	868,963	425,000
Johnson	90,667	148,919	132,433	—	372,019	181,334

For the performance unit award, the value represents the target opportunity of performance units for the 2011 annual performance period as of the approval date of the Compensation Committee of the objectives and targets for the 2011 performance period under the 2009 LTIC plan. The performance unit award was allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target was set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of specified results. The award was payable in cash or unrestricted shares of our common stock at the discretion of the Compensation Committee. The Compensation Committee determined to pay the award in cash. For 2011, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and net service revenue, equally weighted, and the achievement on the objectives was 91.5% (adjusted to 106.5%) of target.

For the performance-based RSU award, the value represents the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718 as of the date the Compensation Committee approved the applicable objectives and targets for the 2011 performance period under the 2011 LTIC plan and the 2010 LTIC plan. The RSUs vest on the third anniversary of the grant, but are also subject to performance-based vesting conditions. The RSUs are allocated one-third to each annual performance period for three years, 2010-2012 for the 2010 LTIC plan and 2011-2013 for the 2011 LTIC plan. Each annual performance target is set by the Compensation Committee at the start of each respective single year performance period. Based on achievement of specified results with respect to free cash flow and net service revenue in 2011, for Messrs. Hesse, Cowan, Elfman, and Johnson the RSUs allocated to 2011 under the 2010 LTIC plan will vest on March 16, 2013 and for the 2011 LTIC plan on February 23, 2014 see “—Compensation Discussion and Analysis—Primary Components of Executive Compensation—Long-Term Incentive Compensation Plan.” For Mr. Euteneuer the RSUs awarded under the 2011 LTIC plan will vest on April 4, 2014. The number of performance-based RSUs granted was determined based on the 30-day average closing price of our stock, consistent with our practice in prior years as described more fully in the following footnote, whereas the grant date fair value reported for 2011 reflects the closing price on the grant date.

(3)	Represents the grant date fair value of options granted in 2011 computed in accordance with FASB ASC Topic 718. The grant date fair value reported in 2011 is lower than the respective portion of the target opportunities disclosed on page 18 because of the methodology used, consistent with our practice in prior years, to determine the number of stock options to be delivered under the LTIC plan. Under that methodology, which is commonly used to alleviate short-term fluctuations in the stock price used in the conversion from dollar-denominated awards to shares, we calculate an average closing price of our stock over a 30 calendar day period before the grant (for the 2011 LTIC plan, that period ended on February 4, 2011 and the average stock price was $4.44). The Black-Scholes value was $2.05 using this average price per share. The target dollar value to be delivered in stock options is then divided by the Black-Scholes value to determine the number of stock options granted to the participant. With respect to Mr. Euteneuer’s options the Black-Scholes value was $2.02 and the average closing price of our stock over a 30 calendar day period was $4.58. The strike price is the closing price of our common stock on the date the award was granted.

(4)	The value shown for 2011 is the sum of three amounts: the payout under the 2011 STIC plan, and a performance unit award under the 2011 LTIC plan and a performance unit award under the 2010 LTIC plan.

	2011 STIC Plan ($)	2010 Performance Units ($)	2011 Performance Units ($)	Total ($)
Hesse	1,528,800	1,525,000	1,790,472	4,844,272
Euteneuer	362,185	—	533,750	895,935
Cowan	577,281	381,250	381,250	1,339,781
Elfman	517,563	457,500	495,625	1,470,688
Johnson	310,290	195,200	213,500	718,990

With respect to the 2011 STIC plan, each named executive officer earned a payout of approximately 63.7% (adjusted to 73.7%) of their targeted opportunity based on actual performance in 2011 compared to two semi-annual company-wide performance periods under our 2011 STIC plan. For more information regarding our STIC plan, see “—Compensation Discussion and Analysis—Primary Components of Executive Compensation— Short-Term Incentive Compensation Plan.” Mr. Euteneuer’s 2011 STIC plan payout was prorated based on his start date.

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With respect to the performance units under the 2010 LTIC plan and 2011 LTIC plan, the amount shown includes, the amount earned with respect to performance units granted by the Compensation Committee on March 16, 2010 and February 23, 2011, respectively. The performance unit award is allocated one-third to each annual performance period for three years (2010-2012) or (2011-2013), as applicable, and is payable in cash after the end of such period. Each annual performance target is set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 150% based on the achievement of specified results. For 2011, the performance unit award payout was based on the Company’s achievement of specified results with respect to free cash flow and net service revenue, equally weighted, and the achievement on the objective was 91.5% of target (adjusted to 106.5%).

(5)	Consists of: (a) amounts contributed by us under our 401(k) and deferred compensation plans; (b) perquisites and other personal benefits; and (c) tax gross-ups for relocation benefits as follows:

	Year	Company Contributions to 401(k) and Deferred Compensation Plans ($)	Perquisites and Other Personal Benefits ($)(a)	Tax Gross Ups ($)(b)
Mr. Hesse	2011	76,629	17,660	—
Mr. Euteneuer	2011	—	77,088	—
Mr. Cowan	2011	7,837	—	—
Mr. Elfman	2011	7,837	—	—
Mr. Johnson	2011	7,837	23,589	16,152
Mr. Brust	2011	7,837	—	—

(a)	The perquisites and other personal benefits received by Mr. Hesse in 2011 consisted of: non-business use of our corporate aircraft by Mr. Hesse and his family, which had an incremental cost to us of $9,745; costs for security services for Mr. Hesse’s residence, which had an incremental cost to us of $7,915; and personal IT and tech support.

The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, engine warranty expense, contract labor expense and other trip expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year.

The Compensation Committee established an overall security program for Mr. Hesse. Under the security program, we provided Mr. Hesse with residential security systems and equipment and he was required to use our aircraft for business travel as well as non-business travel. Mr. Hesse was permitted to have his family accompany him on the corporate aircraft for business and non-business travel.

The amount disclosed for Mr. Euteneuer includes $71,759 in legal fees relating to the negotiation of his employment contract and $5,329 of non-business use of our corporate aircraft.

Consistent with our objective to attract and retain a high-performing executive management team, we may recruit or relocate candidates from throughout the U.S. to fill executive level openings and will reimburse the executive for relocation costs. The amount disclosed for Mr. Johnson consists of relocation costs of $23,589.

(b)	To the extent such relocation benefits are taxable to the recipient, we may also provide a cash payment to the recipient to offset the tax payable on such reimbursement, in whole or in part, taking into account the tax payable by the recipient on such tax gross-up as well.

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2011 Grants of Plan-Based Awards

The table below summarizes awards under our short- and long-term incentive plans, and other option awards, to our named executive officers in 2011. These awards consisted of the following:

—	Awards granted pursuant to our 2011 STIC plan, which is our annual cash incentive compensation plan;
—	Stock options, performance units, performance-based RSUs granted pursuant to our 2011 LTIC plan, which is our long-term incentive compensation plan; and
—	Restricted stock granted to Mr. Euteneuer in connection with his employment agreement.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Options Awards: # of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Award Type	Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $	Target #
Hesse	2/23	STI(1)	600,000	2,400,000	4,800,000	—	—	—	—	—	—	—
	2/23	LTI(2)	1,250,000	5,000,000	7,500,000	—	—	—	—	—	—	—
	2/23	LTI(3)	1,467,600	5,870,400	8,805,600	—	—	—	—	—	—	—
	2/23	pRSU(4)	—	—	—	—	—	—	277,008	—	—	1,163,435
	2/23	pRSU(5)	—	—	—	—	—	—	321,667	—	—	1,351,000
	2/23	PU(6)	—	—	—	177,083	708,333	1,416,667	—	—	—	708,333
	2/23	SO(7)	—	—	—	—	—	—	—	900,000	4.20	1,692,000
Euteneuer	4/4	STI(1)	251,875	1,007,500	2,015,000	—	—	—	—	—	—	—
	4/4	LTI(3)	437,500	1,750,000	2,625,000	—	—	—	—	—	—	—
	4/4	pRSU(5)	—	—	—	—	—	—	76,419	—	—	353,056
	4/4	RSA (8)	—	—	—	—	—	—	—	125,000	—	577,501
	4/4	SO(9)	—	—	—	—	—	—	—	341,463	4.62	689,755
Cowan	2/23	STI(1)	226,563	906,250	1,812,500	—	—	—	—	—	—	—
	2/23	LTI(2)	312,500	1,250,000	1,875,000	—	—	—	—	—	—	—
	2/23	LTI(3)	312,500	1,250,000	1,875,000	—	—	—	—	—	—	—
	2/23	pRSU(4)	—	—	—	—	—	—	69,252	—	—	290,858
	2/23	pRSU(5)	—	—	—	—	—	—	56,306	—	—	236,487
	2/23	PU(6)	—	—	—	52,083	208,333	416,666	—	—	—	208,333
	2/23	SO(7)	—	—	—	—	—	—	—	243,902	4.20	458,536
Elfman	2/23	STI(1)	203,125	812,500	1,625,000	—	—	—	—	—	—	—
	2/23	LTI(2)	375,000	1,500,000	2,250,000	—	—	—	—	—	—	—
	2/23	LTI(3)	406,250	1,625,000	2,437,500	—	—	—	—	—	—	—
	2/23	pRSU(4)	—	—	—	—	—	—	83,102	—	—	349,030
	2/23	pRSU(5)	—	—	—	—	—	—	73,198	—	—	307,433
	2/23	PU(6)	—	—	—	53,125	212,500	425,000	—	—	—	212,500
	2/23	SO(7)	—	—	—	—	—	—	—	317,073	4.20	596,097
Johnson	2/23	STI(1)	60,375	241,500	483,000	—	—	—	—	—	—	—
	2/23	STI(1)	63,750	255,000	510,000	—	—	—	—	—	—	—
	2/23	LTI(2)	160,000	640,000	960,000	—	—	—	—	—	—	—
	2/23	LTI(3)	175,000	700,000	1,050,000	—	—	—	—	—	—	—
	2/23	pRSU(4)	—	—	—	—	—	—	35,457	—	—	148,919
	2/23	pRSU(5)	—	—	—	—	—	—	31,532	—	—	132,433
	2/23	PU(6)	—	—	—	22,667	90,667	181,334	—	—	—	90,667
	2/23	SO(7)	—	—	—	—	—	—	—	136,585	4.20	256,780
Former Executive Officer:
Brust	2/23	STI(1)	325,000	1,300,000	2,600,000	—	—	—	—	—	—	—

(1)

STI - Represents the threshold, target and maximum estimated possible payouts for fiscal year 2011 under our 2011 STIC plan. Payouts under the 2011 STIC plan, which were based on our 2011 actual performance compared to the financial and operating objectives of the plan, were made at approximately 73.7% (after adjustment) of each named executive officer’s target opportunity, and are reflected in the 2011 Summary Compensation Table in the columns entitled “Non-Equity Incentive Plan Compensation” and “Bonus.” Each performance objective under the plan had a threshold achievement level, below which there would be no payout, a target achievement level, at which the target opportunity

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would be paid, and a maximum achievement level, at which 200% of the target would be paid for each half-year performance period. For purposes of this table, the minimum estimated possible payout assumes that the threshold achievement level was satisfied. For more information on the 2011 STIC plan, see “Compensation Discussion and Analysis – Primary Components of Executive Compensation–Short-term Incentive Compensation Plans.” Mr. Johnson’s target for the first half of the 2011 STIC plan was based on a salary of $483,000, which increased in the second half of the 2011 STIC plan to $510,000.

(2)	LTI - Represents the threshold, target and maximum estimated possible payouts for performance units granted by the Compensation Committee on March 16, 2010 under the 2010 LTIC plan. In early 2011, the Compensation Committee set goals for the 2011 LTIC plan performance period with respect to free cash flow and net service revenue.

(3)	LTI - Represents the threshold, target and maximum estimated possible payouts for performance units granted by the Compensation Committee on February 23, 2011 under the 2011 LTIC plan. In early 2011, the Compensation Committee set goals for the 2011 LTIC plan performance period with respect to free cash flow and net service revenue.

(4)	pRSUs - Represents a performance-based RSU award granted under our 2010 LTIC plan, which is subject to adjustment in accordance with the performance objectives. Vesting occurs 100%, as adjusted for achievement in each of the three one-year performance periods ending on December 31, 2010, 2011, and 2012, on March 16, 2013. In early 2011, the Compensation Committee set goals for the 2011 LTIC plan performance period with respect to free cash flow and net service revenue. The total number of performance-based RSUs granted is set forth below:

Name	2010 Performance-based RSUs	1/3 for 2011

Daniel R. Hesse	831,025	277,008
Keith O. Cowan	207,756	69,252
Steven L. Elfman	249,307	83,102
Robert L. Johnson	106,371	35,457

(5)	pRSUs - Represents a performance-based RSU award granted under our 2011 LTIC plan, which is subject to adjustment in accordance with the performance objectives. Vesting occurs 100%, as adjusted for achievement in each of the three one-year performance periods ending on December 31, 2011, 2012, and 2013, on February 23, 2014. In early 2011, the Compensation Committee set goals for the 2011 performance period with respect to free cash flow and net service revenue. The total number of performance-based RSUs granted is set forth below:

Name	2011 Performance-based RSUs	1/3 for 2011

Daniel R. Hesse	965,000	321,667
Joseph J. Euteneuer	229,258	76,419
Keith O. Cowan	168,919	56,306
Steven L. Elfman	219,595	73,198
Robert L. Johnson	94,595	31,532

(6)	PUs- Represents the target opportunity of performance units for the 2011 annual performance period as of the approval date of the Compensation Committee under the 2009 LTIC plan. The performance unit award is allocated one-third to each annual performance period for three years (2009-2011). Each annual performance target was set by the Compensation Committee at the start of each respective single-year performance period, and the payout of the performance unit award may range from 0% to 200% based on the achievement of those specified results. The award was payable in cash or unrestricted shares of our common stock, at the discretion of the Compensation Committee, after the end of 2011. For 2011, the performance unit award was based on the Company’s achievement of specified results with respect to free cash flow and net service revenue and was paid out in cash.

(7)	SO - Represents stock options granted under our 2011 LTIC plan. Vesting occurs in equal installments on each of February 23, 2012, February 23, 2013 and February 23, 2014.

(8)	RSA - Represents a restricted stock award granted as part of his sign-on award. Vesting occurs 100% on April 4, 2014.

(9)	SO - Represents stock options granted under our 2011 LTIC plan. Vesting occurs in equal installments on each of April 4, 2012, April 4, 2013 and April 4, 2014.

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2011 Option Exercises and Stock Vested

The table below summarizes option awards that were exercised and stock awards that vested in 2011 with respect to each of our named executive officers.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Hesse	—	—	322,581	1,461,292

Euteneuer	—	—	—	—

Cowan	—	—	161,290	730,644

Elfman	—	—	96,774	438,386

Johnson	—	—	41,290	187,044
Former Executive Officer: Brust	—	—	234,742	1,227,701

(1)	Of the shares acquired on vesting, each named executive officer surrendered a number to satisfy his tax withholding obligations, resulting in his receiving a net number of shares of our common stock as follows:

Named Executive Officer	Surrendered	Received
Hesse	114,763	207,818
Cowan	50,948	110,342
Elfman	31,704	65,070
Johnson	15,252	26,038
Brust	97,301	137,441

(2)	Amounts reflect the average high and low common stock price as reported on the NYSE composite of the underlying common stock on the day the RSU award vested multiplied by the number of shares that vested.

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Outstanding Equity Awards at 2011 Fiscal Year-End

The table below summarizes option and equity awards outstanding as of December 31, 2011 held by each of our named executive officers.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Hesse	—	900,000 (2)	4.20	02/23/2021	875,683 (6)	2,049,098	920,342 (7)	2,153,600
	227,272 (3)	681,819 (3)	3.45	03/16/2020	—	—	—	—
	1,475,694 (4)	1,475,695 (4)	3.59	02/25/2019	—	—	—	—
	513,347 (5)	—	6.52	03/26/2018	—	—	—	—
	1,000,000 (5)	—	13.91	12/17/2017	—	—	—	—
	1,000,000 (5)	—	16.69	12/17/2017	—	—	—	—
	1,275,000 (5)	—	19.47	12/17/2017	—	—	—	—
Euteneuer	—	341,463 (8)	4.62	04/04/2021	201,419 (9)	471,320	152,839 (10)	357,643
Cowan	—	243,902 (2)	4.20	02/23/2021	194,810 (6)	455,856	181,865 (7)	425,563
	56,818 (3)	170,455 (3)	3.45	03/16/2020	—	—	—	—
	434,028 (4)	434,028 (4)	3.59	02/25/2019	—	—	—	—
	256,674 (5)	—	6.52	03/26/2018	—	—	—	—
	473,485 (5)	—	21.48	07/09/2017	—	—	—	—
Elfman	—	317,073 (2)	4.20	02/23/2021	239,402 (6)	560,201	229,500 (7)	537,030
	68,181 (3)	204,546 (3)	3.45	03/16/2020	—	—	—	—
	442,708 (4)	442,709 (4)	3.59	02/25/2019	—	—	—	—
	154,004 (5)	—	7.89	05/04/2018	—	—	—	—
	435,730 (5)	—	9.47	05/04/2018	—	—	—	—
Johnson	—	136,585 (2)	4.20	02/23/2021	102,446 (6)	239,724	98,520 (7)	230,537
	29,091 (3)	87,273 (3)	3.45	03/16/2020	—	—	—	—
	188,889 (4)	188,889 (4)	3.59	02/25/2019	—	—	—	—
	65,708 (5)	—	6.52	03/26/2018
	35,344 (11)	35,371 (11)	4.64	06/17/2017
Former Executive Officer:
Brust	—	681,818 (12)	3.29	02/25/2020	415,512 (13)	972,298	—	—
	677,201 (5)	—	8.02	05/01/2018	—	—	—	—

(1)	Market value is based on the closing price of a share of our common stock of $2.34 on December 30, 2011.

(2)	Stock options vest 33 1/3% on February 23, 2012, February 23, 2013 and February 23, 2014.

(3)	Stock options vest/vested 25% on March 16, 2011, March 16, 2012, March 16, 2013 and March 16, 2014.

(4)	Stock options vest/vested 25% on February 25, 2010, February 25, 2011, February 25, 2012 and February 25, 2013.

(5)	Stock options are fully vested.

(6)	Consists of performance-based RSU awards that vest on March 16, 2013 and with respect to which the applicable performance periods have been completed:

Name	Amount
Daniel R. Hesse	554,016
Keith O. Cowan	138,504
Steven L. Elfman	166,204

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Robert L. Johnson	70,914

Consists of performance-based RSU awards that vest on February 23, 2014 and with respect to which the applicable performance periods have been completed:

Name	Amount
Daniel R. Hesse	321,667
Keith O. Cowan	56,306
Steven L. Elfman	73,198
Robert L. Johnson	31,532

(7)	Consists of performance-based RSU awards that vest on March 16, 2013 and with respect to which the applicable performance periods have not been completed:

Name	Amount
Daniel R. Hesse	277,009
Keith O. Cowan	69,252
Steven L. Elfman	83,103
Robert L. Johnson	35,457

Consists of performance-based RSU awards that vest on February 23, 2014 and with respect to which the applicable performance periods have not been completed:

Name	Amount
Daniel R. Hesse	643,333
Keith O. Cowan	112,613
Steven L. Elfman	146,397
Robert L. Johnson	63,063

(8)	Stock options vest in equal installments on each of April 4, 2012, April 4, 2013 and April 4, 2014.

(9)	Consists of 76,419 shares underlying a performance-based RSU award and 125,000 shares of restricted stock that vest 100% on April 4, 2014.

(10)	Performance-based RSU award vests 100% on April 4, 2014.

(11)	Stock options vest/vested 50% on June 17, 2011 and June 17, 2012.

(12)	Stock options vest 100% on May 1, 2012.

(13)	RSU award vests 100% on May 1, 2012.

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Executive Compensation

Pension Benefits

None of our named executive officers are offered pension benefits from us.

Nonqualified Deferred Compensation

Certain employees, including our named executive officers, are entitled to participate in the Sprint Nextel Deferred Compensation Plan, a nonqualified and unfunded plan under which participants may defer to future years the receipt of certain compensation. For 2011, the plan permitted participants to defer up to 50% of base salary and 75% of their STIC plan payout. To compensate participants for federal tax law limitations under our 401(k) plan, we match deferrals to the plan using the same matching contribution formula as our 401(k) plan for eligible compensation above the applicable annual limit, which for 2011 was $245,000. Of our named executive officers, only Mr. Hesse participated in this plan with respect to compensation earned during 2011. The table below summarizes the information with respect to this plan, and the activity and balances with respect to the account of each named executive officer.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($)(3)
Mr. Hesse	60,000	68,792	10,927	—	583,319
Mr. Euteneuer	—	—	—	—	—
Mr. Cowan	—	—	—	—	—
Mr. Elfman	—	—	—	—	—
Mr. Johnson	—	—	—	—	—
Mr. Brust	—	—	—	—	—

(1)	Represents contributions by Mr. Hesse with respect to 2011 base salary compensation, the amount of which is included in the 2011 Summary Compensation Table in the “Salary” column.
(2)	Represents matching contributions by us with respect to 2011 base salary deferrals but not credited to the account of Mr. Hesse until March 30, 2012, the amount of which is included in the 2011 Summary Compensation Table in the “All Other Compensation” column.
(3)	Represents the aggregate balance as of December 31, 2011, adjusted to include the matching contribution noted in footnote 2 above.

Compensation deferred by participants and any matching contributions made by us are credited to a bookkeeping account that represents our unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options, which include one option that tracks our common stock and other options that track broad-based bond and equity indices. Participants may change hypothetical investment elections only four times a year and at least three months must elapse between each change. Under the plan, the amount of our unfunded obligation is determined by tracking the value in the bookkeeping account according to the performance of the hypothetical investments.

Potential Payments upon Termination of Employment or Change of Control

Upon a December 30, 2011 termination of employment due to a resignation without good reason or by us with cause, our named executive officers would be entitled to only those payments and benefits provided to all our salaried employees on a non-discriminatory basis, including:

—	accrued salary and vacation pay;

—	distribution of balances under our 401(k) plan and deferred compensation plan; and

—

had their termination not for cause been at their normal retirement, (1) the 2011 STIC plan and the 2009 LTIC plan performance unit award based on actual performance and made after the Compensation Committee determined whether performance targets were achieved, pro-rated for their service during the performance period, (2) continued participation in group life and health plans, and (3) accelerated vesting of options and RSUs granted (at actual performance) and exercisability of vested options for five years.

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For more information on the deferred compensation benefits available to our named executive officers, see “—Other Components of Executive Compensation.”

Further, pursuant to the terms of our named executive officers’ respective employment agreements or our Change in Control Severance Plan, they would be entitled to not only their accrued benefits noted above, but other payments and benefits upon terminations of employment in the event of certain situations as described in the narrative, and quantified in the table, below.

While each of the applicable employment agreements and the Change in Control Severance Plan document set forth relevant definitions in full, generally:

Change of control means:

—	the acquisition by a person or group of 30% or more of Sprint’s voting stock;

—	a change in the composition of a majority of our directors;

—

the consummation of a merger, reorganization, business combination or similar transaction after which: Sprint’s shareholders do not hold more than 50% of the combined entity, the members of Sprint’s board of directors do not constitute a majority of the directors of the combined entity, or a person or group holds 30% or more of the voting securities of the combined entity; or

—	the liquidation or dissolution of Sprint.

We have cause to terminate the employment of a named executive officer involuntarily where that officer materially breaches his employment agreement, fails to perform his duties, intentionally acts in a manner that is injurious to us, or violates our code of conduct.

Good reason means, the occurrence of any of the following without the named executive officer’s consent:

—	our material breach of his employment agreement;

—	a reduction in salary or short-term incentive compensation target opportunity, except for across-the board reductions;

—	certain relocations; and

—	in connection with a change in control:

¡	the reduction of an executive’s duties or responsibilities, organizational status or title;
¡	the failure to provide a long-term incentive compensation opportunity comparable to other senior executives or a greater than 10% maximum across-the-board reduction to any of base salary or short- or long-term incentive compensation opportunities; or
¡	our failure to obtain an agreement from a successor to perform the employment agreement.

The following table and narrative describe the potential payments and benefits that would be provided to our named executive officers upon each respective hypothetical December 30, 2011 termination of employment scenario (except that only the information related to an involuntary termination without cause is applicable for Mr. Brust, whose termination of employment with us was effective April 29, 2011).

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		Without Cause or For Good Reason
			Non-CIC(1)	CIC(2)	Disability	Death
			($)	($)	($)	($)
Hesse	Salary-based		2,400,000	2,400,000	1,200,000	—
	STI-based		6,563,520	7,192,800	1,765,960	1,765,960
	LTI-based(3)		4,986,679	7,244,779	7,244,779	7,244,779
	Benefits/Perquisites		—	—	—	—
		Total Value	14,002,896	16,890,276	10,219,588	9,010,739
Euteneuer	Salary-based		1,550,000	1,550,000	775,000	—
	STI-based		2,475,618	2,762,565	461,641	461,641
	LTI-based(3)		292,500	828,964	828,964	828,964
	Benefits/Perquisites		52,449	52,449	8,724	—
		Total Value	4,370,567	5,193,978	2,074,329	1,290,605
Cowan	Salary-based		1,450,000	1,450,000	725,000	—
	STI-based		2,478,413	2,716,031	666,834	666,834
	LTI-based(3)		2,689,138	2,689,138	1,776,148	1,776,148
	Benefits/Perquisites		52,606	52,606	8,803	—
		Total Value	6,670,157	6,907,775	3,176,785	2,442,982
Elfman	Salary-based		1,300,000	1,300,000	650,000	—
	STI-based		2,222,025	2,435,063	597,851	597,851
	LTI-based(3)		1,496,002	2,009,854	2,009,854	2,009,854
	Benefits/Perquisites		47,131	—	6,066	—
		Total Value	5,065,158	5,792,048	3,263,771	2,607,705
Johnson	Salary-based		1,020,000	1,020,000	510,000	510,000
	STI-based		1,530,000	1,530,000	510,000	510,000
	LTI-based(3)		859,645	859,645	859,645	859,645
	Benefits/Perquisites		68,126	68,126	9,063	—
		Total Value	3,477,771	3,477,771	1,888,708	1,879,645
Brust	Salary-based		—	N/A	N/A	N/A
	STI-based		461,299	N/A	N/A	N/A
	LTI-based(3)		4,656,952	N/A	N/A	N/A
	Benefits/Perquisites		—	N/A	N/A	N/A
		Total Value	5,118,251	N/A	N/A	N/A

(1)

With respect to Mr. Johnson, if his termination was for good reason based on relocation, his salary-based benefit would have been $510,000, his STI-based benefit would have been $1,020,000, and his benefits/perquisites would have been $9,063 for a total value of $2,398,708.

(2)

If the change of control had occurred in 2010, the 2011 STIC plan portion of the STI-based payment would have been: for Mr. Hesse, $1,765,960, resulting in a total value of $16,263,436; for Mr. Euteneuer, $461,641, resulting in a total value of $4,908,054; for Mr. Cowan, $666,834, resulting in a total value of $6,671,078; and for Mr. Elfman, $597,851, resulting in a total value of $5,579,836.

(3)

Includes performance units payable in cash, stock options and RSUs. The value of options is based on the intrinsic value of the options, which is the difference between the exercise price of the option and the market price of our shares on December 30, 2011, multiplied by the number of options, and the value of RSUs is based on the market value of our stock on December 30, 2011, multiplied by the number of RSUs.

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Resignation for Good Reason or Involuntary Termination without Cause

If our named executive officers’ employment had terminated either by them for good reason or by us without cause, they would have been entitled to:

—

continuation of their then-current base salary for their respective payment period through periodic payment with the same frequency as our payroll schedule (or in the event of a termination within 18 months after a change of control, in a lump sum equal to their base salary for such payment period);

—	a payment of:

¡

their STIC plan award for 2011, based on actual performance (or in the event of a termination within 18 months after a change of control occurring in 2011, at their STI target opportunity) prorated for service during the performance period, plus

¡	their STI target opportunity as of December 30, 2011 or that amount of the applicable STIC plan payout based on actual performance, if less (greater, with respect to Mr. Johnson), for their payment period, with each payment being made after the Compensation Committee has determined whether performance targets were achieved, except that, in the event of a termination within 18 months after a change of control, the payment equal to their STI target opportunity for their payment period would instead be paid as a lump sum without regard to achievement of performance targets or timing of the Compensation Committee’s determination thereon;

—

a payment of their 2009 LTIC plan (and, with respect to Mr. Cowan, his 2010 LTIC plan) performance unit award based on actual performance and made after the Compensation Committee has determined whether performance targets were achieved, prorated for their service during the performance period;

—

continued vesting through their payment period (through the originally-scheduled vesting date with respect to Mr. Cowan’s awards outstanding as of August 5, 2010) (or in the event of a termination within 18 months after a change of control, and with respect to Mr. Johnson, immediate vesting) of options and RSUs granted, exercisability of options vested through the 90th day after such vesting, and with respect to:

¡	Mr. Hesse, receipt of the Sign-On RSU Award (as defined in his employment agreement) on the first business day of the seventh month following his termination;
¡	Mr. Brust, vesting as of May 11, 2011 of the unvested portions of his Sign-On Option Award and Sign-On RSU Award (as defined in his employment agreement); and
¡	Mr. Johnson, exercisability of vested options for 12 months; and

—

continued participation at employee rates in our group health and life (and for Mr. Johnson, long-term disability) plans, and (except for Mr. Brust and except for Mr. Johnson if his termination was for good reason based on relocation) outplacement services in an amount not to exceed $35,000 ($50,000 with respect to Mr. Johnson), each for the duration of their payment period.

The payment period for each of the named executive officers is 24 months (12 months with respect to Mr. Johnson if his termination was for good reason based on relocation), with the exception of Mr. Brust, whose payment period was the remainder of his employment term.

Termination as a Result of Disability

If our named executive officers’ employment had terminated as a result of their disability, they would have been entitled to:

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Executive Compensation

—

continuation of their base salary for 12 months, less (except for Mr. Johnson) any benefits paid under our Long-term Disability Plan, through periodic payment with the same frequency as our payroll schedule;

—	a payment of their 2011 STIC plan award and the 2009 LTI plan performance unit award, each based on actual performance and prorated for service during the applicable performance periods;

—

immediate vesting of options and RSUs granted, exercisability of vested options for five years (12 months with respect to Mr. Johnson), and with respect to Mr. Hesse, receipt of the Sign-On RSU Award on the first business day of the seventh month following his termination; and

—	continued participation at employee rates in our group health and life plans for 12 months.

Termination as a Result of Death

Had our named executive officers’ employment terminated as result of their death, their estates would have been entitled, as with respect to our employees generally, to a payment of the 2011 STIC plan award based on target and the 2009 performance units under the 2009 LTIC plan based on actual performance, each prorated for service during the applicable performance periods, immediate vesting of options and RSUs granted, and exercisability of vested options for 12 months. Mr. Johnson’s estate also would have received continuation of his base salary for 12 months.

Conditions Applicable to the Receipt of Severance Payments and Benefits

As a condition to our named executive officers’ entitlement to receive the amounts above, they would have been:

—	required to execute a release in favor of us;

—	subject to confidentiality and non-disparagement provisions on a permanent basis following the termination of their employment; and

—	for the duration of their payment period, prohibited from:

¡	engaging in certain employment activities with a competitor of ours;
¡	soliciting our employees and certain other parties doing business with us to terminate their relationship with us; and
¡	soliciting or assisting any party to undertake any action that would be reasonable likely to, or is intended to, result in a change of control or seek to control our board of directors.

If the named executive officer breached any of these obligations, he would have no rights in, and we would have had no obligation to provide, any severance benefits yet to be paid or provided under his employment agreement and any outstanding equity-based award granted under his employment agreement would have terminated immediately.

Certain Relationships and Related Transactions

Our board has adopted a written policy regarding the review and approval or ratification of transactions involving our company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding voting stock, each of whom is referred to as a related party. Our policy covers any transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $120,000, except for approved compensation-related arrangements. Our corporate governance and legal staff are primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to transactions between related parties.

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Executive Compensation

We have a related party transaction committee comprised of members of management that reviews transactions between related parties to determine, based on the facts and circumstances, the potential amount involved and whether a related party has a direct or indirect material interest in the transaction. If the transaction is covered under our policy, the related party transaction committee then makes a recommendation to the Nominating Committee of our board regarding the appropriateness of the transaction. The Nominating Committee approves or ratifies the transaction only if it determines the transaction is in the best interests of the Company and our shareholders. In 2011, the related party transaction described below was brought before and ratified by the Nominating Committee.

Certain Employment Relationships

Danny L. Bowman, who was an executive officer of Sprint as of December 31, 2011, has a brother-in-law who is employed by a subsidiary of Sprint as a business account manager and in 2011 earned approximately $360,000, including commissions, which is commensurate with his level of experience and other employees having similar responsibilities.

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Security Ownership

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of five percent or more of our common stock. For purposes of the table below, beneficial ownership is determined based on Rule 13d-3 of the Securities Exchange Act of 1934, which states that a beneficial owner is any person who directly or indirectly has or shares voting and/or investment or dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	276,983,800 shares (2)	9.2%
Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	225,844,428 shares (3)	7.5%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	166,649,278 shares (4)	5.6%

Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403-1906	158,537,082 shares (5)	5.3%

(1)	The ownership percentages set forth in this column are based on our outstanding shares on March 16, 2012 and assumes that each of these shareholders continued to own the number of shares reflected in the table above on March 16, 2012.

(2)	According to a Schedule 13G filed with the SEC on February 8, 2012, by Capital Research Global Investors (a division of Capital Research and Management Company). According to the Schedule 13G, Capital Research Global Investors is the beneficial owner of, and has sole voting power and sole dispositive power with respect to, all of the shares.

(3)	According to a Schedule 13G/A filed with the SEC on February 10, 2012 by Dodge & Cox. Dodge & Cox has sole voting power with respect to 213,917,928 shares, and sole dispositive power with respect to, all of the shares.

(4)	According to a Schedule 13G/A filed with the SEC on February 8, 2012 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of, and has sole voting power and sole dispositive power with respect to, all of the shares.

(5)	According to a Schedule 13G filed with the SEC on February 8, 2012, by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. According to the Schedule 13G, Franklin Resources, Charles B. Johnson and Rupert H. Johnson, Jr. are beneficial owners of, and have shared voting power with respect to, 150,154,747 shares, and shared dispositive power with respect to 158,537,082 shares.

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Security Ownership

Security Ownership of Directors and Executive Officers

The following table states the number of shares of our common stock beneficially owned as of March 16, 2012 by each director, named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares owned.

Name of Beneficial Owner	Shares Owned		Shares Covered by Exercisable Options and RSUs to be Delivered (1)	Percentage of Common Stock
Robert R. Bennett	86,787		20,755	*
Gordon M. Bethune	75,305		20,755	*
Robert H. Brust	0		1,774,531	*
Keith O. Cowan	650,694		1,576,137	*
Steven L. Elfman	430,884		1,495,850	*
Joseph J. Euteneuer	125,000	(2)	113,821	*
Larry C. Glasscock	91,736		20,755	*
James H. Hance, Jr.	96,245		20,755	*
Daniel R. Hesse	1,891,571		6,756,433	*
V. Janet Hill	76,918		91,956	*
Frank Ianna	56,584		20,755	*
Robert L. Johnson	223,093		488,105	*
Sven-Christer Nilsson	37,182		20,755	*
William R. Nuti	53,940		20,755	*
Rodney O’Neal	61,439		20,755	*
Directors and Executive Officers as a group (20 persons)	4,138,916		6,799,262	*

  *Indicates ownership of less than 1%.

(1)	Represents shares that may be acquired upon the exercise of stock options exercisable, and shares of stock that underlie restricted stock units to be delivered, on or within 60 days after March 16, 2012 under our equity-based incentive plans.

(2)	Represents shares of restricted stock as to which Mr. Euteneuer has sole voting power but no dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of our shares and other equity securities. These people are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file, and we make these reports available at www.sprint.com/investors/sec.

To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, during 2011 all Section 16(a) filing requirements applicable to our directors, executive officers and beneficial owners of more than 10% of our equity securities were met.

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Proposal 2 - Ratification of the Selection of the Independent Registered Public Accounting Firm

PROPOSAL 2. RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2 on Proxy Card)

Our Audit Committee has voted to appoint KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting for our company and our subsidiaries for the year ending December 31, 2012. Our shareholders are asked to ratify that appointment at the annual meeting. In keeping with good corporate governance, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

Representatives of KPMG are expected to be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of KPMG is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

The following paragraphs describe the fees billed for professional services rendered by our independent registered public accounting firm for the fiscal years ended December 31, 2011 and 2010.

Audit Fees

For professional services rendered for the audit of our 2011 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2011 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of approximately $15 million.

For professional services rendered for the audit of our 2010 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2010 Form 10-Qs and the statutory audits of our international subsidiaries, KPMG billed us a total of approximately $15.5 million.

These amounts also include reviews of documents filed with the SEC, accounting consultations related to the annual audit and preparation of letters for underwriters and other requesting parties.

Audit-Related Fees

For professional audit-related services rendered to us, KPMG billed us a total of approximately $630,000 in 2011. Audit-related services in 2011 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

For professional audit-related services rendered to us, KPMG billed us a total of approximately $600,000 in 2010. Audit-related services in 2010 generally included the audits of our employee benefit plans, internal control reviews and other attestation services.

Tax Fees

For professional tax services rendered to us, KPMG billed us a total of approximately $ 775,000 in 2011. Tax services in 2011 primarily included tax consultation matters.

For professional tax services rendered to us, KPMG billed us a total of approximately $200,000 in 2010. Tax services in 2010 primarily included tax consultation matters.

All Other Fees

In 2011 and 2010, KPMG did not bill any fees other than the fees described above.

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Proposal 2 - Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee determined that the non-audit services rendered by KPMG in 2011 and 2010 were compatible with maintaining its independence as auditors of our consolidated financial statements.

The Audit Committee has adopted policies and procedures concerning our independent registered public accounting firm, including the pre-approval of services to be provided. Our Audit Committee pre-approved all of the services described above. The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services; however, pre-approval authority may be delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting. Our independent registered public accounting firm is generally prohibited from providing certain non-audit services under our policy, which is more restrictive than the SEC rules related to non-audit services. Any permissible non-audit service engagement must be specifically approved in advance by the Audit Committee. We provide quarterly reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by our independent registered public accounting firm.

Our Board of Directors recommends that you vote “FOR” Proposal 2.

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Proposal 3 - Advisory Resolution to Approve the Company’s Executive Compensation

PROPOSAL 3. ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

(Item 3 on Proxy Card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act require that we permit our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the “Executive Compensation—Compensation Discussion and Analysis” and accompanying Executive Compensation Tables and related narrative disclosure beginning on page 18. At our 2011 Annual Meeting, our shareholders approved, on an advisory basis, that an advisory vote on executive compensation should be held annually. Based on such result, our board determined that the advisory vote on executive compensation will be held every year until the next advisory vote on the frequency of future advisory votes on executive compensation, which will be no later than the Company’s 2017 annual meeting of shareholders.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation must strike a balance between rewarding achievement of our short-term objectives and rewarding long-term shareholder return and must be highly sensitive to the degree to which those results are realized. Please read the “Executive Compensation—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2012 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on Sprint Nextel, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our Board of Directors recommends that you vote “FOR” Proposal 3.

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Proposals 4 and 5 – Approval of Amendments to Article Seventh of our Articles of Incorporation

PROPOSALS 4. AND 5. APPROVAL OF AMENDMENTS TO ARTICLE SEVENTH OF OUR ARTICLES

OF INCORPORATION

(Items 4 and 5 on Proxy Card)

In response to a shareholder proposal requesting that we eliminate supermajority voting provisions that was approved at our 2011 Annual Meeting, our board, upon the recommendation of the Nominating Committee, approved an amendment to the Amended and Restated Articles of Incorporation (the “Articles”), subject to shareholder approval.

In order to establish majority voting on all matters impacting our company, we must eliminate supermajority voting by: (1) opting-out of certain anti-takeover provisions of the Kansas General Corporation Code (“KGCC”) relating to business combinations (the “Business Combination Statute”) (Proposal 4) and (2) eliminating the business combination provision currently contained in Article SEVENTH of the Articles (the “Business Combination Provision”) (Proposal 5).

The following is a summary of the two components of the amendment to the Articles (the “Amendment”), which must be separately considered for approval.

The proposed Amendment would strike current Article SEVENTH in its entirety and replace it as follows:

Business Combinations with Interested Stockholders. The Corporation expressly elects not to be subject to the provisions of contained in Sections 17-12,100 to 17-12,104 of the Kansas General Corporation Code, as it may be amended.

While the text of the Amendment is contained in one new Article SEVENTH, in accordance with Securities Exchange Act Rule 14a-4(a)(3), shareholders will have an opportunity to vote separately on each of the two components of the Amendment: (1) “opts out” of certain anti-takeover provisions of the Business Combination Statute (Proposal 4) and (2) eliminates the Business Combination Provision currently contained in Article SEVENTH (Proposal 5). Either one or both or neither of the proposed changes may be approved by the shareholders.

OVERVIEW OF KANSAS LAW

Under the KGCC, the board of directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its articles of incorporation, no shareholder vote of a constituent corporation surviving a merger is required if:

—	the merger agreement does not amend the constituent corporation’s articles of incorporation;
—	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and
—

either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

PROPOSAL 4. APPROVAL TO OPT-OUT OF THE BUSINESS COMBINATION STATUTE

(Item 4 on Proxy Card)

If passed, Proposal 4 would opt-out of the Business Combination Statute. The KGCC contains a “business combination” statute, which restricts “business combinations” between a domestic corporation and an “interested shareholder.” A “business combination” means one of various types of transactions, including mergers and consolidations that increase the proportionate voting power of the interested shareholder. An “interested shareholder” means any person, or its affiliate or associate that owns or controls 15% or more of the outstanding shares of the corporation’s voting stock.

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Proposals 4 and 5 – Approval of Amendments to Article Seventh of our Articles of Incorporation

Under this statute, a domestic corporation may not engage in a business combination with an interested shareholder for a period of three years following the time the interested shareholder became an interested shareholder, unless:

—	before that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
—

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares held by specified employee stock ownership plans; or

—

at or after that time the business combination is approved by the board of directors and authorized at a shareholders’ meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The business combination restrictions of this statute do not apply if, among other things:

—

the holders of a majority of the corporation’s voting stock approve an amendment to its articles of incorporation or bylaws expressly electing not to be governed by the provisions of the business combination act, which election will be effective 12 months after the amendment’s adoption and would not apply to any business combination with a person who was an interested shareholder at or before the time the amendment was approved; or

—

a shareholder becomes an interested shareholder “inadvertently” and as soon as possible thereafter divests itself of a sufficient number of shares so that such shareholder ceases to be an interested shareholder and would not, at any time within the three-year period immediately before a business combination between the corporation and such interested shareholder, have been an interested shareholder, but for the inadvertent acquisition.

A vote “For” Proposal 4 would opt-out of the Business Combination Statute; however, it would not be effective until twelve (12) months following the shareholders’ approval.

PROPOSAL 5. APPROVAL OF THE ELIMINATION OF THE BUSINESS COMBINATION PROVISION

(Item 5 on Proxy Card)

If approved, Proposal 5, would eliminate the Business Combination Provision contained in Article SEVENTH of our Articles. The Business Combination Provision requires that certain business combinations initiated by a beneficial owner of 10% or more of our voting stock, together with its affiliates and associates (collectively an “interested shareholder”), must be approved by the holders of 80% of the outstanding voting stock, unless (1) approved by a majority of continuing directors at a meeting where at least seven continuing directors are present, or (2) the business combination is a merger or consolidation and the consideration received by our shareholders in the business combination is not less than the highest price per share paid by the interested shareholder for its shares. The types of business combinations covered by this provision include:

—	a merger or consolidation of our company or any of our subsidiaries with an interested shareholder or its affiliate;
—

a sale, lease, exchange, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets with a fair market value of $1 million or more to or with an interested shareholder or its affiliate;

—

the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of our securities or securities of any of our subsidiaries in exchange for cash, securities or other property having an aggregate fair market value of $1 million or more to an interested shareholder or its affiliate;

—	the adoption of a plan or proposal for our liquidation or dissolution proposed by an interested shareholder or its affiliate; or

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Proposals 4 and 5 – Approval of Amendments to Article Seventh of our Articles of Incorporation

—

any reclassification of securities or recapitalization of our company or other transaction that has the effect of increasing the proportionate share of our equity securities or equity securities of any subsidiary owned directly or indirectly by the interested shareholder or its affiliate.

In order to qualify as a continuing director, a director cannot be affiliated with an interested shareholder and must have been a director before the time the interested shareholder became an interested shareholder (or any successor director recommended by a majority of the continuing directors).

A vote “For” Proposal 5 would eliminate the Business Combination Provision.

CONSIDERATIONS OF THE BOARD IN MAKING ITS RECOMMENDATION

Both the Business Combination Provision and the Business Combination Statute help discourage potential acquirors from purchasing a large block of stock as a means of substantially influencing the outcome of a simple majority vote. Neither applies to any “business combination” that was approved in advance by the corporation’s board of directors prior to the acquiring party’s becoming an interested shareholder.

In making its recommendation, our board considered, among other things, that:

—	our shareholders approved a shareholder proposal requesting that we eliminate all supermajority voting provisions that we are subject to;

—

some institutional investors look unfavorably upon public companies which avail themselves of state corporate law anti-takeover protections such as the Business Combination Statute or Business Combination Provision;

—

the potentially chilling effect on takeover and investment activity in us due to the potential for restrictions and a substantial delay that may be required thereafter in completing a business combination;

—

while our board can approve a business combination in advance and exempt it from the Business Combination provisions of the KGCL or the Articles, such approval must be obtained before an investor becomes an “interested shareholder”. Investors are not always cognizant of the Business Combination provisions of the KGCL or the Articles and thus may become subject to its provisions and then be precluded from participating in a business combination for a substantial period of time.

Effects of a Voting “For” and “Against”

—

If Proposals 4 and 5 are approved, we will not be covered by either the Business Combination Provision or the Business Combination Statute. However, we would still be covered by the Business Combination Statute for twelve (12) months following the shareholders’ approval. See Annex A – Example 1.

—	If both Proposal 4 and Proposal 5 are not approved, our Articles will remain unchanged. See Annex A – Example 2.

—

If Proposal 4 is approved and Proposal 5 is not approved, the Business Combination provision will remain in our Articles and we will opt-out of the Business Combination Statute. See Annex A – Example 3.

—

If Proposal 4 is not approved and Proposal 5 is approved, we will not have a Business Combination provision in our Articles, but will continue to be covered by the Business Combination Statute. See Annex A – Example 4.

Our Board of Directors recommends that you vote “FOR” Proposals 4 and 5.

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

PROPOSAL 6. APPROVAL OF MATERIAL TERMS OF PERFORMANCE OBJECTIVES UNDER 2007

OMNIBUS INCENTIVE PLAN, AS AMENDED

(Item 6 on Proxy Card)

Description of the Proposal

Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to its chief executive officer and the three other highest compensated officers (other than the chief financial officer), unless such compensation is deemed to be qualified performance-based compensation. To qualify as “qualified performance-based compensation,” certain criteria must be satisfied and the material terms under which the compensation is to be paid must be disclosed to, and approved by, shareholders before the compensation is paid. Generally, shareholders are required to approve the criteria and the material terms of the plan every five years.

In 2007, the Board adopted and the shareholders approved the Sprint Nextel Corporation 2007 Omnibus Incentive Plan, which we refer to as the 2007 Plan. The Board is now requesting shareholder approval of the material terms of the performance goals for certain future compensation awards that we may grant to certain of our senior executive officers. These material terms are slightly different than those approved by shareholders in 2007 because on February 22, 2012, the Board adopted, upon recommendation of the Compensation Committee and subject to shareholder approval, an amendment of the 2007 Plan, as further described below.

Under NYSE rules, we are required to obtain shareholder approval of the amendments to the 2007 Plan. In addition, we are submitting this proposal to the shareholders at this time pursuant to the requirements of Section 162(m) in order to continue meeting certain requirements of Section 162(m) regarding the deductibility of executive compensation. The following summary is qualified in its entirety by reference to the 2007 Plan, as amended (the “Amended 2007 Plan”), a copy of which is attached to this proxy statement as Annex B.

If the material terms of the performance criteria and goals set forth in the Amended 2007 Plan are approved by the Company’s shareholders, the Amended 2007 Plan will enable the Compensation Committee to continue to grant qualified performance-based compensation awards under the Amended 2007 Plan that may be exempt from the deduction limits of Section 162(m) until 2017. If the material terms of the performance criteria and goals of the Amended 2007 Plan are not approved by the shareholders, then the 2007 Plan will remain in full force and effect, but the amendment will not be made and for awards granted under the 2007 Plan on or after the date of the 2012 annual meeting, we will not be able to deduct the resulting compensation that exceeds the deduction limits of Section 162(m) that would have otherwise qualified as qualified performance-based compensation under Section 162(m), which would result in an additional cost to the company.

The Amended 2007 Plan is an “omnibus” type of equity compensation plan that provides the Board and the Compensation Committee of the Board with the discretion to provide for the award of incentive and nonqualified stock options, tandem and free-standing stock appreciation rights, restricted stock, restricted stock units, performance shares and units, or other share-denominated or cash awards to eligible individuals.

For purposes of Section 162(m), the material terms are (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance objective is based, and (3) either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance objective is attained. Material terms are described in the Summary of the Amended 2007 Plan below.

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

Text of Amendment to 2007 Plan

On February 22, 2012, in connection with the five-year approval requirement of Section 162(m), the Board adopted, upon recommendation of the Compensation Committee and subject to shareholder approval, an amendment to the 2007 Plan to change the annual limit on Qualified Performance-Based Awards in the form of Performance Units or other awards substantially similar to Performance Units from $7.5 million to $10 million. If shareholders approve this proposal, the text of Section 3(c)(iii) of the 2007 Plan would be amended by adding the amount indicated in underlined text (and deleting the amount indicated in strikethrough text) as follows:

For grants of Qualified Performance-Based Awards, no Participant shall be granted Performance Units, or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Performance Units, in the aggregate for more than ~~$7,500,000~~ $10,000,000 during any calendar year.

Summary of the Amended 2007 Plan

Shares Authorized under the Amended 2007 Plan. As of March 16, 2012, there were 135,979,303 shares of common stock remaining available for issuance under the Amended 2007 Plan. Any shares underlying full-value awards are counted against the foregoing share limit on a 2.5-to-1 ratio and those underlying any other award are counted against the share limit on a 1-1 ratio. If any stock option or SAR granted under the Amended 2007 Plan or the predecessor plans expires or is forfeited without being fully exercised, or is settled in cash, the shares subject to those awards will again be available for grant under the Amended 2007 Plan. If any full-value award granted under the Amended 2007 Plan or the predecessor plans is forfeited or settled in cash, the shares subject to those awards will again be available for grant under the Amended 2007 Plan on a 2.5-to-1 ratio. For example, if 100 RSUs are forfeited, 250 shares will become available under the Amended 2007 Plan.

Shares surrendered for the payment of the exercise price under stock options or SARs, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the Amended 2007 Plan. In addition, when a SAR is exercised and settled in shares, all of the shares underlying the SAR will be counted against the Amended 2007 Plan limit regardless of the number of shares used to settle the SAR.

Administration and Term of the Amended 2007 Plan. The selection of employee participants in the Amended 2007 Plan and the level of participation of each participant are determined by the Compensation Committee, except that our full board makes these determinations as to outside directors. To comply with applicable securities and tax laws and rules of the NYSE, the Compensation Committee must be comprised of two or more individuals, each of whom must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, an “outside director” within the meaning of Section 162(m), and an “independent director” within the meaning of the rules of the NYSE. Currently, the Compensation Committee is comprised of three directors who satisfy each of these rules and requirements.

The Compensation Committee has the authority to, among other things, interpret the Amended 2007 Plan, to establish and revise rules and regulations relating to the Amended 2007 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Amended 2007 Plan. The Compensation Committee may delegate any or all of its authority to administer the Amended 2007 Plan as it deems appropriate, except that no delegation may be made to executive officers in the case of awards intended to be qualified under Section 162(m).

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

No new awards may be granted under the Amended 2007 Plan after May 8, 2017. The Amended 2007 Plan may be terminated earlier by our board.

Eligibility. From time to time, the Compensation Committee, or as to outside directors the full board, determines who will be granted awards, the number of shares or performance units subject to such grants, and the terms of awards. Under the Amended 2007 Plan, awards may be granted to our employees (approximately 39,539, as of March 16, 2012), our outside directors (nine, as of March 16, 2012), and other individuals providing services to us, including but not limited to consultants, advisors, and independent contractors (approximately 72,888 as of March 16, 2012).

Performance Criteria. The management objectives applicable to any qualified performance-based award may be based on specified levels of or growth in one or more of the following criteria:

—	net sales;
—	revenue;
—	revenue growth or product revenue growth;
—	operating income (before or after taxes, including operating income before depreciation and amortization);
—	income (before or after taxes and before or after allocation of corporate overhead and bonus);
—	net earnings;
—	earnings per share;
—	net income (before or after taxes);
—	return on equity;
—	total stockholder return;
—	return on assets or net assets;
—	appreciation in and/or maintenance of share price;
—	market share;
—	gross profits;
—	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);
—	economic value-added models or equivalent metrics;
—	reductions in costs;
—	cash flow or cash flow per share (before or after dividends);
—	return on capital (including return on total capital or return on invested capital);
—	cash flow return on investment;
—	improvement in or attainment of expense levels or working capital levels;
—	operating, gross, or cash margins;
—	year-end cash;
—	debt reductions;
—	stockholder equity;
—	regulatory achievements;
—	operating performance;
—	market expansion;
—	customer acquisition;
—	customer satisfaction;
—	employee satisfaction;
—	implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects, and recruiting and maintaining personnel; or

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

—

a published or a special index deemed applicable by the Compensation Committee or any of the above criteria as compared to the performance of any such index, including, but not limited to, the Dow Jones U.S. Telecom Index.

Participant Limits. In addition to the annual limit on grants of Performance Units that are Qualified Performance Based Awards that was amended as described above, the Plan limits the number of shares underlying grants of (1) Option Rights or Appreciation Rights to 5,000,000 per calendar year, and (2) Qualified Performance Based Awards that are Restricted Stock, Restricted Stock Units, Performance Shares or other awards granted pursuant to Section 10 of the Plan to 2,500,000 per calendar year.

Stock Options and Stock Appreciation Rights. The Compensation Committee determines the terms of each stock option grant at the time of the grant. Stock options granted under the Amended 2007 Plan may be either non-qualified stock options or ISOs qualifying under Section 422 of the Code. The exercise price of any stock option granted may not be less than the market value of our shares (i.e., the closing price on the NYSE, which as of March 16, 2012 was $2.89) on the date the option is granted. The exercise price is payable in cash, by delivery of shares of our common stock, or other methods approved by the Compensation Committee. No stock option will authorize the payment of dividend equivalents or be exercisable for a period of more than ten years from the date of grant. ISOs granted to a 10% shareholder must have an option price at least 110% of the Stock’s FMV at grant, (2) can only be granted to employees, and (3) have an exercise period of no more than 5 years.

SARs may be granted in tandem with stock options or may be freestanding. The Compensation Committee determines the terms of each SAR at the time of the grant. No SAR may be granted at less than the market value of our shares on the date that the SAR is granted nor have a term of longer than ten years. Distributions to a holder of a SAR may be made in shares of our common stock, in cash or in a combination of both. No SAR will authorize the payment of dividend equivalents.

Subject to adjustment as described under “Adjustment” below, the Amended 2007 Plan does not permit “repricing” of stock options or SARs without the approval of our shareholders, except repricing was permitted under an amendment approved by our shareholders in 2010 for a one-time-only value-for-value option exchange offer.

Restricted Stock. Restricted stock may not be disposed of by the participant until certain restrictions established by the Compensation Committee lapse. Restricted stock may be issued for such consideration as the Compensation Committee determines, including no consideration other than the rendering of services. The holder of restricted stock has all of the rights of a shareholder, including the right to vote shares and the right to receive dividends or other distributions.

Restricted Stock Units. An RSU represents the right for the participant to receive one share of our common stock from us or cash at a particular date in the future. Unlike the holder of restricted stock, the holder of an RSU has none of the rights of a holder of any shares of our common stock underlying the RSU until the shares are delivered, but the Compensation Committee may authorize the payment of dividend equivalents on RSUs.

Performance Shares and Performance Units. A performance share is the equivalent of one share of our common stock and a performance unit is the equivalent of $1.00 or another amount determined by the Compensation Committee. Performance shares and performance units may be paid in cash, shares of our common stock, restricted stock, RSUs, or any combination thereof. Performance shares and performance units will be subject to terms and conditions that the Compensation Committee deems advisable or appropriate, consistent with the provisions of the Amended 2007 Plan. The management objectives and performance levels to be achieved for each performance period and the amount of the award to be distributed will be determined by the Compensation Committee.

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

Other Awards. The Amended 2007 Plan also permits grants of awards valued in whole or in part by reference to, or otherwise based on, (1) shares of our common stock or factors that may influence the value of such shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, awards with value and payment contingent upon performance of our company or specified subsidiaries, affiliates, or other business units, or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of, or the performance of specified subsidiaries, affiliates or other business units of ours; (2) cash; or (3) any combination of the foregoing. The Compensation Committee determines the terms and conditions of such awards, which may include the achievement of management objectives.

Payment of Outside Directors’ Fees in Common Stock. The Amended 2007 Plan provides that, in lieu of cash payments, outside directors may elect to receive all or part of their annual retainer and their meeting and committee meeting fees in shares of our common stock. The price at which outside directors may acquire shares of stock is the market value of our shares on the last trading day of the quarter in which the fees are earned.

In addition, outside directors may elect annually to defer receipt of such common stock. Shares deferred under this election are transferred by us to a trust, which holds the shares until the outside director’s termination of board service. The outside directors also may elect annually to receive payment out of the trust in a lump sum or installments and in shares of our common stock or cash. During the period the shares are held in trust, the outside director has voting rights with respect to the shares and the trustee reinvests the dividends on the shares in additional shares of our common stock. The trust is subject to the claims of creditors of our company.

Adjustment.  In the event of any change in the number or kind of outstanding shares of our common stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares, or any other change in our corporate structure or shares of our common stock, an appropriate adjustment will be made consistent with applicable provisions of the IRC and applicable Treasury Department rulings and regulations:

—	In the number and kind of shares for which awards may be granted, both in the aggregate and the individual limitations each calendar year;
—	In the number and kind of shares subject to outstanding awards;
—	In the exercise price of a stock option or base price of a SAR; and
—	Other adjustments as the board deems appropriate.

Change in Control. Unless otherwise provided in an award agreement, if there is a change in control of us (as defined in the Amended 2007 Plan) and the resulting entity assumes, converts or replaces the outstanding awards under the Amended 2007 Plan, the awards will become fully vested only upon the participant’s involuntary termination of employment without cause, or resignation with good reason for certain executives, in connection with the change in control. On the other hand, if the resulting entity does not assume, convert or replace awards outstanding under the Amended 2007 Plan, the awards will become fully vested and no longer be subject to any restrictions, and any management objectives will be deemed to have been satisfied at target.

If the acceleration of vesting of outstanding awards, together with all other payments or benefits contingent on the change in control within the meaning of Section 280G of the IRC, results in any portion of the payment or benefits not being deductible by us as a result of the application of Section 280G, the benefits will be reduced until the entire amount of the benefits is deductible, unless a participant’s employment agreement or other arrangement with us provides otherwise.

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

Transferability.  Awards made under the Amended 2007 Plan are generally not transferable by our employees except by will or the laws of descent and distribution. Our board or the Compensation Committee may permit transfers of awards to any one or more family members.

Amendment and Termination.  Our board may amend or terminate the Amended 2007 Plan, but may not, without prior approval of our shareholders:

—	Increase the number of shares of our common stock that may be issued under the Amended 2007 Plan, except as described under “Adjustment” above; or
—

Otherwise modify the Amended 2007 Plan in circumstances in which such approval is required under rules of the NYSE or, if the shares of our common stock are not traded on the NYSE, the principal national securities exchange upon which the shares are traded.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Non-Qualified Stock Options.  In general, (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, taxable ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of a taxable disposition of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize taxable ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.  No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

Restricted Stock. The recipient of restricted stock generally will be required to include taxable ordinary income the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. Upon payment in respect of a RSU award, the recipient generally will be required to include taxable ordinary income in the year of receipt an amount equal to the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Tax Consequences to Us

To the extent that a participant recognizes taxable ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

Plan Benefits. The amount and timing of awards granted under the Amended 2007 Plan will be determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the Amended 2007 Plan by our executive officers and other employees are discretionary and are therefore not determinable at this time.

EQUITY COMPENSATION PLAN INFORMATION

Currently, we sponsor two active equity incentive plans, the Amended 2007 Plan and our Employee Stock Purchase Plan (ESPP). We also sponsor the 1997 Long-Term Incentive Program (1997 Program); the Nextel Incentive Equity Plan (Nextel Plan) and the Management Incentive Stock Option Plan (MISOP). Under the Amended 2007 Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other equity-based and cash awards to our employees, outside directors and certain other service providers. The Compensation Committee of our board of directors, or one or more executive officers should the Compensation Committee so authorize, will determine the terms of each award. No new grants can be made under the 1997 Program, the Nextel Plan or the MISOP.

The following table provides information about the shares of Series 1 common stock that may be issued upon exercise of awards as of December 31, 2011.

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Proposal 6 – Approval of Material Terms of Performance Objectives under 2007 Omnibus Incentive Plan, as amended

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)

Equity compensation plans approved by shareholders of common stock	77,251,737(1)(2)	$7.95	(3)	241,898,766(4)(5)(6)(7)

Equity compensation plans not approved by shareholders of common stock	2,562,544(8)	$13.24		—

Total	79,814,281			241,898,766

(1)	Includes 48,943,148 shares covered by options and 13,068,827 restricted stock units under the Amended 2007 Plan, 9,089,398 shares covered by options and 41,607 restricted stock units outstanding under the 1997 Program and 4,602,844 shares covered by options outstanding under the MISOP. Also includes purchase rights to acquire 1,505,913 shares of common stock accrued at December 31, 2011 under the ESPP. Under the ESPP, each eligible employee may purchase common stock at quarterly intervals at a purchase price per share equal to 95% of the market value on the last business day of the offering period.
(2)	Included in the total of 77,251,737 shares are13,068,827 restricted stock units under the Amended 2007 Plan, which will be counted against the Amended 2007 Plan maximum in a 2.5 to 1 ratio.
(3)	The weighted average exercise price does not take into account the shares of common stock issuable upon vesting of restricted stock units issued under the 1997 Program or the Amended 2007 Plan. These restricted stock units have no exercise price. The weighted average purchase price also does not take into account the 1,505,913 shares of common stock issuable as a result of the purchase rights accrued under the ESPP; the purchase price of these shares was $2.21 for each share.
(4)	Of these shares, 164,914,846 shares of common stock were available under the Amended 2007 Plan. Through December 31, 2011, 120,877,297 cumulative shares of common stock came from the 1997 Program, the Nextel Plan and the MISOP.
(5)	Includes 76,983,920 shares of common stock available for issuance under the ESPP after issuance of the 1,505,913 shares purchased in the fourth quarter 2011 offering. See footnote 1 above.
(6)	No new awards may be granted under the 1997 Program or the Nextel Plan.
(7)	No new options may be granted under the MISOP, and, therefore, this figure does not include any shares of our common stock that may be issued under the MISOP. Most options outstanding under the MISOP, however, grant the holder the right to receive additional options to purchase our common stock if the holder, when exercising a MISOP option, makes payment of the purchase price using shares of previously owned stock. The additional option gives the holder the right to purchase the number of shares of our common stock utilized in payment of the purchase price and tax withholding. The exercise price for this option is equal to the market price of the stock on the date the option is granted, and this option becomes exercisable one year from the date the original option is exercised. This option does not include a right to receive additional options.
(8)	Consists of 2,562,544 options outstanding under the Nextel Plan. There are no deferred shares outstanding under the Nextel Plan.

Shareholder Approval

The affirmative vote of the majority of the votes cast by holders of our shares present in person or represented by proxy at the Annual Meeting will result in the approval of the material terms of the performance objectives, as amended, under the Amended 2007 Plan. In addition, NYSE rules require that the total votes cast on the approval of the Amended 2007 Plan represent greater than 50% of the shares outstanding as of the record date.

Our Board of Directors recommends that you vote “FOR” Proposal 6.

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Proposal 7 – Shareholder Proposal to Adopt a Bonus Deferral Policy

PROPOSAL 7. SHAREHOLDER PROPOSAL TO ADOPT A BONUS DEFERRAL POLICY

(Item 7 on Proxy Card)

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C., 20006, owner of 2,184 shares of our common stock, has given notice of its intentions to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us and we are not responsible for its contents. Following the shareholder proposal is our response.

RESOLVED: Shareholders of Sprint Nextel Corporation (the “Company”) urge the Compensation Committee to adopt the following bonus deferral policy for senior executives in order to promote a more long-term perspective:

1.	Any discretionary bonus and any payment under the Company’s Short-Term Incentive Compensation Plan (a “Bonus”) that is based on financial measurements (a “Financial Metric”) whose performance measurement period is one year or shorter shall not be paid in full for a period of three years (a “Deferral Period”) following the end of the performance measurement period;

2.	The Compensation Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3.	The adjustment(s) described above should not require achievement of new performance goals but should focus on the quality and sustainability of the performance on the Financial Metric(s) during the Deferral Period.

The Policy should be implemented so as not to violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect. It should not have the effect of reducing amounts awarded or earned before the adoption of the policy.

Shareholder’s Supporting Statement

As long-term shareholders, we support executive compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive compensation plans can encourage senior executives to manage for the short-term and take on excessive risk. The recent Wall Street financial crisis illustrates what can happen when executives are rewarded for short-term performance without any effort to ensure that the performance is sustainable.

In 2010, Company CEO and President Daniel Hesse received more than $2.3 million under the Short-Term Incentive Compensation Plan. This bonus amount is nearly double his base salary of $1.2 million. The Compensation Committee used two six-month performance periods to award these 2010 bonus payouts. We are concerned that a six-month performance period gives senior executives “two bites at the apple” to meet their short-term performance goals over a year.

This proposal urges that the Compensation Committee adopt a bonus deferral policy to encourage a longer-term orientation for senior executives. Specifically, the proposal asks that the Compensation Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for a period of three years and adjusting the unpaid portion to account for performance during that three-year period. The Compensation Committee would have discretion to set the precise terms and mechanics of this process.

For these reasons, we urge you to vote FOR this proposal.

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Proposal 7 – Shareholder Proposal to Adopt a Bonus Deferral Policy

Our Response to the Shareholder Proposal

Our Board believes that our executive compensation program already properly promotes our named executive officers’ longer term perspective by the weight given to awards under our LTIC plan. While a named executive officers’ STIC plan payout can at times be significant relative to his base salary, our named executive officers’ STIC plan opportunities represents the smaller portion of their total incentive compensation opportunities.

As explained more fully in “Executive Compensation—Compensation Discussion and Analysis,” value under the majority of LTIC plan awards to our named executive officers is realized only to the extent of our performance on longer-term business objectives. Moreover, one-half of the awards under the LTIC plan continue to be in the form of equity with three-year vesting periods, at any given time providing significant incentive for our named executive officers to build long-term shareholder value. This weighting of compensation tied to the Company’s stock, therefore, accomplishes the proponent’s objective for creating sustainable value because the value of the equity awards realized by a named executive officer in future years will be reduced if the Company’s performance, as reflected in the trading price of its common stock, declines.

Additionally, our stock ownership guidelines require our CEO to own a number of shares equal to five times his base salary and each of our other named executive officers to own sufficient shares to equal three times their base salaries. These requirements further align the interests of our named executive officers with the long-term interests of shareholders.

We disagree with the proponent’s assertion, without explanation, that short-term incentive plans encourage nearsighted management and excessive risk-taking, and we take issue with the “one-size-fits-all” approach called for under the proposal. In particular, our STIC plan performance objectives and accompanying targets are designed to build year-over-year improvements and sustainability in our growth. The proponent’s reference to the recent Wall Street financial crisis, therefore, is irrelevant to assessing risk under our incentive compensation plans. Indeed, as more fully described in the “Executive Compensation—Relationship of Compensation Practices to Risk Management,” we believe our incentive compensation plans, including the STIC plan, are not reasonably likely to have a material adverse effect on the Company by increasing the likelihood of excessive risk taking.

Finally, as described in the “Executive Compensation—Compensation Discussion and Analysis,” the two six-month performance periods under prior STIC plans, characterized by the proponent as “two bites at the apple,” was believed to be necessary for us as we work to turn around our Company in the midst of tough economic times and a volatile telecommunications market. The change in our STIC plan design for 2012 to establish a single annual performance period, however, has already addressed the proponent’s concern.

Our Board of Directors recommends that you vote “AGAINST” Proposal 7.

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Proposal 8 – Shareholder Proposal Concerning Political Contributions

PROPOSAL 8. SHAREHOLDER PROPOSAL CONCERNING POLITICAL CONTRIBUTIONS

(Item 8 on Proxy Card)

The New York City Employees’ Retirement System; the New York City Teachers’ Retirement System; the New York City Fire Department Pension Fund; the New York City Police Pension Fund; and the New York City Board of Education Retirement System, 1 Centre Street, New York, NY 10007-2341, owners of 2,723,349; 2,659,202; 434,565; 1,437,903; and 137,616 shares of our common stock, respectively, have given notice of their intention to introduce the following resolution at the annual meeting. The shareholder proposal and the supporting statement appear as received by us and we are not responsible for its contents. Following the shareholder proposal is our response.

Resolved, that the shareholders of Sprint Nextel (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of(or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Shareholder Supporting Statement

As long-term shareholders of Sprint Nextel, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Sprint Nextel contributed at least $5.2 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.orglindex.phtml.)

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Proposal 8 – Shareholder Proposal Concerning Political Contributions

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Our Response to the Shareholder Proposal

Sprint shares the proponent’s support for transparency and accountability in corporate spending on political activities. To that end, we have been responsive to input from our shareholders by publishing late last year a report on our 2010 political contributions. The report, available on our website at http://www.sprint.com/responsibility/gov-ethics-policy/contributions.html, not only lists our contributions to political candidates during 2010, it also describes the processes and oversight used in connection with such contributions. We intend to publish this report annually. The information contained in or accessible though our website is not part of this Proxy Statement.

While agreeing with the policy espoused by the proposal, we take issue with its overly prescriptive nature. For example, the proposal calls for us to identify the persons responsible for political contributions. We believe our published report’s description of the process and oversight provided by the Nominating Committee is an appropriate best practice followed by many other companies.

Government policies and regulation have a significant impact on our business. It is important that we be able to advocate effectively for public policies that support our business objectives, our ability to compete fairly in the marketplace, and candidates who share our public policy views. We believe our level of transparency has been equal to, or in excess of, that of our competitors. Parties with interests adverse to us, sometimes with significantly more resources than us to expend on political advocacy, also participate in the political process to their business advantage. Any unilateral expanded disclosure could benefit those parties while harming our interests and the interests of our shareholders.

Our Board of Directors recommends that you vote “AGAINST” Proposal 8.

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Proposal 9 – Shareholder Proposal Concerning Net Neutrality

PROPOSAL 9. SHAREHOLDER PROPOSAL CONCERNING NET NEUTRALITY

(Item 9 on Proxy Card)

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York, 10018, owner of 5,233 shares of our common stock, has given notice of its intentions to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us and we are not responsible for its contents. Following the shareholder proposal is our response.

WHEREAS:

The open (non-discriminatory) architecture of the Internet is critical to the prosperity of our economy and society. Non-discrimination principles are commonly referred to as “network neutrality” and seek to ensure equal access and non-discriminatory treatment for all content.

As President Obama has pointed out, an open Internet plays a pivotal role in solving critical national problems and is necessary “to preserve the freedom and openness that have allowed the Internet to become a transformative and powerful platform for speech and expression.” Network neutrality rules are also needed to, “facilitate the growth of the Internet and give private companies the correct incentives to continue investing in this significantly valuable good,” according to a January 2010 report by the Institute for Policy Integrity at New York University. This report and others find that an open Internet accounts for billions of dollars of value for the economy.

In 2010, the Federal Communications Commission approved network neutrality rules in order to preserve the free and open nature of the Internet. However, wireless networks (the fastest growing segment of the internet) are exempt from certain portions of the rules.

Open Internet policies on wireless networks have particular importance for minority and economically disadvantaged communities. People of color access the Internet via cell phones at a much greater rate than their white counterparts, according to a report by the Pew Internet & American Life Project. According to Pew, “Smartphone owners under the age of 30, non-white smartphone users, and smartphone owners with relatively low income and education levels are particularly likely to say that they mostly go online using their phones.” Colorofchange.org, an organization representing African-Americans, has declared that, “The digital freedoms at stake are a 21st century civil rights issue.”

In addition to having beneficial social implications, we believe that operating its wireless networks in accordance with network neutrality principles can be advantageous for our company. For instance, a commitment to an open, neutral wireless network will encourage application developers to bring new products to the Sprint platform, attracting new customers and creating new opportunities, to share revenue with developers. The greater the number of applications and uses of a wireless device, the more attractive it becomes to consumers. Furthermore, by committing to network neutrality, our company could avoid significant costs associated with monitoring applications and Internet traffic. Similarly, committing to network neutrality could allow our company to avoid the risk of indirect liability and regulation associated with assertions of control over traffic.

Resolved, shareholders request that the company publicly commit to operate its wireless broadband network in accordance with network neutrality principles - i.e., operate a neutral network with neutral routing along the company’s wireless infrastructure such that the company does not privilege, degrade or prioritize any packet transmitted over its wireless infrastructure based on its source, ownership or destination.

Our Response to the Shareholder Proposal

We believe that consumers are well served by an open Internet. The shareholder proposal, however, would undermine Sprint’s ability to manage its network, ensure acceptable levels of performance for its customers, and develop new products and services.

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Proposal 9 – Shareholder Proposal Concerning Net Neutrality

Network management ensures fair use of the Internet and fair access to the common resources of any specific network by all. There are limits to the capacity of any network, and in particular wireless networks. The actions of one end-user on a wireless network can impact the ability of all other end-users in the same area to use the Internet at all. In these circumstances, carriers like us must exercise reasonable network management techniques to ensure that the service offered is of reasonable quality for all end-users. If network operators are prohibited from addressing the manner in which an application or class of applications impacts a network, the result will not be an increase in the openness of the Internet; it will be quite the contrary. All users’ access will be decreased due to poor performance and increased cost of service.

We are currently the only national wireless carrier offering truly unlimited data for all phones while on the Sprint network. Our network management philosophy is “One-for-All” not “All-for-One.” That is one network for all to use, not one network for one user or some very small group of users to abuse. We want customers to be able to access the applications and the Internet sites they want, when they want. Wireless networks rely upon spectrum, a scarce resource that cannot be readily expanded. Each sector of each cell site has limited capacity to be distributed among all end-users within the coverage area of that cell site. If one customer draws excessive resources from that cell site, then other customers within that coverage area will receive either slower connections or will be dropped altogether.

The shareholder proposal could also undermine our ability to provide other services. While, we provide private voice and data networks that allow customers, among other things, to reach the public Internet, we also offer private data services, such as our private web pages that are not “on the Internet” or even accessible from the Internet. These pages allow our customers to access their subscription, receive company specific information, and make purchases, such as ring tones for their phones, all as part of their basic plan with us. We have a legitimate right to protect these data services and ensure that they are accessible by all customers as a part of their service package.

After months of consideration and the review of thousands of comments, the FCC adopted so-called net neutrality rules on December 22, 2010. The rules were intended to balance the desire to preserve an open Internet with the needs of operators to have the flexibility to reasonably manage their networks and adapt to changes in the market and in technology as the Internet evolves. In adopting these rules, the FCC acknowledged that mobile broadband is in its early stages of development, is in a state of very rapid innovation and change, and that mobile broadband operators are encumbered by operational constraints that fixed broadband operators do not typically encounter. The FCC also noted that consumers have more choices for mobile broadband than for fixed wireline broadband. Recognizing these unique characteristics of mobile broadband, the FCC determined that mobile broadband providers should be accorded additional flexibility to manage traffic on their networks and adopted different obligations for mobile broadband providers than for fixed broadband providers.

While granting greater flexibility to wireless carriers, the FCC has imposed net neutrality rules that require mobile providers to: (a) provide transparency to consumers regarding network management practices, service performance characteristics, and commercial terms in the same manner as fixed providers; and (b) not block access to lawful websites and applications that compete with the provider’s own voice or video telephony services. We will continue to work with the FCC in an attempt to achieve our shared goal protecting the integrity of our networks and services.

This proposal would impose unwarranted expenditures of funds and administrative burdens on us and would be uniquely applicable only to us and not to our competitors. The proposal would also limit our ability to engage in reasonable network practices that are considered permissible or desirable by the FCC including potentially preventing our ability to address the needs of law enforcement, public safety or other authorities, or block the transmission of malicious, unwanted, or unlawful content. Your directors believe that any requirements that go beyond those required under existing law should be applicable to all companies, not just to us.

Our Board of Directors recommends that you vote “AGAINST” Proposal 9.

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General Information

GENERAL INFORMATION

Information Regarding Solicitation

Mailing Date: On or about April 5, 2012, we mailed to our shareholders entitled to vote at the meeting the Notice or, for shareholders who have already requested to receive printed materials, this proxy statement, the accompanying proxy card and the annual report on Form 10-K for the year ended December 31, 2011.

Address of Principal Executive Offices: 6200 Sprint Parkway, Overland Park, Kansas 66251.

Solicitation: These proxy materials are delivered in connection with the solicitation by our board of directors of proxies to be voted at our annual meeting of shareholders.

Purpose of the Annual Meeting

At the annual meeting, you will be asked to:

—	elect the ten directors named herein (Item 1 on the proxy card);
—	ratify the selection of the independent registered public accounting firm (Item 2 on the proxy card);
—	approve, on an advisory basis, our executive compensation (Item 3 on the proxy card);
—	approve an amendment to opt-out of the Kansas Business Combination Statute in our Articles of Incorporation (Item 4 on the proxy card);
—	approve an amendment to remove the Business Combination Provision from our Articles of Incorporation (Item 5 on the proxy card);
—	approve the material terms of performance objectives under our Amended 2007 Plan, (Item 6 on the proxy card);
—	vote on a shareholder proposal to adopt a bonus deferral policy, if presented at the meeting (Item 7 on the proxy card);
—	vote on a shareholder proposal concerning political contributions, if presented at the meeting (Item 8 on the proxy card);
—	vote on a shareholder proposal concerning net neutrality (Item 9 on the proxy card); and
—	take action on any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

Record Date; Shareholders Entitled to Vote

The close of business on March 16, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2012 annual meeting or any adjournments or postponements of the 2012 annual meeting.

As of the record date, we had 2,997,582,469 shares of our common stock outstanding. Each share of our common stock entitles the record holder to one vote on each matter presented at the 2012 annual meeting.

A complete list of shareholders entitled to vote at the 2012 annual meeting will be available for examination by any shareholder at our Principal Executive Offices for purposes pertaining to the 2012 annual meeting during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

“Street Name” and Broker Non-Votes

You are a “record holder” if you hold our shares directly in your name through our transfer agent, Computershare Trust Company, N.A., as a shareholder of record. If you hold our shares through a broker, bank, financial institution, trust, or other nominee, then you are a holder of our shares in “street name.” If you hold your shares in “street name,” you must instruct the broker or other nominee about how to vote your shares.

A broker “non-vote” occurs when a shareholder holding in “street name” fails to provide voting instructions to his or her broker or other nominee. Under the rules of the NYSE, if you do not provide such instructions, the firm that holds your shares will have discretionary authority to vote your shares with respect to “routine” matters. Of the nine items to be considered at our annual meeting, only the appointment of KPMG (Item 2) is considered “routine.” Those non-routine items for which a shareholder’s broker or other nominee does not have discretion to vote are treated as broker “non-votes.”

Important:    If you do not provide voting instructions to your broker or other nominee, your shares will not be voted or counted towards any of the items other than Item 2 (Appointment of KPMG). It is, therefore,

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General Information

particularly important that you instruct your brokers how you wish to vote your shares.

Quorum

In order to carry on the business of the meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum.

Votes Required

Required Vote to Elect the Directors (Proposal 1; Item 1 on the Proxy Card)

Each of the ten nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the annual meeting. A summary of our majority voting standard appears on page 5 under “Proposal 1 – Election of Directors— Majority Voting.”

Required Vote to Ratify the Appointment of KPMG as our Independent Registered Public Accounting Firm (Proposal 2; Item 2 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to ratify the appointment of KPMG as our independent registered public accounting firm for 2012.

Required Vote to Approve, on an Advisory Basis, our Executive Compensation (Proposal 3; Item 3 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter will constitute the shareholders’ non-binding approval with respect to our executive compensation. Our board will review the voting results and take them into consideration when making future decisions regarding executive compensation, but the results will not be binding on us.

Required Vote to Approve Amendments to our Articles of Incorporation (Proposals 4 and 5; Item 4 and Item 5 on the Proxy Card)

The affirmative vote of a majority of our outstanding shares entitled to vote at the annual meeting or any adjournment or postponement thereof, is required to approve the amendments described in Proposals 4 and 5.

Required Vote to Approve Material Terms of Performance Objectives under our Amended 2007 Plan (Proposal 6; Item 6 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to approve this proposal. In addition, NYSE rules require that the total votes cast on this proposal represent greater than 50% of the shares outstanding as of the record date.

Required Vote to Approve the Shareholder Proposals (Proposals 7-9; Items 7-9 on the Proxy Card)

The affirmative vote of a majority of votes cast in person or by proxy by holders of our shares entitled to vote on the matter is required to approve the shareholder proposals, if presented at the annual meeting.

Treatment of Abstentions, Not Voting and Incomplete Proxies

Abstentions will have no effect on the vote for Proposal 1, but it will have the same effect as a vote against all other proposals. Broker non-votes for non-routine proposals (Proposals 1 and 3 through 9) will also have no effect on the vote for the proposals. If a proxy does not specify how to vote, the stock represented by that proxy will be considered to be voted in favor of Proposals 1, 2, 3, 4, 5, and 6 and voted against Proposals 7 through 9. Unless a shareholder checks the box on the proxy card or provides instructions to withhold discretionary authority, the proxies may use their discretion to vote on other matters introduced at the 2012 annual meeting.

Voting of Proxies

Giving a proxy means that you authorize the persons named in the proxy card to vote your shares at the 2012 annual meeting in the manner directed. You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods if you are a record holder:

•	By Internet — You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

•	By Telephone — You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your

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General Information

Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

We request that you vote as soon as possible. When the proxy is properly submitted, the shares of stock represented by the proxy will be voted at the 2012 annual meeting in accordance with the instructions contained in the proxy.

If your shares are held in “street name” by a broker or other nominee, you should review the voting form used by that firm to determine whether you may provide voting instructions to the broker or other nominee by telephone or the Internet.

The deadline for voting by phone or via the Internet, except with respect to shares acquired through participation in our 401(k) plan, is 11:59 p.m. EST on May 14, 2012.

Your vote is important. Accordingly, you should vote via the Internet or by telephone; sign, date and return the enclosed proxy card if you received it by mail; or provide instructions to your broker or other nominee whether or not you plan to attend the annual meeting in person.

Revocability of Proxies and Changes to a Shareholder’s Vote

You have the power to revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting. You can revoke your proxy or change your vote in one of four ways:

•	by sending a signed notice of revocation to our corporate secretary to revoke your proxy;

•	by sending to our corporate secretary a completed proxy card bearing a later date than your original proxy indicating the change in your vote;

•

by logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling 1-800-690-6903, and, in each case, following the instructions to revoke or change your vote; or

•	by attending the annual meeting and voting in person, which will automatically cancel any proxy previously given. But attendance alone will not revoke any proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than the beginning of the 2012 annual meeting. Once voting on a particular matter is completed at the annual meeting, you will not be able to revoke your proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change your vote.

Solicitation of Proxies

This solicitation is made on behalf of our board, and we will pay the cost and expenses of printing and mailing this proxy statement and soliciting and obtaining the proxies, including the cost of reimbursing brokers, banks, and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, email, personal interviews or other methods of communication. We have engaged the firm of Georgeson Inc. to assist us in the distribution and solicitation of proxies and will pay Georgeson a fee of $9,500 (plus out-of-pocket expenses for its services).

Voting by Our Employees Participating in the Sprint Nextel 401(k) Plan

If you are an employee of Sprint who has a right to vote shares acquired through your participation in our 401(k) plan, you are entitled to instruct the trustee, Fidelity Management Trust Company, how to vote the shares allocated to your account. The trustee will vote those shares as you instruct. You will receive voting information for any shares held in your 401(k) plan account, as well as any other shares registered in your own name.

If you do not instruct the trustee how to vote your shares, the 401(k) plan provides for the trustee to vote those shares in the same proportion as the shares for which it receives instructions from all other participants. To allow sufficient time for the trustee to vote, your voting instructions must be received by the trustee by May 10, 2012.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

SEC rules allow us to deliver multiple Notices in a single envelope or a single copy of an annual report and proxy statement to any household

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General Information

where two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits shareholders by reducing the volume of duplicate information they receive at their households. It also benefits us by reducing our printing and mailing costs and reducing the environmental impact associated with our annual meeting.

We mailed Notices in a single envelope, or a single set of proxy materials, as applicable, to each household this year unless the shareholders in these households provided instructions to the contrary in response to a notice previously mailed to them. However, for shareholders who previously requested a printed set of the proxy materials, we mailed each shareholder in a single household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this or future annual meetings and you are a record holder, you may request a duplicate set by writing to shareholder relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B424, Overland Park, Kansas 66251, by email at shareholder.relations@sprint.com or by calling 913-794-1091, and we will promptly furnish such materials. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by following the instructions on your voting instruction form or by contacting your broker.

If you share a household address with another shareholder, and you receive duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a record holder, please contact Sprint Nextel Shareholder Relations using one of the contact methods described above. If a broker or other nominee holds your shares, you should follow the instructions on your voting instruction form or contact your broker.

If you hold some shares as a record holder or through our 401(k) plan, and other shares in the name of a broker or other nominee, we must send you proxy materials for each account. To avoid receiving duplicate sets of proxy materials, you may consolidate accounts or consent to electronic delivery as described in the following section.

Internet Availability of the Proxy Materials

We are able to distribute the annual report and proxy statement to shareholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address, eliminates the cost of sending these documents by mail and reduces the environmental impact associated with our annual meeting. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Alternatively, you may elect to receive all future annual reports and proxy statements by mail instead of viewing them via the Internet. To make an election, please log on to www.proxyvote.com and enter your control number.

If you have enrolled for electronic delivery, you will receive an email notice of shareholder meetings. The email will provide links to our annual report and our proxy statement. These documents are in PDF format so you will need Adobe Acrobat® Reader to view these documents online, which you can download for free by visiting www.adobe.com. The email will also provide a link to a voting web site and a control number to use to vote via the Internet.

Confidential Voting Policy

Your votes are kept confidential from our directors, officers, and employees, subject to certain specific and limited exceptions. One exception occurs if you write opinions or comments on your proxy card. In that case, a copy of the proxy card is sent to us.

Attending the Meeting

Shareholders, their guests, and persons holding proxies from shareholders may attend the annual meeting. Seating, however, is limited and will be available on a first-come, first-served basis. If you plan to attend the meeting, you are required to bring proof of ownership or your proxy card to the meeting. For instance, a brokerage account statement showing that you owned our shares on March 16, 2012 is acceptable proof.

Conference Call and Audio Webcast

Shareholders may listen live by phone or audio webcast to our annual meeting. The dial-in numbers for the conference call will be posted at www.sprint.com/investors/shareholders/annualmeeting before the meeting. Lines are limited and will be available on a first-come, first-served basis. Shareholders may access the audio webcast of our annual meeting at the same web address. This is an audio-only webcast with no

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video or other materials. Shareholders will not have an opportunity to ask questions via the phone or audio webcast.

Other Matters to Come Before the Meeting

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named in Proposal 1; (2) for ratification of the selection of the independent registered public accounting firm described in Proposal 2; (3) for Proposal 3 advisory approval of our executive compensation; (4) for Proposals 4 and 5 relating to amendments of Article SEVENTH to our Articles of Incorporation; (5) for approving the performance objectives under our Amended 2007 Plan as described in Proposal 6; and (6) against the shareholder proposals described in Proposals 7 through 9. We do not intend to bring any other matters before the meeting, and we do not know of any matters to be brought before the meeting by others. Should any matter not described above be properly presented at the meeting, the persons named in the proxy card will vote in accordance with their judgment as permitted.

Proposals for Inclusion in our 2013 Proxy Statement

You may submit proposals for consideration at future shareholder meetings. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The deadline for submitting shareholder proposals to be included in the proxy statement for our 2013 annual meeting of shareholders is December 6, 2012. If you intend to submit a proposal, it must be received by our Corporate Secretary at our Principal Executive Offices, no later than that date.

Proposals Not Intended for Inclusion in Sprint’s Proxy Statement

For a shareholder proposal that is not intended to be included in our proxy statement for the annual meeting next year under Rule 14a-8, the shareholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary not earlier than December 16, 2012; and not later than January 15, 2013. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s meeting, notice will be timely if received between one hundred and fifty (150) and one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

Nominations of Individuals to Serve as Directors

Our bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by our bylaws. To nominate an individual for election at the 2013 annual shareholder meeting, the shareholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary not earlier than December 16, 2012; and not later than January 15, 2013. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s meeting, notice will be timely if received between one hundred and fifty (150) and one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.

Availability of Sprint’s Bylaws

Our bylaws, which contain provisions regarding the requirements for making shareholder proposals and nominating director candidates, are available on our website at www.sprint.com/governance.

Form 10-K

We will provide without charge, upon written request to the Corporate Secretary at our Principal Executive Offices, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2011.

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Annex A

Example 1

SEVENTH

Business Combinations with Interested Stockholders. The Corporation expressly elects not to be subject to the provisions of contained in Sections 17-12,100 to 17-12,104 of the Kansas General Corporation Code, as it may be amended.

~~Section 1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in Section 2 of this ARTICLE SEVENTH, the affirmative vote of the holders of 80% of the outstanding shares of the Corporation entitled to vote in an election of Directors shall be required for the approval or authorization of any Business Combination (as hereinafter defined).~~

~~Section 2. The provisions of Section 1 of this ARTICLE SEVENTH shall not be applicable if:~~

~~The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined);~~ provided~~,~~ however~~, that such approval shall only be effective if obtained at a meeting of Directors at which at least seven Continuing Directors are present; or~~

~~The Business Combination is a merger or consolidation and the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per share by the stockholders of each class of stock of the Corporation in the Business Combination, if applicable, is not less than the highest per share price paid by the Interested Stockholder (as hereinafter defined), with appropriate adjustments for stock splits, stock dividends and like distributions, in the acquisition by the Interested Stockholder of any of its holdings of each class of the Corporation’s capital stock.~~

~~Section 3. For purposes of this ARTICLE SEVENTH:~~

~~The term “Business Combination” means:~~

~~(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as defined on October 1, 1982 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of an Interested Stockholder;~~

~~(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any subsidiary of the Corporation that have an aggregate Fair Market Value of $1,000,000 or more;~~

~~(c) the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;~~

~~(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or~~

~~(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.~~

~~The term “Continuing Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors,~~ provided ~~that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.~~

~~The term “Fair Market Value” means:~~

~~(a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors,~~ provided ~~that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present; or~~

~~(b) in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined in good faith by a majority of Continuing Directors,~~ provided ~~that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.~~

~~The term “Interested Stockholder” means and includes, as of the date of any proposed Business Combination, any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined on October 1, 1982 in Rule 12b-2 under the Exchange Act), “Beneficially Owns” (as defined on October 1, 1982 in Rule 13d-3 under the Exchange Act) in the aggregate 10% or more of the outstanding shares of the Corporation entitled to vote in an election of Directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.~~

Example 2

SEVENTH

Section 1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in Section 2 of this ARTICLE SEVENTH, the affirmative vote of the holders of 80% of the outstanding shares of the Corporation entitled to vote in an election of Directors shall be required for the approval or authorization of any Business Combination (as hereinafter defined).

Section 2. The provisions of Section 1 of this ARTICLE SEVENTH shall not be applicable if:

The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting of Directors at which at least seven Continuing Directors are present; or

The Business Combination is a merger or consolidation and the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per share by the stockholders of each class of stock of the Corporation in the Business Combination, if applicable, is not less than the highest per share price paid by the Interested Stockholder (as hereinafter defined), with appropriate adjustments for stock splits, stock dividends and like distributions, in the acquisition by the Interested Stockholder of any of its holdings of each class of the Corporation’s capital stock.

Section 3. For purposes of this ARTICLE SEVENTH:

The term “Business Combination” means:

(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as defined on October 1, 1982 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of an Interested Stockholder;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any subsidiary of the Corporation that have an aggregate Fair Market Value of $1,000,000 or more;

(c) the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

The term “Continuing Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

The term “Fair Market Value” means:

(a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present; or

(b) in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

The term “Interested Stockholder” means and includes, as of the date of any proposed Business Combination, any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined on October 1, 1982 in Rule 12b-2 under the Exchange Act), “Beneficially Owns” (as defined on October 1, 1982 in Rule 13d-3 under the Exchange Act) in the aggregate 10% or more of the outstanding shares of the Corporation entitled to vote in an election of Directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

Example 3

SEVENTH

Section 1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in Section 2 of this ARTICLE SEVENTH, the affirmative vote of the holders of 80% of the outstanding shares of the Corporation entitled to vote in an election of Directors shall be required for the approval or authorization of any Business Combination (as hereinafter defined).

Section 2. The provisions of Section 1 of this ARTICLE SEVENTH shall not be applicable if:

The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting of Directors at which at least seven Continuing Directors are present; or

The Business Combination is a merger or consolidation and the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per share by the stockholders of each class of stock of the Corporation in the Business Combination, if applicable, is not less than the highest per share price paid by the Interested Stockholder (as hereinafter defined), with appropriate adjustments for stock splits, stock dividends and like distributions, in the acquisition by the Interested Stockholder of any of its holdings of each class of the Corporation’s capital stock.

Section 3. For purposes of this ARTICLE SEVENTH:

The term “Business Combination” means:

(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as defined on October 1, 1982 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of an Interested Stockholder;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any subsidiary of the Corporation that have an aggregate Fair Market Value of $1,000,000 or more;

(c) the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

The term “Continuing Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

The term “Fair Market Value” means:

(a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present; or

(b) in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.

The term “Interested Stockholder” means and includes, as of the date of any proposed Business Combination, any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined on October 1, 1982 in Rule 12b-2 under the Exchange Act), “Beneficially Owns” (as defined on October 1, 1982 in Rule 13d-3 under the Exchange Act) in the aggregate 10% or more of the outstanding shares of the Corporation entitled to vote in an election of Directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

Section 4. Business Combinations with Interested Stockholders. The Corporation expressly elects not to be subject to the provisions of contained in Sections 17-12,100 to 17-12,104 of the Kansas General Corporation Code, as it may be amended.

Example 4

SEVENTH

Reserved.

~~Section 1. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in Section 2 of this ARTICLE SEVENTH, the affirmative vote of the holders of 80% of the outstanding shares of the Corporation entitled to vote in an election of Directors shall be required for the approval or authorization of any Business Combination (as hereinafter defined).~~

~~Section 2. The provisions of Section 1 of this ARTICLE SEVENTH shall not be applicable if:~~

~~The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined);~~ provided~~,~~ however~~, that such approval shall only be effective if obtained at a meeting of Directors at which at least seven Continuing Directors are present; or~~

~~The Business Combination is a merger or consolidation and the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per share by the stockholders of each class of stock of the Corporation in the Business Combination, if applicable, is not less than the highest per share price paid by the Interested Stockholder (as hereinafter defined), with appropriate adjustments for stock splits, stock dividends and like distributions, in the acquisition by the Interested Stockholder of any of its holdings of each class of the Corporation’s capital stock.~~

~~Section 3. For purposes of this ARTICLE SEVENTH:~~

~~The term “Business Combination” means:~~

~~(a) any merger or consolidation of the Corporation or any subsidiary of the Corporation with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as defined on October 1, 1982 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of an Interested Stockholder;~~

~~(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any subsidiary of the Corporation that have an aggregate Fair Market Value of $1,000,000 or more;~~

~~(c) the issuance or transfer by the Corporation or any subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any subsidiary of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;~~

~~(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or~~

~~(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.~~

~~The term “Continuing Director” means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Stockholder and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors,~~ provided ~~that such recommendation or election shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.~~

~~The term “Fair Market Value” means:~~

~~(a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of Continuing Directors,~~ provided ~~that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present; or~~

~~(b) in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined in good faith by a majority of Continuing Directors,~~ provided ~~that such determination shall only be effective if made at a meeting of Directors at which at least seven Continuing Directors are present.~~

~~The term “Interested Stockholder” means and includes, as of the date of any proposed Business Combination, any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined on October 1, 1982 in Rule 12b-2 under the Exchange Act), “Beneficially Owns” (as defined on October 1, 1982 in Rule 13d-3 under the Exchange Act) in the aggregate 10% or more of the outstanding shares of the Corporation entitled to vote in an election of Directors, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.~~

ANNEX B

SPRINT NEXTEL CORPORATION

2007 OMNIBUS INCENTIVE PLAN

(EFFECTIVE MAY 8, 2007 AND

AMENDED AND RESTATED ON FEBRUARY 11, 2008, NOVEMBER 5, 2008,

FEBRUARY 26, 2010, DECEMBER 17, 2010 AND                     , 2012)

SPRINT NEXTEL CORPORATION

2007 OMNIBUS INCENTIVE PLAN

1.	Purpose. The purpose of this 2007 Omnibus Incentive Plan is to attract and retain directors, officers, other employees and consultants of Sprint Nextel Corporation and its Subsidiaries and to motivate and provide to such persons incentives and rewards for superior performance.

2.	Definitions. As used in this Plan:

(a)	“Appreciation Right” means a right granted pursuant to Section 5 of this Plan and will include both Free- Standing Appreciation Rights and Tandem Appreciation Rights.

(b)	“Authorized Officer” has the meaning specified in Section 11(d) of the Plan.

(c)	“Award” means a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units, or a grant or sale of Restricted Stock, Restricted Stock Units or other awards contemplated by Section 10 of the Plan.

(d)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(e)	“Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of this Plan, such committee (or subcommittee).

(f)	“Business Transaction” has the meaning set forth in Section 2(h)(ii).

(g)	“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in (i) the employment agreement, if any, between the Participant and an Employer, or (ii) during the CIC Severance Protection Period (as defined in the CIC Severance Plan), the CIC Severance Plan, if the Participant is a participant in such plan. If the Participant is not a party to an employment agreement with an Employer in which such term is defined, or if during the CIC Severance Protection Period, the Participant is not a participant in the CIC Severance Plan, then unless otherwise defined in the applicable Evidence of Award, “Cause” shall mean:

(i)	the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment with an Employer;

(ii)	the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft;

(iii)	the intentional and wrongful damaging of property, contractual interests or business relationships of an Employer;

(iv)	the intentional and wrongful disclosure of secret processes or confidential information of an Employer in violation of an agreement with or a policy of an Employer;

(v)	the continued failure to substantially perform the Participant’s duties for an Employer;

(vi)	current alcohol or prescription drug abuse affecting work performance;

(vii)	current illegal use of drugs; or

(viii)	any intentional conduct contrary to an Employer’s announced policies or practices (including, but not limited to, those contained in the Corporation’s Code of Conduct).

(h)	For purposes of this Plan, except as may be otherwise prescribed by the Compensation Committee in an Evidence of Award, a “Change in Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:

(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding Voting Stock of the Corporation; except, that:

(A)	for purposes of this Section 2(h)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Corporation by the Corporation or any Subsidiary, (3) any acquisition of Voting Stock of the Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, and (4) any acquisition of Voting Stock of the Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(h)(ii);

(B)

if any Person becomes the beneficial owner of thirty percent (30%) or more of combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction or series of transactions described in clause (1) of Section 2(h)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the

Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of (x) a transaction described in clause (1) of Section 2(h)(i)(A) above, or (y) a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally, then such subsequent acquisition shall be treated as a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of thirty percent (30%) or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of thirty percent (30%) or more of the Voting Stock of the Corporation inadvertently, and such Person divests as promptly as practicable, but no later than the date, if any, set by the Incumbent Directors, a sufficient number of shares so that such Person beneficially owns less than thirty percent (30%) of the Voting Stock of the Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii)	the consummation of a reorganization, merger or consolidation of the Corporation with, or the acquisition of the stock or assets of the Corporation by, another Person, or similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction the Voting Stock of the Corporation outstanding immediately prior to such Business Transaction continues to represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock or comparable equity interests of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), no Person (other than the Corporation, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iii)	during any consecutive 18-month period, more than thirty percent (30%) of the Board ceases to be comprised of Incumbent Directors; or

(iv)	consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Corporation authorizing a sale of all or substantially all of Corporation’s assets or a complete liquidation or dissolution of the Corporation, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(h)(ii).

(i)	“CIC Severance Plan” means the Sprint Nextel Corporation Change in Control Severance Plan, as it may be amended from time to time or any successor plan, program, agreement or arrangement.

(j)	“CIC Severance Protection Period” means, except as otherwise provided in a Participant’s Evidence of Award, the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of: the 18-month anniversary of such date, and the Participant’s death. To the extent provided in a Participant’s Evidence of Award, a CIC Severance Protection Period also shall include the time period before the occurrence of a Change in Control for a Participant who is subject to a Pre-CIC Termination.

(k)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(l)	“Common Stock” means the Series 1 common stock, par value $2.00 per share, of the Corporation or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(m)	“Compensation Committee” means the Human Capital and Compensation Committee of the Board, or any other committee of the Board or subcommittee thereof authorized to administer this Plan in accordance with Section 11 of the Plan.

(n)	“Corporation” means Sprint Nextel Corporation, a Kansas corporation, and its successors.

(o)	“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Compensation Committee or an Authorized Officer and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Compensation Committee or an Authorized Officer. In no event shall the Date of Grant be earlier than the Effective Date.

(p)	“Detrimental Activity,” except as may be otherwise specified in a Participant’s Evidence of Award, means:

(i)	engaging in any activity of competition, as specified in any covenant not to compete set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;

(ii)	engaging in any activity of solicitation, as specified in any covenant not to solicit set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;

(iii)	the disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation’s or a Subsidiary’s business, (A) without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her service with the Corporation or any of its Subsidiaries, or (B) in violation of any covenant not to disclose set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;

(iv)	the (A) failure or refusal to disclose promptly and to assign to the Corporation or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during his or her service with the Corporation or any of its Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries, or (B) violation of any development and inventions provision set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award;

(v)	if the Participant is or was an officer, activity that the Board determines entitles the Corporation to seek recovery from an officer under any policy promulgated by the Board as in effect when an Award was made or vested under this Plan; or

(vi)	activity that results in termination of the Participant’s employment for Cause.

(q)	“Director” means a member of the Board.

(r)	“Disability” shall mean, in the case of an Employee, termination of employment under circumstances that would make the Employee eligible to receive benefits under the Sprint Nextel Basic Long-Term Disability Plan, as it may be amended from time to time, or any successor plan, program, agreement or arrangement, and in the case of a Participant who is a Non-Employee Director, termination of service as a Non-Employee Director under circumstances that would make the Non-Employee Director eligible to receive Social Security disability benefits. For purposes of paying an amount that is subject to Section 409A of the Code at a time that references Disability, Disability shall mean Separation from Service under these circumstances.

(s)	“Effective Date” means the date that this Plan is approved by the stockholders of the Corporation.

(t)	“Employee” means any employee of the Corporation or of any Subsidiary.

(u)	“Employer” means the Corporation or any successor thereto or a Subsidiary.

(v)	“Evidence of Award” means an agreement, certificate, resolution or other written evidence, whether or not in electronic form, that sets forth the terms and conditions of an Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless determined otherwise by the Compensation Committee, need not be signed by a representative of the Corporation or a Participant. If an Evidence of Award is limited to notation on the books and records of the Corporation, in the event of any inconsistency between a Participant’s records and the records of the Corporation, the records of the Corporation will control.

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(x)	“Executive Officer” means an officer of the Corporation that is subject to the liability provisions of Section 16 of the Exchange Act.

(y)	“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(z)	“Full-Value Awards” means Awards granted pursuant to the terms of this Plan that result in the Corporation transferring the full value of any underlying share of Common Stock granted pursuant to an Award. Full-Value Awards include all Awards other than Option Rights, Appreciation Rights or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to an Option Right or Appreciation Right.

(aa)	“Good Reason,” except as may be otherwise specified in a Participant’s Evidence of Award, shall have the meaning assigned such term in (i) the employment agreement, if any, between a Participant and an Employer, or (ii) during the CIC Severance Protection Period (as defined in the CIC Severance Plan), the CIC Severance Plan, if a Participant is a participant in such plan.

(bb)	“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code.

(cc)	“Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Corporation, and any individual becoming a Director after the Effective Date whose election, nomination for election by the Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if the individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(dd)	“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Compensation Committee or an Authorized Officer, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, other awards contemplated by Section 10 of this Plan or dividend credits pursuant to this Plan. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Management Objectives may be made relative to the performance of other companies or an index covering multiple companies. The Management Objectives applicable to any Qualified Performance-Based Award will be based on specified levels of or growth in one or more of the following criteria:

(i)	net sales;

(ii)	revenue;

(iii)	revenue growth or product revenue growth;

(iv)	operating income (before or after taxes, including operating income before depreciation and amortization);

(v)	income (before or after taxes and before or after allocation of corporate overhead and bonus);

(vi)	net earnings;

(vii)	earnings per share;

(viii)	net income (before or after taxes);

(ix)	return on equity;

(x)	total stockholder return;

(xi)	return on assets or net assets;

(xii)	appreciation in and/or maintenance of share price;

(xiii)	market share;

(xiv)	gross profits;

(xv)	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

(xvi)	economic value-added models or equivalent metrics;

(xvii)	reductions in costs;

(xviii)	cash flow or cash flow per share (before or after dividends);

(xix)	return on capital (including return on total capital or return on invested capital);

(xx)	cash flow return on investment;

(xxi)	improvement in or attainment of expense levels or working capital levels;

(xxii)	operating, gross, or cash margins;

(xxiii)	year-end cash;

(xxiv)	debt reductions;

(xxv)	stockholder equity;

(xxvi)	regulatory achievements;

(xxvii)	operating performance;

(xxviii)	market expansion;

(xxix)	customer acquisition;

(xxx)	customer satisfaction;

(xxxi)	employee satisfaction;

(xxxii)	implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; or

(xxxiii)	a published or a special index deemed applicable by the Compensation Committee or any of the above criteria as compared to the performance of any such index, including, but not limited to, the Dow Jones U.S. Telecom Index.

On or before the Date of Grant, in connection with the establishment of Management Objectives, the Compensation Committee may exclude the impact on performance of charges for restructuring, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the Securities and Exchange Commission and as identified in the Corporation’s audited financial statements, notes to such financial statements or management’s discussion and analysis in the Corporation’s annual report or other filings with the Securities and Exchange Commission; any such exclusion shall be indicated in the applicable Evidence of Award. With respect to any grant under the Plan, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award when such action would result in the loss of the otherwise available exemption of such Award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the minimum acceptable level or levels of achievement with respect to such Qualified Performance-Based Award.

(ee)	“Market Value Per Share” means, as of any particular date the closing sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value Per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for such Common Stock, the Market Value Per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(ff)	“Nextel Plan” means the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan.

(gg)	“Non-Employee Director” means a member of the Board who is not an Employee.

(hh)	“Non-Qualified Options” means Option Rights that are not intended to qualify as “incentive stock options” under Section 422 of the Code.

(ii)	“Normal Retirement” means, with respect to any Employee, termination of employment (other than termination for Cause or due to death or Disability) at or after age 65. For purposes of paying an amount that is subject to Section 409A of the Code at a time that references Normal Retirement, Normal Retirement shall mean Separation from Service at or after age 65.

(jj)	“Optionee” means the Participant named in an Evidence of Award evidencing an outstanding Option Right.

(kk)	“Option Price” means the purchase price payable on exercise of an Option Right.

(ll)	“Option Right” means the right to purchase shares of Common Stock upon exercise of a Non-Qualified Option or an Incentive Stock Option granted pursuant to Section 4 of this Plan.

(mm)	“Participant” means a person who is selected by the Board, the Compensation Committee or an Authorized Officer to receive benefits under this Plan and who is at the time (i) an Employee or a Non-Employee Director, or (ii) providing services to the Corporation or a Subsidiary, including but not limited to, a consultant, an advisor, independent contractor, or other non-Employee of the Corporation or any one or more of its Subsidiaries.

(nn)	“Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(oo)	“Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(pp)	“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

(qq)	“Person” has the meaning set forth in Section 2(h)(i).

(rr)	“Plan” means this Sprint Nextel Corporation 2007 Omnibus Incentive Plan, as it may be amended from time to time.

(ss)	“Plan Year” has the meaning set forth in Section 9(g) and (h).

(tt)	“Pre-CIC Termination” means the termination of a Participant’s employment without Cause, provided that both (i) the termination was made in the six (6) month period prior to a Change in Control at the request of a third party in contemplation of a Change in Control, and (ii) the Change in Control occurs. For purposes of paying an amount that is subject to Section 409A of the Code at a time that references a Pre-CIC Termination, Pre-CIC Termination shall mean Separation from Service under these circumstances

(uu)	“Predecessor Plans” means (i) the Management Incentive Stock Option Plan, effective February 18, 1995, (ii) the Sprint 1997 Plan, and (iii) the Nextel Plan.

(vv)	“Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ww)	“Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(xx)	“Restricted Stock Unit” means an award granted or sold pursuant to Section 7 of this Plan of the right to receive shares of Common Stock or cash at the end of the Restriction Period.

(yy)	“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(zz)	“Separation From Service” means a “separation from service” as such term is defined under Code Section 409A and the Treasury regulations issued thereunder. Except as otherwise required to comply with Code Section 409A, an Employee shall be considered not to have had a Separation From Service where the level of bona fide services performed continues at a level that is at least 21 percent or more of the average level of service performed by the Employee during the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Employee provided prior to such date or that the Corporation and the Employee reasonably anticipate the Employee may provide (whether as an Employee or independent contractor) after such date. For purposes of the determination of whether a Participant has had a “separation from service” as described under Code Section 409A and the guidance and Treasury regulations issued thereunder, the terms “Sprint Nextel,” “employer” and “service recipient” mean Sprint Nextel Corporation and any affiliate with which Sprint Nextel Corporation would be considered a single employer under Code Section 414(b) or 414(c), provided that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent”, each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(aaa)	“Six-Month Payment Delay” means the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A that are paid upon Separation from Service, pursuant to Section 409A(a)(2)(B)(i) of the Code. When a Six-Month Delay is required, the payment date shall be not before the date which is six months after the date of Separation from Service or, if earlier, the date of the Participant’s death. The term specified employee shall have the meaning ascribed to this term under Section 409A of the Code.

(bbb)	“Spread” means the excess of the Market Value Per Share on the date when an (i) Option Right is exercised over the Option Price, or (ii) Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ccc)	“Sprint 1997 Plan” means the 1997 Long-Term Stock Incentive Program, effective April 15, 1997.

(ddd)	“Subsidiary” (effective December 8, 2010) means (i) any individual, corporation, partnership, association, joint-stock company, trust, incorporated organization or government or political subdivision thereof, that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation, or (ii) any entity in which the Corporation has a significant equity interest, as determined by the Compensation Committee. “Subsidiary” (prior to December 8, 2010) means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of grant.

(eee)	“Substitute Awards” means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Corporation or with which the Corporation directly or indirectly combines.

(fff)	“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(ggg)	“Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.

(hhh)	“Termination Date,” for purposes of this Plan, except as may be otherwise prescribed by the Compensation Committee or an Authorized Officer in an Evidence of Award, shall mean (i) with respect to any Employee, the date on which the Employee ceases to be employed by an Employer, or (ii) with respect to any Participant who is not an Employee, the date on which such Participant’s provision of services to the Corporation or any one or more of its Subsidiaries ends.

(iii)	“Voting Stock” means securities entitled to vote generally in the election of Directors.

3.	Shares Subject to this Plan.

(a)	Maximum Shares Available Under Plan.

(i)	Subject to adjustment as provided in Section 12 of this Plan, the maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is 34,500,000 shares of Common Stock plus the shares of Common Stock available under the Sprint 1997 Plan as of April 15, 2007 and the Nextel Plan as of the Effective Date. Any shares of Common Stock underlying Full-Value Awards that are issued or delivered under the Plan or that are granted under any Predecessor Plan after December 31, 2006 shall be counted against the share limit described above as 2.50 shares of Common Stock for every one share of Common Stock issued or delivered in connection with such Full-Value Award, and any shares of Common Stock covered by an Award, other than a Full-Value Award, shall reduce such share limit by one share for every one share of Common Stock covered by such Award. To the extent that a share of Common Stock that was subject to a Full-Value Award that counted as 2.50 shares of Common Stock against the Plan reserve pursuant to the preceding sentence again becomes available for grant under the Plan, as set forth in Section 3(a)(ii)(A), the Plan reserve shall be credited with 2.50 shares of Common Stock, and to the extent that a share of Common Stock that underlies an Award, other than a Full-Value Award, again becomes available for grant under the Plan, as set forth in Section 3(a)(ii)(A), the Plan reserve shall be credited with one share of Common Stock. Common Stock to be issued or delivered pursuant to the Plan may be authorized and unissued shares of Common Stock, treasury shares or a combination of the foregoing.

(ii)	In addition to the shares of Common Stock authorized in Section 3(a)(i):

(A)	any (1) Option Right, Appreciation Right or other Award (that is not a Full-Value Award) granted pursuant to this Plan that terminates or is forfeited without having been exercised in full, (2) Full-Value Award granted pursuant to this Plan that terminates or is forfeited, or (3) Award granted pursuant to this Plan is settled (or can be paid only) in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 3(a)(i).

(B)	any (1) option or stock appreciation right granted pursuant to the Predecessor Plans that terminates, is forfeited without having been exercised in full or is settled in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, shall be available for grant under this Plan and credited toward the Plan limit as one share of Common Stock for every one share of Common Stock allocable to any such award, or (2) award other than an option or a stock appreciation right granted pursuant to the Predecessor Plans that terminates, is forfeited or is settled in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, shall be available for grant under this Plan and credited toward the Plan limit as 2.50 shares of Common Stock for every one share of Common Stock allocable to any such award.

(iii)	Shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Corporation by a Participant or withheld from the Award by the Corporation as full or partial payment of the exercise or purchase price of any Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award under the Plan or under the Predecessor Plans will not become available for future grants under the Plan. With respect to an Appreciation Right, when such Appreciation Right is exercised and settled in shares of Common Stock, the shares of Common Stock subject to such Appreciation Right shall be counted against the shares of Common Stock available for issuance under the Plan as one share of Common Stock for every one share of Common Stock subject thereto, regardless of the number of shares of Common Stock used to settle the Appreciation Right upon exercise.

(b)	Life-of-Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 150,000,000.

(c)	Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of this Plan:

(i)	No Participant shall be granted Option Rights or Appreciation Rights or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Option Rights or Appreciation Rights, in the aggregate, for more than 5,000,000 shares of Common Stock during any calendar year.

(ii)	For grants of Qualified Performance-Based Awards, no Participant shall be granted Restricted Stock, Restricted Stock Units, Performance Shares or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Performance Shares, in the aggregate, for more than 2,500,000 shares of Common Stock during any calendar year.

(iii)	For grants of Qualified Performance-Based Awards, no Participant shall be granted Performance Units or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Performance Units, in the aggregate, for more than $10,000,000 during any calendar year.

(d)	Substitute Awards. Any Substitute Awards granted by the Corporation shall not reduce the shares of Common Stock available for Awards under the Plan and will not count against the limits specified in Section 3(c) above.

4.	Option Rights. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may, from time to time and upon such terms and conditions as it or the Authorized Officer may determine, grant Option Rights to Participants. Each such grant will utilize any or all of the authorizations as specified in the following provisions:

(a)	Each grant will specify the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b)	Each Option Right will specify an Option Price per share of Common Stock, which may not be less than the Market Value Per Share on the Date of Grant. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Option Price per share of Common Stock shall not be less than one hundred ten percent (110%) of the Market Value Per Share on the Date of Grant.

(c)	Each Option Right will specify whether the Option Price will be payable (i) in cash or by check or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Corporation of shares of Common Stock owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment and may either grant to the Participant or retain in the Compensation Committee the right to elect among the foregoing alternatives, or (iv) by such other methods as may be approved by the Compensation Committee. No fractional shares of Common Stock will be issued or accepted.

(d)	To the extent permitted by law, any grant may permit deferred payment of the Option Price from the proceeds of sale through a bank or broker designated by, and on a date satisfactory to, the Corporation of some or all of the shares of Common Stock to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)	Each grant will specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.

(g)	Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Option Rights that will become exercisable if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant will specify that, before the exercise of such Option Rights become exercisable, the Compensation Committee must certify that the Management Objectives have been satisfied.

(h)	Any grant of Option Rights may provide for the earlier exercise of such Option Rights or other modifications in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award.

(i)	Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, (ii) Non-Qualified Options, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who meet the definition of “employee” under Section 3401(c) of the Code.

(j)	The exercise of an Option Right will result in the cancellation on a share-for-share basis of any related Tandem Appreciation Right authorized under Section 5 of this Plan.

(k)	No Option Right will be exercisable more than ten (10) years from the Date of Grant. In the case of an Incentive Stock Option granted to an Employee who is a Ten Percent Stockholder, the Incentive Stock Option will not be exercisable more than five (5) years from the Date of Grant.

(l)	An Option Right granted hereunder may be exercisable, in whole or in part, by written notice delivered in person, by mail or by approved electronic medium to the Treasurer of the Corporation at its principal office, or by such other means as the Treasurer or other authorized representative of the Corporation shall designate, specifying the number of shares of Common Stock to be purchased and accompanied by payment thereof and otherwise in accordance with the Evidence of Award pursuant to which the Option Right was granted.

(m)	No grant of Option Rights will authorize the payment of dividend equivalents on the Option Right.

(n)	Each grant of Option Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Option Rights, and contain such other terms as the Compensation Committee or Authorized Officer may approve.

(o)	Except as provided in an Evidence of Award, in the event of an Optionee’s termination of employment or service, any Option Rights that have not vested as of the Optionee’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Optionee will have no further rights in respect of such Option Rights.

5.	Appreciation Rights.

(a)	The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant (i) to any Optionee, Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, Free-Standing Appreciation Rights. All grants of Appreciation Rights will specify the number of shares of Common Stock to which the grant pertains, subject to the limitations set forth in Section 3 of this Plan.

(b)	A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread on the related Option Right (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights must be granted concurrently with the related Option Right.

(c)	A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread (not exceeding one hundred percent (100%)) at the time of exercise.

(d)	No grant of Appreciation Rights will authorize the payment of dividend equivalents on the Appreciation Right.

(e)	Each grant of Appreciation Rights will utilize any or all of the authorizations as specified in the following provisions:

(i)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee or an Authorized Officer at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Appreciation Rights that will become exercisable if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant of such Appreciation Rights will specify that, before the exercise of such Appreciation Rights, the Compensation Committee must certify that the Management Objectives have been satisfied.

(v)	Any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights or other modifications in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award.

(vi)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.

(vii)	Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Appreciation Rights that have not vested as of the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Appreciation Rights.

(f)	Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable (and will expire when the related Option Right would have expired) and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. In the case of a Tandem Appreciation Right granted in relation to an Incentive Stock Option to an Employee who is a Ten Percent Stockholder on the Date of Grant, the amount payable with respect to each Tandem Appreciation Right shall be equal in value to the applicable percentage of the excess, if any, of the Market Value Per Share on the exercise date over the Base Price of the Tandem Appreciation Right, which Base Price shall not be less than 110 percent of the Market Value Per Share on the date the Tandem Appreciation Right is granted, and the Incentive Stock Option and related Tandem Appreciation Right shall not be exercisable more than five (5) years from the Date of Grant.

(g)	Regarding Free-Standing Appreciation Rights only:

(i)	Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than ten (10) years from the Date of Grant.

6.	Restricted Stock. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant or sell Restricted Stock to Participants. Each such grant or sale will utilize any or all of the authorizations as specified in the following provisions:

(a)	Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)	Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant.

(c)

Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant and

may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 6(e) below. In the case of grants that are a form of payment for earned Performance Shares or Performance Units or other awards, such grant may provide for no minimum vesting period.

(d)	Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner set forth in this Plan, and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)	Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of Restricted Stock will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock, the Compensation Committee must certify that the Management Objectives have been satisfied.

(f)	Any grant of Restricted Stock may provide for the earlier lapse or other modification in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, Change in Control, or the grant of a Substitute Award.

(g)	Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis.

(h)	Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Corporation until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares of Common Stock, or (ii) all uncertificated shares of Restricted Stock will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.	Restricted Stock Units. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant or sell Restricted Stock Units to Participants. Each such grant or sale will utilize any or all of the authorizations as specified in the following provisions:

(a)	Each such grant or sale of Restricted Stock Units will constitute the agreement by the Corporation to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Compensation Committee or an Authorized Officer may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of such Restricted Stock Units will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock Units, the Compensation Committee must certify that the Management Objectives have been satisfied.

(b)	Each such grant or sale of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c)	If the Restriction Period lapses only by the passage of time, each such grant or sale will be subject to a Restriction Period (which may include pro-rata, graded or cliff vesting over such period), as determined by the Compensation Committee or an Authorized Officer at the Date of Grant. In the case of grants that are a form of payment for earned Performance Shares or Performance Units or other awards, such grant may provide for no Restriction Period.

(d)

Each such grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of such Restriction Period in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award and, to the extent that any grant, sale, or Substitute Award is subject to, or determined to be subject to Section 409A of the Code, the time and form of payment shall be indicated in the Evidence of Award as upon one or more of the permissible payment events under Section 409A of the Code and as subject to the Six-Month Payment Delay, if required.

(e)	During the Restriction Period, the Participant will have none of the rights of a stockholder of any shares of Common Stock with respect to such Restricted Stock Units, but the Compensation Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock and, the Evidence of Award shall specify the time of payment of such dividend equivalents and indicate that such payment is subject to the Six-Month Payment Delay, if required.

(f)	Each grant or sale of Restricted Stock Units will specify the time and manner of payment of Restricted Stock Units that have been earned and, that such payment is subject to the Six-Month Payment Delay, if required. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.

(g)	Each such grant or sale of Restricted Stock Units will provide that during the period for which such Restriction Period is to continue, the transferability of the Restricted Stock Units will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Stock Units to a continuing substantial risk of forfeiture in the hands of any transferee).

(h)	Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.

(i)	Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Restricted Stock Units that remain subject to the Restriction Period on the Participant’s Termination Date will be cancelled and immediately forfeited without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock Units.

8.	Performance Shares and Performance Units. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will utilize any or all of the authorizations as specified in the following provisions:

(a)	Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)	The Performance Period with respect to each Performance Share or Performance Unit will be such period of time, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant.

(c)	Any grant of Performance Shares or Performance Units will specify Management Objectives, which, if achieved, will result in payment of the Award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the level(s), but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Compensation Committee must certify that the Management Objectives have been satisfied.

(d)	Any grant of Performance Shares or Performance Units may provide for the earlier lapse or other modification in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award and to the extent that any grant or Substitute Award is subject to, or determined to be subject to, Section 409A of the Code, the time and form of payment shall be indicated in the Evidence of Award as upon one or more of the permissible payment events under Section 409A of the Code and, as subject to the Six-Month Payment Delay, if required.

(e)

Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned and, that such payment is subject to the Six-Month Delay, if required. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives; provided, however, that as applicable, the amount payable may not exceed the maximum amount payable, as may be specified by the Compensation Committee or an Authorized Officer on the Date of Grant.

(f)	The Compensation Committee may provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock. In this case, the Evidence of Award will specify, the time of payment of such dividend equivalents and, that such payment is subject to the Six-Month Delay, if required.

(g)	Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.

(h)	Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Performance Shares and Performance Units that remain subject to a Performance Period on the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Performance Shares or Performance Units.

9.	Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors, Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of shares of Common Stock, Restricted Stock or Restricted Stock Units to Non-Employee Directors.

(a)	Each grant of Option Rights awarded pursuant to this Section 9 will be upon terms and conditions consistent with Section 4 of this Plan.

(b)	Each grant of Appreciation Rights pursuant to this Section 9 will be upon terms and conditions consistent with Section 5 of this Plan.

(c)	Each grant or sale of Restricted Stock pursuant to this Section 9 will be upon terms and conditions consistent with Section 6 of this Plan.

(d)	Each grant or sale of Restricted Stock Units pursuant to this Section 9 will be upon terms and conditions consistent with Section 7 of this Plan.

(e)	Non-Employee Directors may be granted, sold, or awarded other awards contemplated by Section 10 of this Plan.

(f)	If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby.

(g)	Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, Restricted Stock, Restricted Stock Units or other Awards contemplated by Section 10 of this Plan in lieu of cash. Any such election shall comply with Section 409A of the Code, if applicable. The election, if subject to Section 409A of the Code, (i) shall apply to the annual retainer, meeting fees, or other fees earned during the period to which it pertains (the “Plan Year”), (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any Plan Year, which must be no later than the last business day of the calendar year immediately preceding the calendar year in which that Plan Year commences, in order to cause that Plan Year’s annual retainer, meeting fees, or other fees to be subject to the provision of this Plan, and (iii) must specify the form of distribution (in shares of Common Stock, Restricted Stock, Restricted Stock Units, or other Awards contemplated by Section 10 of the Plan in lieu of cash) to the Non-Employee Director. Any such election is irrevocable on the last day set by the administrator for making elections.

(h)

Non-Employee Directors may under policies approved from time to time by the Board or a committee of the Board, elect to defer their annual retainer, meeting fees or other fees and, in which case, the shares of Common Stock purchased under Section 9(g) will be payable to a trust. The election: (i) shall apply to the annual retainer and fees earned during the period to which it pertains (the “Plan Year”) and shall specify the applicable percentage of such annual retainer and fees that such Non-Employee Director wishes to direct to the trust, (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any Plan Year which must be no later than the last business day of the calendar year immediately preceding the calendar year in which that Plan Year commences, in order to cause that Plan Year’s annual retainer and fees to be subject to the provisions of this Plan, and (iii) must specify the time and manner of the distribution of the shares of Common Stock to the Non-Employee Director. Any such election is irrevocable on the last day set by the administrator for making elections. The shares of Common Stock covered by this election will be issued in the name of the trustee of the trust for the benefit of the Non-Employee Director; provided, however, that each Non-Employee Director shall be entitled to vote the shares of Common Stock. The trustee shall retain all dividends (which shall be reinvested in shares of Common Stock) and other distributions paid or made with respect thereto in the trust, and all dividends and other distributions will be paid in accordance with the election applicable to the underlying annual retainer and fees. The shares of Common Stock credited to the account of an Non-Employee Director shall remain subject to the claims of the Corporation’s creditors, and the interests of the Non-Employee Director in the trust may not be sold, hypothecated or transferred (including, without limitation, transferred by gift or donation) while such shares of Common Stock are held in the trust.

(i)	Notwithstanding anything in Section 5, 6 or 7 to the contrary, each grant pursuant to this Section 9 may specify the period or periods of continuous service, if any, by the Non-Employee Director with the Corporation that are necessary before such awards or installments thereof shall become fully exercisable or restrictions thereon will lapse, which shall be determined on the Date of Grant.

10.	Other Awards.

(a)	The Compensation Committee or an Authorized Officer may, subject to limitations under applicable law, authorize grants or sales to any Participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, (i) shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Corporation, (ii) cash, or (iii) any combination of the foregoing. The Compensation Committee or an Authorized Officer shall determine the terms and conditions of such awards, which may include the achievement of Management Objectives, which may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the portion or all of the award on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of such award will specify that, before the termination or early termination of the restrictions applicable to such award, the Compensation Committee must certify that the Management Objectives have been satisfied. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Compensation Committee shall determine.

(b)	Each grant may specify the period or periods of continuous service, if any, by the Participant with the Corporation or any Subsidiary that are necessary before such awards or installments thereof shall become fully transferable, which shall be determined by the Compensation Committee or an Authorized Officer on the Date of Grant.

(c)	Each grant may provide for the earlier termination of the period or periods of continuous service or other modifications in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award and, to the extent that any grant or Substitute Award is subject to, or determined to be subject to, Section 409A of the Code, the time and form of payment shall be indicated in the Evidence of Award as upon one or more of the permissible payment events under Section 409A of the Code and, as subject to the Six-Month Payment Delay, if required.

(d)	The Compensation Committee may authorize grants or sales of shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee.

(e)	Each grant or sale pursuant to this Section 10 may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value Per Share on the Date of Grant; provided, however, that with respect to a payment of an award that is substantially similar to an Option Right, no such payment shall be less than Market Value Per Share on the Date of Grant.

11.	Administration of this Plan.

(a)

This Plan will be administered by the Compensation Committee. The Board or the Compensation Committee, as applicable, may from time to time delegate all or any part of its authority under this Plan to any other committee of the Board or subcommittee thereof consisting exclusively of not less than two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule

16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” within the meaning of the rules of the New York Stock Exchange, as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board or the Compensation Committee, as applicable, will be deemed to be references to such committee or subcommittee.

(b)	The interpretation and construction by the Compensation Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award, and any determination by the Compensation Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.

(c)	To the extent permitted by applicable law, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board or the Compensation Committee, the committee or such person may have under this Plan.

(d)	To the extent permitted by applicable law, the Compensation Committee may, by resolution, authorize one or more Executive Officers of the Corporation (each, an “Authorized Officer”), including the Chief Executive Officer of the Corporation, to do one or both of the following on the same basis as the Compensation Committee: (i) designate Participants to be recipients of Awards under this Plan, (ii) determine the size of any such Awards; provided, however, that (A) the Compensation Committee shall not delegate such responsibilities to any Executive Officer for Awards granted to a Participant who is an Executive Officer, a Director, or a more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock the Authorized Officer(s) may grant, and (iii) the Authorized Officer(s) shall report periodically to the Compensation Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code.

12.	Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing; however, in the event of any such transaction or event, any adjustments shall be in compliance with or maintain exemption from Section 409A of the Code. Such adjustments shall be made automatically, without the necessity of Board action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of Common Stock; however, any adjustment shall be in compliance with or maintain exemption from Section 409A of the Code. Moreover, in the event of any such transaction or event specified in this Section 12, the Board, in its discretion, and subject to ensuring compliance with or exemption from Section 409A of the Code, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Board also shall make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.

13.	Change in Control.

(a)

Except as otherwise provided in an Evidence of Award or by the Compensation Committee at the Date of Grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Management Objectives with respect to outstanding Awards shall be deemed to be satisfied at target. If the Award is considered a “deferral of compensation” (as such term is defined under Code Section 409A), and if the failure of the Award to be assumed, converted or replaced by the resulting entity following the Change in Control would result in a payment of deferred compensation upon the closing of such Change in Control, except as otherwise provided in an Evidence of Award, the payment will occur within 30 days after the Change in Control, provided that such Change in Control may be treated as a change in ownership of the Corporation, a change in the effective control of the Corporation or a change in the effective ownership of a substantial portion of the Corporation’s assets as described in Treasury regulations issued under Code Section 409A (each a “Code Section 409A Change in Control”).

(b)	Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control, any outstanding Awards that are subject to Management Objectives shall be converted by the resulting entity, as if target performance had been achieved as of the date of the Change in Control, and each award of: (i) Performance Shares or Performance Units shall continue to vest during the remaining Performance Period, (ii) Restricted Stock shall continue to be subject to a “substantial risk of forfeiture” for the remaining applicable period, (iii) Restricted Stock Units shall continue to vest during the Restriction Period, and (iv) all other Awards shall continue to vest during the applicable vesting period, if any.

(c)	Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity in the event of a Change in Control, if a Participant’s service is terminated without Cause by the Corporation, any of its Subsidiaries or the resulting entity or a Participant resigns his or her employment with an Employer for Good Reason, in either case, during the CIC Severance Protection Period, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d)	Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Board in its discretion, may provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right in exchange for a cash payment to be made within 60 days of the Change in Control in an amount equal to the amount by which the highest price per share of Common Stock paid for a share of Common Stock in the Change in Control exceeds the Option Price or Base Price, as applicable, multiplied by the number of shares of Common Stock granted under the Option Right or Appreciation Right.

(e)	Notwithstanding any provision of this Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control is not a Code Section 409A Change in Control, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of: (i) the Participant’s Separation from Service with the Corporation; provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six (6) months after the date of the Participant’s Separation from Service with the Employer, (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.

(f)	Unless otherwise provided in a Participant’s employment agreement, if any, between the Participant and an Employer or any other arrangement with the Corporation or any of its Subsidiaries to which the Participant is a party or participant, if the acceleration of exercisability under this Section 13, together with all other payments or benefits contingent on the Change in Control within the meaning of Section 280G of the Code, results in any portion of such payments or benefits not being deductible by the Corporation as a result of the application of Section 280G of the Code, the payments or benefits shall be reduced until the entire amount of the payments or benefits is deductible. The reduction shall be effected from Awards made under this Plan by the exclusion, first, of Awards, or portions thereof, that are not permitted to be valued under Treasury Regulation section 1.280G-1, Q&A 24(c), or any successor provision, and, second, of Awards, or portions thereof, that are permitted to be valued under Treasury Regulation section 1.280G-1, Q&A 24(c).

14.	Detrimental Activity.

(a)	Any Evidence of Award may provide that if the Board or the Compensation Committee determines a Participant has engaged in any Detrimental Activity, either during service with the Corporation or a Subsidiary or within a specified period after termination of such service, then, promptly upon receiving notice of the Board’s finding, the Participant shall:

(i)	forfeit that Award to the extent then held by the Participant;

(ii)	in exchange for payment by the Corporation or the Subsidiary of any amount actually paid therefor by the Participant, return to the Corporation or the Subsidiary, all shares of Common Stock that the Participant has not disposed of that had been acquired pursuant to that Award;

(iii)	with respect to any shares of Common Stock acquired pursuant to that Award that were disposed of, pay to the Corporation or the Subsidiary, in cash, the difference between:

(A)	any amount actually paid by the Participant, and

(B)	the Market Value Per Share of the shares of Common Stock on the date acquired; and

(iv)	pay to the Corporation or the Subsidiary in cash the Spread, with respect to any Option Rights or Appreciation Rights exercised where no shares of Common Stock were retained by the Participant upon such exercise.

(b)	To the extent that such amounts are not paid to the Corporation or the Subsidiary, the Corporation may seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Participant for any reason, including, without limitation, wages, deferred compensation or vacation pay. To the extent that any set off under this section of the Plan causes the Participant to become subject to taxes under Section 409A of the Code, the responsibility for payment of such taxes lies solely with the Participant.

15.	Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation or any Subsidiary under an agreement with a foreign nation or agency, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary of the Board or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Corporation.

16.	Transferability.

(a)	Except as otherwise determined by the Board or the Compensation Committee pursuant to the provisions of Section 16(c), no Award or dividend equivalents paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Corporation as the Board or the Compensation Committee may determine; provided, that if so determined by the Compensation Committee, each Participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued upon such exercise.

(b)	The Compensation Committee or an Authorized Officer may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

(c)	Notwithstanding Section 16(a), the Board or the Compensation Committee may determine that Awards (other than Incentive Stock Options) may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Corporation and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Compensation Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

17.

Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Corporation shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Corporation an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Corporation other shares of Common Stock held by such Participant. In no event shall the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Participants shall also make such arrangements as the Corporation may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

18.	Compliance with Section 409A of the Code.

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to become subject to taxation under Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of Participants).

(b)	In order to determine for purposes of Section 409A of the Code whether a Participant is employed by a member of the Corporation’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Corporation under Section 414(c) of the Code) and, therefore, whether the shares of Common Stock that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(i)	In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Corporation’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3); and

(ii)	In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

19.	Effective Date and Term of Plan.

(a)	This Plan will be effective as of the Effective Date. No grant will be made under this Plan more than ten (10) years after the date on which this Plan is first approved by the stockholders of the Corporation, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

(b)	Upon the Effective Date, no further grants of awards are permitted under the Predecessor Plans. All awards under the Predecessor Plans that remain outstanding shall be administered and paid in accordance with the provisions of the applicable Predecessor Plan and award agreement.

20.	Amendments and Termination.

(a)	The Board may at any time and from time to time, to the extent permitted by Section 409A of the Code, amend, suspend or terminate this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b)	Termination of this Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.

(c)

The Board or the Compensation Committee will not, without the further approval of the stockholders of the Corporation, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, respectively. No Option Right or Appreciation Right will be cancelled and replaced with awards having a lower Option Price or Base Price, respectively, or for another award, or for cash without further approval of the stockholders of the Corporation, except as provided in Section 12. Furthermore, no Option Right or Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or grant or sale of Restricted Stock, Restricted Stock Units or other awards pursuant to Section 10 of this Plan, without further approval of the stockholders of the Corporation. Except for the Option Exchange Program as specifically described below, this Section 20(c) is intended to prohibit the repricing of “underwater” Option Rights or Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

Stock Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, including but not limited to the foregoing paragraph, the Corporation, by action of the Compensation Committee, may effect an option exchange program (the “Option Exchange Program”), to be commenced through an option exchange offer in 2010. Under any option exchange offer, Eligible Employees would be offered the opportunity to exchange Eligible Options (the “Surrendered Option”) for new Options (the “New Options”) as follows:

(i)	each New Option shall have a “value” (determined in accordance with a generally accepted valuation method as of a date prior to the commencement of any exchange offer) substantially equal to the value of the Surrendered Option;

(ii)	the Compensation Committee shall determine exchange ratios for the Option Exchange Program consistent with the foregoing pursuant to which each New Option shall represent the right to purchase fewer Option Shares than the Option Shares underlying the Surrendered Option, and the per share exercise price of each New Option shall be not less than the fair market value of a share of Common Stock on the date of issuance of the New Option;

(iii)	each Surrendered Option shall be exchanged for a New Option with 50% vesting upon each of one and two years, and an expiration date seven years, after the grant date.

Eligible Employees means employees of the Corporation other than its “named executive officers” and Eligible Options means any Option other than a New Option where, as of the date specified by the terms of the exchange offer (which date shall be not more than ten business days prior to any exchange offer), the per share exercise price of such Option is greater than the higher of (a) the then-current 52-week high per share trading price of our Common Stock and (b) 150% of the then-current per share trading price of our Common Stock. Subject to the foregoing, the Compensation Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program.

(d)	If permitted by Section 409A of the Code, in case of termination of service by reason of death, Disability or Normal Retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 16 of this Plan, the Compensation Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(e)	Subject to Section 20(c) hereof, the Compensation Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of such Award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no amendment shall materially impair the rights of any Participant without his or her consent.

21.

Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by Employees of a company or entity who become Employees of the Corporation or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Corporation or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the

Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

22.	Governing Law. This Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Kansas.

23.	Miscellaneous Provisions.

(a)	The Corporation will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board or the Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)	This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)	To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)	The Compensation Committee or an Authorized Officer may provide for termination of an Award in the case of termination of employment or service of a Participant or any other reason; provided, however, that all Awards of a Participant will be immediately forfeited and cancelled to the extent the Participant’s employment or service has been terminated for Cause, and the Participant will have no further rights in respect of such Awards.

(e)	No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(f)	Except as required by Section 409A of the Code in connection with a Separation from Service, absence on leave approved by a duly constituted officer of the Corporation or any of its Subsidiaries shall not be considered interruption or termination of service of any Employee for any purposes of this Plan or Awards granted hereunder, except that no Awards may be granted to an Employee while he or she is absent on leave.

(g)	Except as specifically provided in Section 9(h), no Participant shall have any rights as a stockholder with respect to any shares of Common Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.

(h)	The Compensation Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

(i)	Except with respect to Option Rights and Appreciation Rights, the Compensation Committee may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

(j)	Any Award granted under the terms of this Plan may specify in the Evidence of Award that the Participant is subject to restrictive covenants including, but not limited to, covenants not to compete and covenants not to solicit, unless otherwise determined by the Compensation Committee.

(k)	Participants shall provide the Corporation with a completed, written election form setting forth the name and contact information of the person who will have beneficial ownership rights of Awards made to the Participant under this Plan upon the death of the Participant.

(l)	If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Board or the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board or the Compensation Committee, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

SPRINT NEXTEL CORPORATION 6200 SPRINT PARKWAY OVERLAND PARK, KS 66251

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 14, 2012 (May 10, 2012 for shares held through our 401(k) plan). Have the control number in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Sprint in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 14, 2012 (May 10, 2012 for shares held through our 401(k) plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 to arrive no later than the closing of the polls on May 15, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45695-P21643-Z57233                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SPRINT NEXTEL CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Robert R. Bennett	☐	☐	☐

	1b. Gordon M. Bethune	☐	☐	☐		For	Against	Abstain
	1c. Larry C. Glasscock	☐	☐	☐	4. To approve an amendment to Sprint’s Articles of Incorporation to opt-out of the business combination statute.	☐	☐	☐

	1d. James H. Hance, Jr. 1e. Daniel R. Hesse 1f. V. Janet Hill	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

5.    To approve an amendment to Sprint’s Articles of Incorporation to eliminate the business combination provision in Article SEVENTH.

6.    To approve the material terms of performance objectives under 2007 Omnibus Incentive Plan.

						☐	☐	☐
						☐	☐	☐

	1g. Frank Ianna	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposals:

	1h. Sven-Christer Nilsson	☐	☐	☐	7. To vote on a shareholder proposal to adopt a bonus deferral policy.	☐	☐	☐

	1i. William R. Nuti	☐	☐	☐	8. To vote on a shareholder proposal concerning political contributions.	☐	☐	☐

	1j. Rodney O’Neal	☐	☐	☐	9. To vote on a shareholder proposal concerning net neutrality.
						☐	☐	☐
2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Sprint Nextel for 2012.	☐	☐	☐	NOTE: The proxy holder(s) will vote in their discretion on any other business as may properly come before the meeting or any adjournment thereof.
3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET 2012 ANNUAL MEETING OF SHAREHOLDERS Tuesday, May 15, 2012 10:00 a.m. Central time Sheraton Overland Park Hotel 6100 College Boulevard Overland Park, Kansas 66211 THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND A GUEST, OR PERSONS HOLDING PROXIES FROM SHAREHOLDERS. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M45696-P21643-Z57233 SPRINT NEXTEL CORPORATION 6200 SPRINT PARKWAY OVERLAND PARK, KANSAS 66251 This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 15, 2012 The undersigned hereby appoints Charles R. Wunsch and Timothy P. O’Grady, and each of them, with full power of substitution, as proxies, to vote all the shares of stock of Sprint Nextel Corporation that the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders to be held on May 15, 2012, and any adjournment thereof, upon the matters set forth, and in their discretion upon such other matters as may properly come before the meeting. This Proxy, if signed and returned, will be voted as indicated. If this card is signed and returned without indication as to how to vote, the shares will be voted FOR items 1 through 6 and AGAINST items 7 through 9. Any one of said proxies, or any substitutes, who shall be present and act at the meeting shall have all the powers of said proxies hereunder. Continued and to be signed on reverse side Kansas City International Airport NORTH KANSAS Sheraton Overland Park Hotel MISSOURI State Line Road